As filed with the Securities and Exchange Commission on February 19, 2004	Registration # 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ENERGY VENTURES CORP.
(Name of small business issuer in its charter)
Nevada	4899	72-1381282
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China
(Address and telephone number of principal executive offices)
1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China
(Address of principal place of business or intended principal place of business)
Michael J. Morrison, 1495 Ridgeview Drive, Reno, Nevada 89509, (775) 827-6300
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	8,299,716	$0.25	$2,074,929	$262.89

The information in this preliminary prospectus (“Prospectus”) is not complete and may be changed.  We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 19, 2004

CHINA ENERGY VENTURES CORP.

Up to a maximum of 8,299,716 common shares.

All of the shares being offered, when sold, will be sold by the Selling Shareholders as listed in this prospectus on page 12.  The selling shareholders are offering:

-	8,000,000 shares of common stock; and
-	299,716 shares of common stock issuable on exercise of the warrants.

We will not receive any of the proceeds from the sale of the shares.

The Selling Shareholders may sell the shares as detailed in the section entitled “Plan of Distribution”.

The Securities and Exchange Commission (“SEC”) may deem each Selling Shareholder to be an underwriter under the U.S. federal Securities Act of 1933 (“Securities Act”).

Our common stock is quoted on the NASD’s OTC Bulletin Board quotation system (“OTC/BB”) under the symbol “CEVC”.  On February 17, 2004, the closing price of our common stock on the OTC/BB was $0.76.

YOU SHOULD CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON

PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED

OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS

PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering.  It likely does not contain all the information that is important to you.  For a more complete understanding of this offering, we encourage you to read the entire document and the documents we have referred you to.

CHINA ENERGY VENTURES CORP.

We, China Energy Ventures Corp., are a development stage company, which means we are in the process of developing our business.  We have incurred losses since our inception, and as of September 30, 2003, we had an accumulated deficit of $21,699,574.  We anticipate that we will continue to incur losses in the foreseeable future.  We have recently completed an equity financing for approximately $2,000,000.  We will need additional debt or equity financing to finance our future operations.   As a result, our management has expressed doubt that we will be able to continue as an ongoing business.  See “Risk Factors” beginning on page 3.

We have recently initiated plans to diversify our operations to include oil and natural gas exploration and production, an area in which our management has considerable knowledge and experience.  Activity in the industry is high and many companies have instigated exploration programs or are interested in investing in exploration.

Our objective will be to find lower risk, shallow (less than 3000 m) fields with proven reserves that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, located near infrastructure and markets.  Once these fields have been found, we intend to partner with Chinese national oil and gas companies to complete exploration and development programs on these fields.  Financing for these programs will come from the Chinese national oil and gas companies or ourselves.

To this end, on October 27, 2003, we entered into a Share Exchange Agreement with Big Sky Energy Kazakhstan Ltd., otherwise referred to as BSEK, and all its shareholders of record as of that day.  BSEK holds a 90% interest in KoZhaN LLP, otherwise referred to as KoZhaN, which holds three petroleum licences in the Atyrau region in the Republic of Kazakhstan.  Under the terms of the agreement, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.

Prior to the share exchange, BSEK had entered into a Share Purchase Agreement with Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a wholly-owned subsidiary of Sino-pec (“Shengli”).  Under the terms of the Share Purchase Agreement, Shengli was to acquire a 50% interest in the equity share capital of BSEK by subscribing for 10,000,000 shares of BSEK for $2,300,000.  This Share Purchase Agreement was amended on November 6, 2003, when BSEK entered into a Frame Agreement of Jointly Cooperation (“Frame Agreement”) with Shengli. Under the terms of the Frame Agreement, Shengli will continue to subscribe for 10,000,000 shares of BSEK with a purchase price of $2,300,000 which will be paid in tranches.  These funds will be used to pay a $1,000,000 signature bonus to the Kazakhstan government, $300,000 for historical costs and $1,000,000 to initiate oil production.  On January 30, 2004, BSEK entered into a Subscription and Escrow Agreement with Shengli and W. Scott Lawler under which Mr. Lawler will act as the escrow agent and hold the 10,000,000 shares of BSEK in escrow pending payment in full by Shengli.  Shengli has assigned its voting rights to this stock to the board of directors of BSEK until the shares are fully paid for.  If payment of at least $2,050,000 of the subscription amount is not received by the escrow agent by the later of March 1, 2004 or the date that KoZhaN spuds its first well in the Morskoye field, which is expected to occur in the second quarter of 2004, BSEK shall have the right to cancel the subscription agreement and repay all subscription amounts received out of production net-revenue from the well or wells on the site, at a rate of 50% of such net-revenue. Shengli has assigned its voting rights to this stock to the board of directors of BSEK until the shares are fully paid for.  Prior to release from the escrow, any of the shares that are paid for, shall be voted by BSEK’s Board of Directors at any annual or general meeting of shareholders or pursuant to any shareholder action taken by written consent.  As of February 17, 2004, Shengli had paid $250,000 towards the subscription amount and has missed several payment milestones.

We, through our wholly-owned subsidiary, Chengdu Big Sky Network Technology Services Ltd., a Chinese limited liability corporation, referred to as Chengdu Technology Services in this document, resell high speed broadband Internet service to companies in the section of Chengdu designated as a high technology park, referred to in this document as the Chengdu High Tech Park which is in Chengdu, in the province of Sichuan. The purpose of the Chengdu High Tech Park is to encourage foreign companies to establish operating entities in Chengdu. As of January 15, 2004, Chengdu Technology Services had 191 corporate subscribers and 111 residential subscribers. There are approximately 7,000 corporations situated in the Chengdu High Tech Park.

As well, we, through our wholly-owned subsidiary, Big Sky Network Canada Ltd., a British Virgin Islands corporation and referred to as Big Sky Canada, have established cooperative joint ventures with Chinese joint venture partners controlled by Chinese municipal government agencies.  Our current Chinese partner provides Internet access services to residential subscribers for monthly Internet access fees.  Our joint venture provides, installs and maintains the equipment that our Chinese partner’s subscribers require for Internet access, and receives separate installation fees and monthly maintenance fees from such residential subscribers.

To date, our joint ventures have generated only nominal revenues from operations, and we do not anticipate receiving any dividends or distributions from them until they are profitable.  Also, we do not intend to move forward with this business model for providing Internet access services, as we do not believe that it is viable.  Our efforts with Chengdu Technology Services have shown that the path to profitability can be achieved by focusing Internet access service to corporate subscribers.  We will continue to try to expand our operations in this market.

We believe that now is the right time to diversify into the oil and natural gas industry using our management’s knowledge and experience.  We feel that this diversification will provide us with a revenue stream and financial stability which will sustain our operations so that we can concentrate on growing our business in both the Internet and oil and gas sectors instead of focusing solely on the survival of the company.

We estimate that our cash requirements will be approximately $3 million for the next twelve-month period.  We currently have enough cash on hand to cover the expected level of general and administrative and other overhead costs until February 2005.  If we do not raise additional capital, we will be unable to grow the business and/or launch our oil and gas exploration and development programs which may impact our ability to continue as a going concern in the future

We will be relying on the dividends and distributions from KoZhaN once it achieves production and profitability at its oil and gas operations and on the payment of dividends and distributions from Chengdu Technology Services to fund our cash requirements.  We can not, at this time, be assured that KoZhaN will be able to fund the exploration and development programs, will be able to initiate production or that KoZhaN will ever become profitable.  Chengdu Technology Services is not currently financially able to pay dividends and the dividends and distributions from Chengdu Technology Services would be subject to restrictions under Chinese law.  Our operations in China are also subject to significant legal and operational uncertainties; such as the potential application of regulations that prohibit foreign investment in the telecommunications industry in China or that restrict the payment of dividends and distributions to foreign entities and the uneven quality and reliability of telecommunications networks in China.

Our principal business office and that of Big Sky Network Canada Ltd. is located at 1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China, 100101.  Our administrative branch office for North American investor relations, U.S. regulatory reporting and the offices of BSEK are located at 1980, 440-2 Avenue SW., Calgary, Alberta, Canada, T2P 5E9. Chengdu Big Sky Network Technical Services Ltd. has an office located at the 3rd Floor, Gaofa Building, Chengdu Hi-Tech Industrial Development Zone, Chengdu, Sichuan Province, China.  KoZhaN LLP is located at 1/1 Dzhandosov Street, Almaty, 480008, Kazakhstan.

We maintain a World Wide Web site address at www.chinabroadband.com.  Information on our web site is not part of this prospectus.

FORWARD LOOKING STATEMENTS

Included in this report are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words.  We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations.  These statements are forward-looking and reflect our current expectations.  These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.  Some of the key factors that have a direct bearing on our results of operations are:

-	Changes in general political, social, economic and business conditions in China and Kazakhstan;
-	Economic and political uncertainties affecting the capital markets;
-	Changes in technology and the Internet marketplace in China;
-

The business of exploration, development, production and refining of oil and natural gas reserves, the levels of those reserves and the marketing of crude oil and refined products and the ability to increase the quality of refined products;

-	Fluctuations in oil and gas and refined product prices;
-	Our ability to manage our growth;
-	Changes in business strategy or development plans;
-	Our future capital needs;
-	Changes in, or failure to comply with, government regulations or changes in interpretation, application or enforcement of government regulations;
-	Costs arising from environmental liability; and
-	Our ability to manage currency fluctuations.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline.

Risks Relating To Our Business

We have a limited operating history and are in the process of diversifying our operations into the oil and gas industry.  The failure of our plans could ultimately force us to reduce or suspend operations and even liquidate our assets and wind-up and dissolve our company.

We have a limited operating history, a history of minimal revenues and a history of losses.  We began our current business activities in April 2000.  To-date, our operations in the Chinese Internet market have produced only minimal revenues and we do not foresee a dramatic change in this situation in the near future.  We intend to continue to try to expand our operations in this market; however, we have initiated plans to diversify our operations to include oil and natural gas exploration and production, an area in which our management has considerable knowledge and experience.  In the upcoming year, management expects to focus its energies on the development of the oil and natural gas programs.  This would include commencing a drilling program on our Morskoye field before June 2004 and negotiating similar deals as the one with BSEK and Shengli with the hopes that we can create a succession of programs.  Management feels this diversification will provide us with a revenue stream and financial stability so that we may then concentrate on both the Internet and the oil and gas business, no assurances can be made that these plans will be successful.

We have incurred net losses since inception and anticipate that losses will continue.

We have incurred losses since inception and had an accumulated deficit of $17,671,845 at December 31, 2001,

$20,263,325 at December 31, 2002 and $21,699,574 at September 30, 2003.  We anticipate that we will continue to incur net losses due to a high level of planned operating and capital expenditures, increased sales and marketing costs, high costs associated with oil and gas exploration and development, additional personnel requirements and our general growth objectives.  We anticipate that our net losses will increase in the near future as we implement our business strategy and commence oil and gas exploration.  Our ability to earn a profit will depend on the commercial acceptance and profitability of our Internet services or the success of our oil and gas exploration and development programs, which have not yet been achieved.  We may never achieve profitability.

We may be unable to continue as a going concern unless we raise additional funds.

In light of our lack of profitability and the risks described in this section, our management and our independent auditors have expressed doubt as to our ability to continue as a going concern.  We will be unable to continue as a going concern if we are unable to earn sufficient revenues from our operations or to raise additional capital through debt or equity financings to meet our working capital requirements.  At September 30, 2003, we had net working capital of $828,551.  We estimate that we currently have enough capital to sustain our business through February 2005 if we do not proceed with any development projects. If we do not raise additional capital, we will be unable to grow the business and/or launch our oil and gas exploration and development programs which may impact our ability to continue as a going concern in the future; you may lose your entire investment.

We will need additional capital to fund any new ventures, which is uncertain and will likely result in the dilution to existing shareholders’ interests.

We will require additional capital to fund the establishment of new ventures, exploration and development of oil and natural gas and grow our existing business operations.    We may not be able to raise additional capital. We anticipate that such funding, if obtained, will be through the issuance of additional equity which will result in a dilution to our existing shareholders’ interests.

We must manage our growth or we will be unable to successfully commercialize our operations.

Our business strategy is to grow through a) our subsidiary, Chengdu Technology Services, and entering into similar ventures throughout China and b) by pursuing oil and natural gas opportunities in the world’s most prolific basins, in partnership with Chinese national oil corporations.  The expansion of our organization could place a significant strain on our ability to deliver quality support services to our customers.  Specifically, the following factors may affect our ability to manage our growth:

-	we may not have adequate resources to expand our operational, financial and management information systems to accommodate the growth of our organization;
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the process of locating and hiring qualified, bilingual technical, engineering and management personnel is time consuming and expensive and we may be unable to hire, train and retain additional qualified personnel with sufficient experience to assist us in developing and managing our business in China and Kazakhstan as we grow; and

-	as our organization expands, our management team may not have sufficient time to effectively manage our relationships with governmental agencies, suppliers, service providers and other third parties.

If we are unable to manage our growth, we will not be able to fully exploit a) the market opportunities for broadband-related services in China or b) potential oil and natural gas opportunities with national Chinese oil corporations.

Our business may be adversely affected by the relationship between United States and the countries in which we do business.

We are a Nevada corporation and subject to the laws of the United States.  Our principal businesses are conducted through a) a wholly-owned subsidiary that operates in China and b) a wholly-owned subsidiary that operates in Kazakhstan.  Our business is directly affected by political and economic conditions in China and Kazakhstan.  Our business may be adversely affected by the diplomatic and political relationships between the U.S. and these countries.  These relationships may adversely influence the Chinese and Kazakhstan government and public opinion of U.S. corporations conducting business in each respective country and may affect our ability to obtain regulatory approval to operate in these countries.  In addition, boycotts, protests, governmental sanctions and other actions could adversely affect our ability to operate profitably.

Risks Related to Our Oil and Gas Operations

If our exploration and development programs prove unsuccessful, we may not be able to continue operations.

An investment in our company should be considered highly speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas.  Oil and gas exploration involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  There is no assurance that expenditures we make on exploration will result in discoveries of oil or gas.  Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be encountered.  The cost to drill, complete and operate wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors including unexpected drilling conditions, abnormal pressures, equipment failures, premature declines of reservoirs, blow-outs, sour gas releases, fires, spills or other accidents, as well as weather conditions, compliance with governmental requirements, delays in receiving governmental approvals or permits, unexpected environmental issues and shortages or delays in the delivery of equipment.  Our inability to drill wells that produce commercial quantities of oil and natural gas would have a material adverse effect on our business, financial condition and results of operations.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after exploration, drilling, operating and other costs.  Completion of wells does not ensure a profit on the investment or recovery of exploration, drilling, completion and operating costs.  Drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect production.  Adverse conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.

Fluctuations in commodity prices create significant market risk exposure to us.

Commodity price risk related to conventional crude oil prices could become our most significant market risk exposure if we achieve oil and natural gas production.  Crude oil prices are influenced by such worldwide factors as the Organization of the Petroleum Exporting countries (“OPEC”) actions, political events and supply and demand fundamentals.  We cannot accurately predict these fluctuations and cannot assure you that these fluctuations will not materially adversely affect our ability to operate profitably.

Application, interpretation and enforcement of government taxes is inconsistent.

The tax environment in the Republic of Kazakhstan is subject to change and inconsistent application, interpretation and enforcement.  Non-compliance with Kazakhstan laws and regulations can lead to the imposition of penalties and interest.  We intend to make every effort to conform to these laws and regulations but can not assure you that our interpretations and those of our advisors will be the same as those of government officials.

BSEK and KoZhaN face intense competition which could adversely affect their ability to penetrate the oil and gas market in Kazakhstan.

The oil and gas market is intensely competitive and some of the competitors of BSEK and KoZhaN are international energy industry operators, such as ChevronTexaco Corp. and PetroKazakhstan Inc.

These competitors may have advantages over BSEK and KoZhaN, including:

-	substantially greater financial resources, which may give them greater flexibility when developing their exploration and drilling programs;
-	greater recognition in the industry, which may influence a potential partners’ decision to participate in programs;
-	larger operations, which may provide economies of scale and operating efficiencies not available to BSEK or KoZhaN;
-	longer operating histories; and
-	more established relationships with government officials and other strategic partners.

BSEK and KoZhaN may be unable to successfully compete with these established competitors, which may adversely affect their ability to operate profitably.

Compliance and enforcement of environmental laws and regulations may impact our operations.

Extensive national, regional and local environmental laws and regulations in Kazakhstan affect the operations of BSEK and KoZhaN.  These laws and regulations set various standards regulating certain aspects of health and environmental quality which provide for user fees, penalties and other liabilities for the violation of these standards and establish, in some circumstances, obligations to remediate current and former facilities and off-site locations. We believe we are currently in compliance with all existing Republic of Kazakhstan environmental laws and regulations.  However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent.  Compliance in the future could require significant expenditures, which may adversely effect our operations.

If KoZhaN does not honor its capital expenditure commitments with the Republic of Kazakhstan, it may lose its exploration licences.

Pursuant to the three Contract for Exploration and Production of Hydrocarbons (“Hydrocarbon Contracts”) entered into by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and KoZhaN on the Morskoye, Karatal and Dauletaly Fields, a commitment was made by KoZhaN to invest, in Kazakhstan, an aggregate of $16.43 million in capital expenditures, investments or other items that may be treated as capital assets of KoZhaN on or before December 31, 2009. KoZhaN has commenced this investment using loans from BSEK and intends to fund this investment using further loans from BSEK and, in the long term, from future production revenues.  These expenditures will be used to further exploit and develop existing fields and to explore for additional reserves to enhance future production and revenues.  If the required investment is not made within the agreed time period, KoZhaN may lose its exploration licences.  If the exploration effort is unsuccessful or future exploration is determined to be not profitable, KoZhaN can elect not to invest the balance of the required exploration investment.  As a result, KoZhaN may lose its exploration license, while retaining its producing assets on the properties.

We may suffer currency exchange losses if the Tenge depreciates relative to the U.S. dollar.

We report in U.S. dollars.  Anticipated oil production will likely be sold on the domestic market where selling prices are determined in the Tenge, the currency of Kazakhstan.  The majority of our Kazakhstan operating costs will be denominated in Tenge.

Should we become profitable, we will be subject to Kazakhstan’s Excess Profits Tax.

Through our Kazakhstan subsidiaries, we may become subject to Excess Profits Tax under the terms of the Hydrocarbon Contracts they have for oil and natural gas exploration and production.   Excess Profits Tax is in addition to statutory income taxes and takes effect after the field has achieved a cumulative internal rate of return higher than 20%.  The Excess Profits Tax ranges from 0% to 60% of taxable income.

If Shengli does not honor its investment, we may not be able to move forward with our exploration and development plans in Kazakhstan.

On November 6, 2003, BSEK and Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a Chinese corporation, entered into a Frame Agreement of Jointly Cooperation whereby Shengli agreed to invest $2,300,000 in BSEK in exchange for 10,000,000 shares of BSEK’s Class A common stock.  On January 30, 2004, Shengli signed a Subscription Agreement and Escrow Agreement for the 10,000,000 shares referred to in the Frame Agreement.  Under the terms of the Escrow Agreement, Shengli must make payments totaling $2,050,000 before the later of either March 1, 2004 or the date on which KoZhaN spuds its first well which is expected to occur in the second quarter of 2004.  Should Shengli not honor this commitment, BSEK has the right to repay all investments made by Shengli, out of production, and cancel the shares issued.  Should this occur, we will need to replace this lost capital from other sources to fund the exploration and development programs in Kazakhstan. If we are unable to raise new capital, we will be unable move forward with our programs and you may lose your entire investment. As of February 17, 2004, Shengli has only invested $250,000 and has missed several payment milestones.

Risks Relating to Our Internet Operations

Foreign-invested entities are prohibited from operating telecommunications services in China and we might be considered to be operating a telecommunications service.

Current Chinese regulations prohibit foreign-invested entities from operating or participating in the operation of telecommunication services in China without the approval of China’s State Council.  In the past, foreign-invested entities have attempted to operate or participate in the operation of telecommunication services in China without State Council approval, but the Chinese government has required a significant number of them to be restructured or terminated.  If the relevant authorities take the view that Chengdu Technology Services operates or participates in the operation of telecommunications services in China, they could require us to restructure or terminate Chengdu Technology Services and any other prospective similar ventures.  Such an action would have a material adverse effect on the way we conduct our business in China.

Chengdu Technology Services may not become profitable enough to distribute dividends that we can use for our cash requirements.

Chengdu Technology Services may never become profitable.  If it is not profitable, or we do not receive distributions from it, we may be unable to meet our financial obligations or to continue as a going business concern.

For the nine months ended September 30, 2003, Chengdu Technology Services generated only nominal revenues from its operations. At January 15, 2004, Chengdu Technology Services had 191 corporate subscribers and 111 residential subscribers.  We do not anticipate that we will need to make any further capital contributions to Chengdu Technology Services nor do we anticipate that we will receive any distribution from Chengdu Technology Services until it is profitable.  In addition, if it incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Chinese legal restrictions affect Chengdu Technology Services ability to distribute dividends to us.

Chinese legal restrictions permit payment of dividends by a Sino-foreign joint venture only out of its net income, if any, determined in accordance with Chinese accounting standards and regulations.  Under Chinese law, a Sino-foreign joint venture will also be required to set aside a portion of its net income each year to fund certain reserve funds.  These reserves are not distributable as cash dividends.

Chengdu Technology Services faces intense competition which could adversely affect its ability to penetrate the market for Internet-related services in China.

The market for Internet access and Internet-related services in China is intensely competitive and the Internet industry is constantly evolving.  Some of the competitors of Chengdu Technology Services are major Chinese telecommunications operators, such as China Telecom, Jitong and Unicom.

These competitors may have advantages over Chengdu Technology Services, including:

-	substantially greater financial and technical resources, which may allow them to expand their operations more quickly, offer a broader range of services and offer services at more competitive prices;
-	more extensive and well developed marketing and sales networks, which may allow them to grow their subscriber bases more quickly and efficiently;
-	greater brand recognition, which may influence a subscriber’s purchase decision;
-	larger subscriber bases, which may provide economies of scale and operating efficiencies not available to Chengdu Technology Services;
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-	longer operating histories; and
-	more established relationships with government officials, equipment specialists and/or other strategic partners.

Chengdu Technology Services may be unable to successfully compete with these established competitors, which may adversely affect its ability to gain market share and operate profitably.

Our growth depends on the establishment of an adequate telecommunications infrastructure by the Chinese government.

The Internet infrastructure in China may be unable to support the demands associated with continued growth.  Access to the Internet is made primarily through Internet backbones of separate national interconnecting networks that connect through several international gateways.  The Internet backbones and international gateways are owned and operated by Chinese government-controlled enterprises, and are the only channels through which the domestic Chinese Internet network can connect to the international Internet network.  As a result, we will continue to depend on the Chinese government and state-owned enterprises to establish and maintain a reliable Internet and telecommunications infrastructure through which our customers can access the Internet.

If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed by the Chinese government and state-owned enterprises, our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to freely convert Renminbi into foreign currency, which could limit the ability of Chengdu Technology Services to obtain sufficient foreign exchange to satisfy its foreign exchange requirements or to pay dividends to us.

Chengdu Technology Services may not be able to obtain sufficient foreign exchange to satisfy its foreign exchange requirements or pay dividends to us.  A substantial portion of our revenues and operating expenses are denominated in Renminbi while a portion of our capital expenditures are denominated in US dollars.

Under current Chinese regulations, the payment of dividends, trade and service-related foreign transactions to a foreign investor of a foreign-invested enterprise is treated as a “current account” payment for which the approval of the State Administration of Foreign Exchange is not required.  However, in order to distribute dividends Chengdu Technology Services must file documentation to a designated foreign exchange bank that certifies that all requirements have been met, such as payment of taxes, board of directors’ approval and a capital verification report issued by an accounting firm.  A return of capital, which includes foreign direct investment, upon the dissolution of a foreign-invested enterprise such as Chengdu Technology Services, is treated as a “capital account” payment and requires the State Administration of Foreign Exchanges’ approval in addition to the filing of documentation.

Chengdu Technology Services may currently convert Renminbi for transactions under the “current account” without the approval of the State Administration of Foreign Exchange for settlement of “current account” transactions, including payment of dividends, by providing commercial documents evidencing these transactions.  They may also retain foreign exchange in their current accounts (subject to a ceiling approved by the State Administration of Foreign Exchange) to satisfy foreign exchange liabilities or to pay dividends.  However, the relevant Chinese governmental authorities may limit or eliminate the ability to purchase and retain foreign currencies in the future.  Such change of policy would materially and adversely affect our business, financial condition and results of operations.

We may suffer currency exchange losses if the Renminbi depreciates relative to the U.S. dollar.

Our reporting currency is the U.S. dollar.  However, a substantial portion of our assets and revenues are denominated in the Chinese currency, Renminbi, commonly referred to as RMB.  Our assets and revenues expressed in our U.S. dollar financial statements will decline in value if the Renminbi depreciates relative to the U.S. dollar.  Any such depreciation could adversely affect the market price of our common stock.  Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.  In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars.

The market for Internet-related services is characterized by rapid technological changes, and our technologies may not be popular or may become obsolete.

If the technologies or standards applicable to the services offered by Chengdu Technology Services becomes obsolete or fails to gain widespread consumer acceptance, Chengdu Technology Services may be unable to obtain a sufficient number of subscribers to operate profitably.  The Internet services industry is characterized by rapid technological advances, evolving industry standards, changes in user requirements and frequent new service introductions and enhancements.  For example, a number of broadband technologies, such as asymmetrical digital subscriber line services, have demonstrated competing technological advantages against broadband Internet access service and may become more popular with subscribers in the future.  The introduction of new products or services or the emergence of new technologies may allow competitors to provide Internet access to subscribers at a lower cost, higher speed or with greater reliability than Chengdu Technology Services is able to provide. Chengdu Technology Services has invested substantial capital for equipment and technology to enable Internet access and may not be able to recover these investments if technological changes render this equipment or technology obsolete. We cannot predict the likelihood of these changes and we cannot assure you that any technological changes will not materially adversely affect our ability to compete.

Other Risks

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through wholly-owned subsidiaries incorporated under the laws of the British Virgin Islands, China, Canada and Kazakhstan.  Our current operations are conducted in China and Kazakhstan.  In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of the British Virgin Islands, China, Canada or Kazakhstan would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares are quoted on the OTC/BB, and the price of our shares ranged from $0.01 (low) to $10.00 (high) during the period from September 25, 2000 to February 17, 2004.  The closing price of our shares on February 17, 2004 was

$0.76.  Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

THE OFFERING

This prospectus covers up to 8,299,716 shares of China Energy Ventures Corp.’s common stock to be sold by selling stockholders identified in this prospectus.

Shares offered by the selling security holders:	8,299,716 shares of common stock, $0.001 par value per share
Offering price:	Determined at the time of sale by the selling shareholders
Common stock outstanding as of February 17, 2004:	39,263,269 shares .
Common stock outstanding assuming the maximum number of shares are sold pursuant to this offering:

39,562,985 shares

Assuming conversion of the warrants into shares of common stock registered under this prospectus, the shares of common stock subject to this prospectus represent approximately 21% of our issued and outstanding common stock as of February 17, 2004.

Number of shares owned by the selling shareholders after the offering:	0 shares. (1)
Use of proceeds:	We will not receive any of the proceeds of the shares offered by the selling shareholders.
Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See “Dividend Policy.”
OTC/BB symbol	CEVC
(1)

This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Selling shareholders are not required to sell their shares.  See "Plan of Distribution."

11

Unless otherwise specifically stated, information throughout this prospectus excludes:

-	7,210,000 shares issuable upon the exercise of outstanding options of which 4,764,995 are vested and 2,445,005 are not vested; and
-	50,000 shares issuable upon the exercise of outstanding warrants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 covering the shares being sold in this offering.  We have not included in this prospectus some information contained in the registration statement, and you should refer to the registration statement, including exhibits and schedules filed with the registration statement, for further information.  You may review a copy of the registration statement from the public reference section of the SEC in Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  You may also obtain copies of such materials at prescribed rates from the public reference section at the SEC, Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  In addition, the SEC maintains a Web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC.

USE OF PROCEEDS

This prospectus is part of a registration statement that permits selling shareholders to sell their shares.  Because this prospectus is solely for the purpose of selling shareholders, we will not receive any proceeds from the sale of stock being offered.

DETERMINATION OF OFFERING PRICE

The shares offered by this prospectus are being offered by the Selling Shareholders on a continuous or delayed basis until sold.  The Selling Shareholders will offer the shares at the prevailing market price at the time of sale by each Selling Shareholder and therefore no specific price has been set for this offering.

DILUTION

This offering is for sales of stock held by existing China Energy Ventures Corp. shareholders on a continuous or delayed basis in the future.  Sales of common stock by selling shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders.  There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered.  Prospective investors should be aware, however, that the price of our shares may not bear any rational relationship to net tangible book value per share.

SELLING SECURITY HOLDERS

This prospectus covers the offering of shares of common stock by certain Selling Shareholders.  This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders, a total of 8,000,000 shares of common stock issued to investors on November 21, 2003, December 2 and 30, 2003 and January 26, 2004 in a private placement of shares of common stock and 299,716 shares of common stock underlying a warrant issued April 3, 2002.

The shares issued to the Selling Shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares.  The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders.  The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.  See “Plan of Distribution.”  Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents.  The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (“Securities Act”), and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

The following are the shareholders for whose accounts the shares are being offered; the number of shares beneficially owned by each selling shareholder prior to this offering; the number of shares to be offered for each selling shareholder's account; and the number of shares to be owned by each selling shareholder following completion of the offering:

Name	Number of Shares Owned Before Offering	Number of Shares Offered	Percentage of Shares Owned After Offering (1)	Number of Shares Owned Upon Completion of Offering (1)

Shares to be Registered under this Registration Statement

Richard Bullock	400,000	400,000	0%	0
US Global Investors Funds	3,427,400(2)	3,000,000	0%	0
Aran Asset Management SA	1,300,000(3)	900,000	0%	0
CIC Securities	800,000	800,000	0%	0
Gestor Finance	300,000	300,000	0%	0
Banque Martin Maurel	600,000	600,000	0%	0
Semper Gestion SA	2,170,000(4)	1,900,000(3)	0%	0
Bank Julius Baer & Co. Ltd.	100,000	100,000	0%	0
Canaccord Capital (Europe) Limited	299,716	299,716	0%	0

TOTAL	9,397,116	8,299,716

(1)

Unless otherwise annotated in this column, all percentages are based on 39,263,269 shares of common stock issued and outstanding on February 17, 2004.  Assumes that all shares registered for resale by this prospectus have been sold.  Does not include shares underlying issued stock options.

(2)	Consisting of 427,400 common shares not being registered under this prospectus and 3,000,000 common shares being registered under this prospectus.
(3)	Consisting of 400,000 common shares not being registered under this prospectus and 900,000 common shares being registered under this prospectus.
(4)	Consisting of 270,000 common shares previously registered under Form S-1 (SEC File Number 333-86162) declared effective May 2, 2002 and 1,900,000 commons shares being registered under this prospectus.

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Shareholders are not required to sell their shares.  See "Plan of Distribution".  No other selling shareholder has held any position or office or had any material relationship with China Energy Ventures Corp. during the past three years.

Based on information provided to us, none of the selling shareholders are or are affiliated with any broker-dealer in the United States.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders.  When we refer to selling shareholders, we intend to include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus.  All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.  Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL PROCEEDINGS

To our knowledge, neither us, nor any of our officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation and none of our officers or directors have been found by any court of competent jurisdiction to have violated any federal or state securities or commodities law. There are no judgments, orders, or decrees against us or our officers or directors that limit in any manner our involvement or that of our officers or directors in any type of business, securities or banking activities. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.  None of our officers or directors has been involved in any capacity in any bankruptcy petition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

We employ our executive officers as consultants under the terms of individual consulting agreements.  See “Employment and Consulting Agreements”.  The following table sets forth information, as of February 17, 2004, regarding our directors, executive officers and key employees:

Name	Age	Position	Since
Matthew Heysel	47	Chairman of the Board, Chief Executive Officer	April 14, 2000
Daming Yang	46	Director and President	April 14, 2000
Thomas Milne	57	Director and Chief Financial Officer	April 14, 2000
Han Hua Feng	39	Director	September 4, 2003
Jian Jiang Jia	51	Director	September 4, 2003
Tao Qu	39	Director	September 4, 2003
Richard Wing Kit Lam	27	Vice President, Network Engineering	February 2, 2001

Matthew Heysel - Chairman of the Board, Chief Executive Officer

Mr. Heysel has served as Chairman of the Board of Directors and Chief Executive Officer of China Energy Ventures Corp. from April 14, 2000 to the present.  He also serves as the Chairman of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd. and has held these positions since January of 2000 and October 2001, respectively.  Mr. Heysel is also a director of Big Sky Canada’s joint venture, Sichuan Huayu Big Sky Network Ltd., and has been a board member since its formation in July 2000.  Mr. Heysel is the Chairman of Big Sky Energy Kazakhstan Ltd. since July 2003 and Vice-Chairman of KoZhaN LLP since August 2003.  Previously, he served as an Investment Banker at Yorkton Securities, a Canadian independent securities firm, where he was responsible for corporate finance in the oil and gas sector from April 1997 through April 1999.  From 1987 to 1997, Mr. Heysel was with Sproule Associates Limited, an independent economic evaluator of oil and natural gas reserves.  During his tenure with Sproule, Mr. Heysel held the positions of Petroleum Engineer and Associate, Engineering Manager and Senior Associate and Manager – International Projects and Senior Associate.  Mr. Heysel also serves as a director of Gastar Exploration Ltd.  Mr. Heysel obtained a Honors Bachelor Degree in Science from the University of Western Ontario in 1979 and a Bachelor of Science-Chemical Engineering Degree from the University of Toronto in 1982.

Daming Yang - Director and President

Mr. Yang has served on our Board of Directors and as our President since April 14, 2000.  He has also served as the President and a member of the board of directors of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd. and has held these positions since May of 1999 and October 2001, respectively.   Mr. Yang has also been a director of Sichuan Huayu Big Sky Network Ltd., since July 2000.  Mr. Yang is the President of Big Sky Energy Kazakhstan Ltd. since July 2003 and Chairman of KoZhaN LLP since August 2003.  From 1995 through 1998, Mr. Yang served as Vice President and then President of Tongli Energy Technical Service Co. Ltd., an importer of high-technology equipment to China where he was responsible for the day to day administration of the company and managed a staff of six.  From 1989 to 1993, Mr. Yang was with Tri-City Survey Limited as a GIS Engineer.  Mr. Yang holds a Masters Degree in Aerial Photography and Remote Sensing from the Netherlands International Institute for Aerospace Survey and Earth Sciences.

Thomas Milne - Director and Chief Financial Officer

Mr. Milne has served on our Board of Directors and as Vice President of Finance and Chief Financial Officer since April 14, 2000.  He has also served as the Chief Financial Officer of Big Sky Network Canada Ltd., our subsidiary, since May of 1999.  From 2002 to 2004, Mr. Milne was the Regional Advisory Services Partner for Meyers Norris Penny LLP, a chartered accountancy and business advisory firm located in Calgary, Alberta.  From 2000 to 2002, Mr. Milne was employed by China Energy Ventures Corp. on a full-time basis.  From 1985 through 1997, Mr. Milne was Vice President and Treasurer of NOVA Corporation, and director of NOVA Finance International.  He was the Vice President, Finance and Chief Financial Officer of Arakis Energy, which was acquired by Talisman

Energy Corp., from September, 1997 to October, 1998, an oil and gas company traded on the NASDAQ.  Since March 1998, Mr. Milne has served as Chief Executive Officer of Precise Details, Inc., a consulting, investment management, real estate and automotive services company.  Mr. Milne also currently serves as Director and the Chief Financial Officer for M3 Energy Ltd, a junior oil and gas company, and as a director of The Alberta Performing Arts Stabilization Fund and the Investment Committee of the University of Calgary Pension and Endowment Funds.

Han Hua Feng – Director

On September 4, 2003, Mr. Feng was elected to the board of directors.  Mr. Feng has been a partner at Shenzhen Guangming Accounting firm since 1992.  From 1982 to 1992, he was the General Manager of the accounting department of Wuhan Industrial Fan Factory.  Mr. Feng received his accounting licences in 1992 and became a chartered accountant in 1993.  Mr. Feng has been appointed to both the Audit Committee and Human Resources and Compensation Committee.  Mr. Feng was appointed as Chairman of the Audit Committee on November 12, 2003.  Mr. Feng is an independent director.

Jian Jiang Jia – Director

On September 4, 2003, Mr. Jia was elected to the board of directors.  Mr. Jia is currently the General Manager and Vice Chairman of Tongli Telecommunications Group.  From 1993 to 1994, he was the General Manager of Tongli Shanxi Telecommunication Equipment Co. Ltd.  Mr. Jia obtained a Bachelors degree in Automatic Controls from Qinghua University in 1978 and has been a member of the China Telecommunications Association since 1990. Mr. Jia has been appointed to both the Audit Committee and Human Resources and Compensation Committee. Mr. Jia is an independent director.

Tao Qu – Director

On September 4, 2003, Mr. Qu was elected to the board of directors.  Mr. Qu has been General Manager of Beijing TLSIT Telecommunication Technology Corp. which acts as an agent in China for Sony Ericsson products since 2000.  From 1997 to 2000, Mr. Qu was the Vice General Manager of Beijing TQX New-Tech Corp. which acted as an agent in China for Ericsson mobile products.  From 1995 to 1997, he was a Market Supervisor at Hong Kong United First Corp.  From 1993 to 1995, Mr. Qu was a Senior Supervisor at Ericsson China.  He obtained a Bachelors Degree in Telecommunications from Beijing Telecommunication University in 1988 and a Bachelors Degree in Business Psychology from Beijing University in 19991.  Mr. Qu has been appointed to both the Audit Committee and Human Resources and Compensation Committee. Mr. Qu is an independent director.

Richard Wing Kit Lam - Vice President, Engineering

Mr. Lam has served as our Vice President, Engineering since February 2, 2001.  Prior to joining us, Mr. Lam was employed by SoftNet Systems as a Senior Systems Architect from April 2000 to November 2000.  From June 1998 to March 2000, Mr. Lam was a consultant with KPMG Consulting.  From 1995 to 1998, Mr. Lam was with Columbia University Telecommunications Services as a Senior Tech.  Mr. Lam obtained his Bachelor of Science Degree in Computer Engineering in 1998 from Columbia University.

None of our executive officers or directors have been involved in any bankruptcy proceedings within the last five years, been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.

FAMILY RELATIONSHIPS

Mr. Wei Yang, a major shareholder in China Energy Ventures Corp. and Daming Yang’s brother, serves on the board of directors of our subsidiaries Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd. and as of January 1, 2004 is contracted to China Energy Ventures Corp. as our Vice President of Business Development.

Mr. Kai Yang, a major shareholder in China Energy Ventures Corp., is Daming Yang’s brother. As well, Mr. Yang is the sole shareholder of Big Sky Energy Canada Ltd. which owns 5,000,000 of our common shares.

BOARD COMMITTEES

The Board of Directors has an Audit Committee and a Compensation Committee, currently consisting of our three independent directors, Messrs. Feng, Jia and Qu. The Audit Committee oversees the actions taken by our independent auditors and reviews our internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our outstanding common stock as of February 17, 2004 for:

-	each of our directors and executive officers individually;
-	each person or group that we know owns beneficially more than 5% of our common stock; and
-	all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power.  The rules also deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person.  The applicable percentage of ownership for each shareholder is based on 39,263,269 shares of common stock outstanding as of February 17, 2004, together with applicable options for that shareholder.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(1)

Officers and Directors

Matthew Heysel 963 Pacific Heights Tower Apartments, Oriental Plaza #1 East Chang An Avenue Dong Cheng District Beijing, China, 100738	2,481,600 (2)	6.32% (2)
Daming Yang #4, Mou Gate 25 Baiwanzhuang Xicheng District Beijing, China, 100037 China	3,323,750 (3)	8.17% (3)
17
Thomas Milne 2311 Erlton Place SW Calgary, AB, Canada, T2S 2Z3	1,133,802 (4)	2.86% (4)
Han Hua Feng 19A Si Da Building Nan You Road Shenzhen China 51805	33,333 (5)	0.08% (5)
Jian Jiang Jia No. 173 Ping Yang Street Shanxi Province China 030006	33,333 (6)	0.08% (6)
Tao Qu Room 613, Huabin, No. 8 Yong An Dong Li Chao Yang District Beijing, China	33,333 (7)	0.08% (7)
Richard Lam 4 Ayrmont Lane Aberdeen, NJ, USA, 07747	166,666 (8)	0.42% (8)

Officers and Directors as a Group	7,205,817 (9)	17.43% (9)

5% Shareholders
Wei Yang Room 837, China Merchant Building Shenzhen, Guong Dong, China 518067	2,257,083 (10)	5.70% (10)
Kai Yang 1002, Building C, Huiyuan Apart. Asia Game Village Beijing, China, 100101	7,051,416 (11)	17.93% (11)
U.S. Global Investors 7900 Callaghan Road San Antonio, Texas 70229	3,000,000 (12)	7.64% (12)
Semper Gestion SA 40 A Route de Malagnon 1208 Geneva Switzerland	2,170,000 (12)	5.53% (12)
Pictet & Cie Geneva 29 Boulevard Georges-Favon 1204 Geneva Switzerland	2,000,000 (12)	5.09% (12)
18
Big Sky Energy Canada Ltd. 1980-440-2 Avenue SW Calgary, Alberta T2P 5E9	5,000,000 (13)	12.73% (13)
(1)	Based on 39,263,269 issued and outstanding shares of common stock at February 17, 2004 and the applicable stock options exerciseable by each holder.
(2)

Includes 2,481,600 shares of common stock of which 547,000 shares are owned by Big Sky Holdings, a company over which Mr. Heysel has control, 1,903,883 shares are owned by MH Financial Management Ltd., a company over which Mr. Heysel has control and 30,467 which Mr. Heysel owns directly.

(3)	Includes 1,923,750 shares of common stock which Mr. Yang owns directly and options exercisable within 60 days of February 17, 2004 to acquire 1,400,000 shares of common stock.
(4)

Includes 733,802 shares of common stock of which 692,802 shares are owned by Precise Details, Inc., a company over which Mr. Milne has control, 35,200 shares owned directly by Mr. Milne and 5,000 shares owned by Mr. Milne indirectly through his spouse; and options exercisable within 60 days of February 17,  2004 to acquire 400,000 shares of common stock.

(5)	Consists of 33,333 shares of common stock acquirable upon exercise of options within 60 days of February 17, 2004.
(6)	Consists of 33,333 shares of common stock acquirable upon exercise of options within 60 days of February 17, 2004.
(7)	Consists of 33,333 shares of common stock acquirable upon exercise of options within 60 days of February 17, 2004.
(8)	Consists of 166,666 shares of common stock acquirable upon exercise of options within 60 days of February 17, 2004.
(9)	Includes 5,139,152 shares of common stock of which and includes options exercisable within 60 days of February 17, 2004 to acquire 2,066,665 shares of common stock.
(10)	Includes 1,923,750 shares of common stock and options exercisable within 60 days of February 17, 2004 to acquire 333,333 shares of common stock.
(11)

Includes 6,984,750 shares of common stock of which  5,000,000 shares are owned by Big Sky Energy Canada Ltd., of which Mr. Yang is President and the sole shareholder, 1,984,750 shares which Mr. Yang owns directly and options exercisable within 60 days of February 17, 2004 to acquire 66,666 shares of common stock.

(12)	Consists of shares of common stock only.
(13)	Kai Yang, Daming Yang’s brother and a major shareholder of China Energy Ventures Corp. is the sole shareholder of Big Sky Energy Canada Ltd.

As of the date of this prospectus, there are no arrangements which may result in a change in control.

DESCRIPTION OF SECURITIES

The following is a summary of provisions of the common stock.

As of April 8, 2002, we were authorized to issue 50,000,000 shares of common stock, of which 39,263,269 shares were issued and outstanding held by approximately 83 shareholders of record as of February 17, 2004.  This public offering consists solely of shares of common stock being resold by selling shareholders.  Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock.  Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders.  The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends.  There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.  There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on the modification.  Because a quorum for a general meeting of shareholders can exist with less than all of the shareholders (or proxy holders) personally present at a meeting of the shareholders, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

There are no change of control provisions contained in our articles of incorporation or bylaws.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of China Energy Ventures Corp.

LEGAL MATTERS

Certain legal matters will be passed upon for us by our U.S. securities counsel, W. Scott Lawler, Esq. of Lawler & Associates, 1530-9 Avenue SE, Calgary, Alberta, T2G 0T7.

ACCOUNTING MATTERS

The consolidated financial statements of China Energy Ventures Corp. (formerly China Broadband Corp.) as of December 31, 2002 and 2001 and for the years then ended, for the period from February 1, 2000 (date of incorporation) to December 31, 2000, and the cumulative period from February 1, 2000 to December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to China Energy Ventures Corp.’s ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Big Sky Energy Kazakhstan Ltd. as of September 30, 2003 and the period from August 11, 2003 (date of inception) to September 30, 2003, and the cumulative period from April 28, 2001 to September 30, 2003 (except for the cumulative period from April 28, 2001 to August 11, 2003 not separately presented herein) included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Big Sky Energy Kazakhstan Ltd.’s status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of KoZhaN LLP as of December 31, 2002 and 2001 and the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 to December 31, 2001 included in this prospectus, and the period from April 28, 2001 to August 11, 2003 (not separately presented herein) have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to KoZhaN LLP’s status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DESCRIPTION OF BUSINESS

We, China Energy Ventures Corp., are a development stage company, which means we are in the process of developing our business.  We have incurred losses since our inception, and as of September 30, 2003, we had an accumulated deficit of $21,699,574 which includes a write down of assets of $8,628,623.  We anticipate that we will continue to incur losses in the foreseeable future.  Our management has expressed doubt that we will be able to continue as an ongoing business, although they expect that our entry into the oil and gas business will provide for our continued viability.

OVERVIEW OF CORPORATE STRUCTURE

We were incorporated in February 1993 as Institute for Counseling, Inc. under the laws of the State of Nevada.  On April 14, 2000, we acquired China Broadband (BVI) Corp., a British Virgin Islands company incorporated in February 2000, by issuing 13,500,000 shares of our common stock in exchange for all of the issued and outstanding common stock of China Broadband (BVI) Corp.  At the time of this transaction, China Broadband (BVI) Corp. held an 80% interest in Big Sky Network Canada Ltd., known throughout this Registration Statement as Big Sky Canada, and SoftNet Systems Inc. held the remaining 20% interest. The former shareholders of China Broadband (BVI) Corp. became our controlling shareholders.  On April 14, 2000, subsequent to the above acquisition, we changed our name to "China Broadband Corp."  Our principal business office is located at 1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China, 100101, and our phone number there is 86-10-6499-1255.  We maintain an administrative branch office for North American investor relations and U. S. regulatory compliance at 1980, 440-2 Avenue S.W., Calgary, Alberta, Canada, T2P 5E9, and our phone number there is 403-234-8885.

On April 14, 2000, subsequent to the acquisition and our name change to China Broadband Corp., SoftNet acquired an additional 40,000 common shares of our subsidiary, Big Sky Canada, at a price of $2 million.  Including the 10,000 shares of Big Sky Canada previously acquired by SoftNet for $500,000, SoftNet’s ownership in Big Sky Canada increased to 50%.  The original $500,000 invested in Big Sky Canada was used for working capital and the further $2 million was used to fund Big Sky Canada’s Shekou joint venture.  On September 29, 2000, we bought SoftNet’s 50% interest in Big Sky Canada for $2,500,000 in cash, a promissory note in the principal amount of $1,700,000, due September 29, 2001, with interest payable at maturity at the rate of 8% per annum, 1,133,000 shares of our common stock at a deemed value of $7.50 per share and forgiveness of debt owed, if any, as at the closing date of the transaction.  No debt was owed as of the closing date.  See "Transactions with SoftNet".

We, through Big Sky Canada, hold a 100% interest in Chengdu Big Sky Network Technology Services Ltd., known as Chengdu Technology Services, which resells high speed broadband Internet service to companies and residents in the section of Chengdu designated as a high technology park.

On October 27, 2003, China Energy Ventures Corp. entered into a Share Exchange Agreement with BSEK, a private company incorporated in Alberta, Canada, and all its shareholders of record as of that day.  Under the terms of the Agreement, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation.   On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.

On December 29, 2003, we changed out name from China Broadband Corp. to China Energy Ventures Corp.

The following figure sets forth our corporate structure.

China Energy Ventures Corp. a Nevada corporation
100%	100%
Big Sky Network Canada Ltd. a British Virgin Islands corporation	Big Sky Energy Kazakhstan Ltd. an Alberta corporation
100%	50%	90%
Chengdu Big Sky Network Technology Services Ltd. a Chinese limited liability corporation	Sichuan Huayu Big Sky Network Ltd.(1) a Chinese limited liability corporation	KoZhaN LLP A Kazakhstan limited liability partnership
(1)	Big Sky Canada has a 50% interest in the joint venture and a profit interest of 65% from 2001 through 2007; 50% from 2008 through 2014; and 35% from 2015 through 2020.

Neither we nor any of our subsidiaries have been subject to any bankruptcy, receivership or similar proceedings.

OVERVIEW OF BUSINESS STRATEGY

Oil and Gas Business

Recently we have decided to redirect our efforts towards the exploration and exploitation of oil and gas in selected countries.  Our objective is to find lower risk, shallow (less than 3000 m) fields with proven reserves that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, located near infrastructure and markets, in countries with favorable fiscal and tax regimes and well developed commercial laws, including adequate environmental regulations.

Big Sky Energy Kazakhstan Ltd.

Big Sky Energy Kazakhstan Ltd. was incorporated on July 29, 2003 in Alberta, Canada.

On October 7, 2003, BSEK entered into a Share Purchase Agreement with Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a wholly-owned subsidiary of Sino-pec.  Under the terms of the Share Purchase Agreement, Shengli was to acquire a 50% interest in the equity share capital of BSEK by subscribing for 10,000,000 shares of BSEK for $2,300,000.  This Share Purchase Agreement was amended on November 6, 2003, when BSEK entered into a Frame Agreement of Jointly Cooperation (“Frame Agreement”) with Shengli. Under the terms of the Frame Agreement, Shengli will continue to subscribe for 10,000,000 shares of BSEK with a purchase price of $2,300,000 to be paid in tranches.  These funds will be used to pay a $1,000,000 signature bonus to the Kazakhstan government, $300,000 for historical costs and $1,000,000 to initiate oil production.

The payment schedule in the Frame Agreement for the signature fees and historical costs was as follows:

-$250,000 before November 25, 2003;

-$500,000 before December 28, 2003;

-$150,000 before January 20, 2004;

-$150,000 within 15 days of BSEK’s board of directors approving a working plan; and

-$250,000 when daily production reaches 50 tonnes per day or accumulative production reaches 10,000 tonnes total.

Shengli paid the November 25, 2003 required payment of $250,000 in late December 2003 and no further payments have been received as of February 17, 2004.

On January 30, 2004, after discussions with Shengli regarding the timeliness of their payments, BSEK entered into an Escrow Agreement with Shengli and W. Scott Lawler under which Mr. Lawler will act as the escrow agent and hold the 10,000,000 shares of BSEK in escrow pending payment in full by Shengli.   If payment of at least $2,050,000 of the subscription amount is not received by the escrow agent by the later of March 1, 2004 or the date that the Partnership spuds its first well in the Morskoye field, which is expected to occur in the second quarter of 2004, BSEK shall have the right to cancel the subscription agreement and repay all subscription amounts received out of production net-revenue from the well or wells on the site, at a rate of 50% of such net-revenue. Shengli has assigned its voting rights to this stock to the board of directors of BSEK until the shares are fully paid for.  Prior to release from the escrow, any of the shares that are paid for, shall be voted by BSEK’s Board of Directors at any annual or general meeting of shareholders or pursuant to any shareholder action taken by written consent.

BSEK anticipates receiving the majority of the remaining investment before activities commence in the Morskoye field.

This transaction, once completed, will give Shengli 50% ownership in BSEK.

On October 27, 2003, China Energy Ventures Corp. entered into a Share Exchange Agreement with BSEK and all its shareholders of record as of that day.  Under the terms of the Agreement, we forwarded $500,000 to BSEK as a short-term loan which was to be repaid within 60 days.    As well, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation. In December 2003, we forwarded $625,000 to BSEK as a short-term loan which was to be repaid within 60 days. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.  On January 14, 2004, BSEK made a payment of $250,000 on the initial loan made on October 27, 2003. On January 20, 2004, we extended the repayment terms on both loans to BSEK to June 1, 2004 and set the interest rate at 5% per annum.

This transaction did not result in a change in control of China Energy Ventures Corp.

Mr. Matthew Heysel, who is a shareholder, Chairman and Chief Executive Officer of China Energy Ventures Corp. was Chairman and Chief Executive Officer of BSEK and also the Vice-Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.   Mr. Heysel, as a board member of China Energy and BSEK, voluntarily abstained from voting on the transaction with BSEK.  Mr. Heysel continues to hold his directorships and offices with these entities.

Mr. Daming Yang, who is a shareholder, director and President of China Energy Ventures Corp., was the President and a director of BSEK and also the Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Yang, as a board member of China Energy and BSEK, voluntarily abstained from voting on the transaction with BSEK. Mr. Yang continues to hold his directorships and offices with these entities.

Mr. Kai Yang, at the time of the Share Exchange Agreement with BSEK, was a major shareholder of China Energy Ventures Corp., the sole shareholder of Big Sky Energy Canada Ltd. which held 80% of the stock of BSEK and Mr. Daming Yang’s brother.

KoZhaN LLP

KoZhaN LLP was incorporated as a limited liability partnership on April 28, 2001 in Kazakhstan.

On August 11, 2003, the five shareholders of KoZhaN, each holding a 20% interest in KoZhaN, entered into a Sale and Purchase Agreement with BSEK.  Under the terms of the Sale and Purchase Agreement, each shareholder agreed to sell 90% of their interest to BSEK for future consideration based upon the achievement of KoZhaN’s production milestones.  BSEK currently owns a 90% interest in KoZhaN and the remaining five shareholders each own a 2% interest.  KoZhaN is required to make the following payments to the five shareholders, as a group, upon achieving the following milestones:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be of less than 4,000 tonnes of oil and shall be calculated after deducting the government’s share of production, if any.

-

$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 40,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 150,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 250,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

A quarterly payment per barrel of oil produced, saved, marketed and sold by KoZhaN (“Production Payment”).  Such production is to be calculated after deducting the government’s share of production, if any. The Production Payment shall equal $0.35 per barrel if the price of oil is equal to or less than $14.00, $0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00, $1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00, or $1.50 per barrel if the price of oil is greater than $22.00.  The price of oil shall be determined as a quarterly average based on a calendar year and calculated based on the actual value of oil realized by sale of the oil, net of transportation and tariff costs.

-

Upon awarding of a new tender for subsoil use rights outside the Contract Territories, KoZhaN shall pay a bonus of $0.05 times the total oilfield reserves associated with that award as defined in State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000.  Payment of the bonus shall be made within 30 days of the tender being awarded.

-	Under the terms of the Sale and Purchase Agreement, 1 tonne shall equal 7 barrels.

KoZhaN has entered into agreements with the Government of Kazakhstan for the exploration and development of three petroleum licences in the Atyrau region of western Kazakhstan.

-

The Morskoye license covers an area of 74.6 km2 (18,434 acres).  The Morskoye field was discovered in 1965 and has proven recoverable reserves of 4 million bbls, as determined by PetroGlobe (Canada) Ltd., an independent engineering company based in Calgary, Canada (the Government of Kazakhstan established proven recoverable reserves of 506kt (4.2 million bbls)).  In 1965 five wells were drilled in the field, resulting in 4 oil wells.  One well tested a combined oilflow of 1500 bopd.  The wells were shut-in and have never produced oil. We plan to drill one development well during the second quarter of 2004.

-

The Karatal license covers an area of 420.8 km2 (103,982 acres).  Several wells drilled on the property tested small oil flows.  This license has not been evaluated by PetroGlobe (Canada) Ltd.  The Government of Kazakhstan has established proven recoverable reserves of 337kt (2.8 million bbls).

24
-

The Dauletaly license covers an area of 135 km2 (33,359 acres).  No reserves have been established on the license which is adjacent to the Krykmyltyk field which is currently producing approximately 2,000 bopd.

Chinese Internet Business

Foreign companies are not permitted to operate telecommunication businesses, own broadcast rights or hold Internet operating permits in China.  We initially conducted our business by joint venturing with Chinese companies authorized to operate telecommunications businesses.  Our subsidiary, Chengdu Big Sky Network Technology Services Ltd. operates as a facilitator for clients needing access to the Internet.  We, through our subsidiaries, plan to use this business model in other Chinese cities.

We, through our wholly owned subsidiary, Chengdu Technology Services, assist our subscribers in the Chengdu High Tech Park with developing turnkey solutions to modify their existing computer systems so that they are Internet ready.  As well, Chengdu Technology Services resells Internet access service purchased from authorized Internet providers.  The subscribers are charged a monthly fee for these services.  In addition, Chengdu Technology Services will provide technical services to affiliated joint ventures and third parties. Chengdu Technology Services plans to provide a range of value added services to companies, directly or through strategic alliances with an appropriate service provider.

China currently has an online population of approximately 68 million people, most using slow and expensive dial-up systems. We feel that China’s entry into the World Trade Organization and the government’s commitment to expanding the use of the Internet will focus the growth of the Internet on broadband access versus dial up service.

Growth Of Internet Usage In China

Given China's large population and the commitment of the Chinese government to the rapid development of the Internet in China, we believe that China represents enormous potential for Internet use in the long-term.  In recent years, Internet use in China has grown rapidly.  According to International Data Corporation’s “Internet Environment in China, 2000” report of December 2000, International Data Corporation projected that the number of Internet users in China would grow to approximately 36.83 million in 2003. According to a July 2003 report by the China Internet Network Information Center survey, the number of Internet users had reached 68 million exceeding International Data Corporation’s 2000 estimate; confirming our belief that Internet usage is growing at even a faster pace than predicted.

The China Internet Network Information Center’s survey entitled "12th Statistical Survey on the Internet Development in China", issued in July 2003, reported that there were 68 million Internet users in China and of these, 45.01 million users were using dial-up service while only 9.80 million users were using broadband service.  In the July 2003 survey, only 5.2% of respondents indicated that their access speed was “excellent” and only 33.2% of respondents were “satisfied” with their access speed.  17.3% of the respondents thought the cost of access was either “excellent” or “satisfactory”.  We believe that the strategy that we have adopted under which Internet access is provided through broadband networks will allow us to address both of these impediments and will attract existing and new Internet users to use Chengdu Technology Services’ services.  We also believe that China's interest in the Internet will grow during the next five years due to the active role the Chinese government is taking in promoting the development of the Internet.

In addition, according to the results of the “12th Statistical Survey Report on the Internet Development in China” of July 2003, the Internet was utilized mainly by men (60.1% of respondents) with an average age ranging between 18-24 years old (39.1% of respondents).  Of the respondents, 65.9% indicated that their main venue for Internet access was their home computer with 43.0% of respondents using their computer at work as their main access to the Internet. The largest number of respondents (20.8%) indicated their monthly income to be below RMB 500 ($60) followed closely (18.3%) by respondents with a salary between RMB 501 to 1,000 ($60-120) per month. 30.9% of respondents indicated that they had a high school education level followed closely by 27.1% of respondents who indicated they had a Junior College education level.

The largest portion of respondents (35.5%) indicated that they spend less than RMB 50 ($6) on a monthly basis to access the Internet.  An additional 32.5% indicated they spent RMB 51-100 ($6-12) per month on Internet access.  Only 21.8% of respondents indicated that they spent RMB 101-200 ($12-24) per month on Internet access.  Chengdu Technology Services currently charges a combined fee of between RMB 100 ($12) for residential subscribers and RMB 800 ($100) to RMB 1,000 ($125) per month for commercial subscribers depending on the service area.  We believe that the access fees outlined in the survey are largely based upon dial up service (45.01 million), and that these charges are calculated on the clients Internet usage.  Based on this, we believe that Chengdu Technology Services is competitively priced as we offer unlimited access, better access reliability and faster speed.

Chengdu Technology Services is targeting the businesses within the Chengdu High Tech Park of which there are currently over 7,000 registered businesses.  Chengdu Technology Services is anticipated to provide a range of value added services to resident companies, directly or through strategic alliances with an appropriate service provider. In the future, Chengdu Technology Services will seek to expand to some of the other Chinese cities with development zones similar to Chengdu High Tech Park.

Shekou Joint Venture

We established the Shekou joint venture in November 1999 in the Shekou Industrial Area within the Special Economic Zone of Shenzhen, a city in Guangdong Province separated from Hong Kong by a 2-mile strip of water.  The Shenzhen Special Economic Zone was the first special economic zone established by China and was the site for China's first cellular telephone and first Internet dial-up access trials.  The Shekou Industrial Area was established in 1979 and is administered by China Merchants Group of Hong Kong, one of China's oldest banking groups.

Under the terms of the cooperative joint venture contract dated September 29, 1999, Big Sky Canada, our subsidiary, and China Merchants Shekou Industrial Zone Ltd. had agreed to form a joint venture company, Shenzhen China Merchants Big Sky Network Ltd., under the law of the People's Republic of China on Cooperative Joint Ventures using Chinese-Foreign Investment.  The establishment of our Shekou joint venture was approved by the Department of Foreign Trade and Economic Cooperation and the Municipal Government of Shenzhen, and a Business License confirming its establishment was issued by the State Administration of Industry and Commerce in November, 1999.  The joint venture term was 15 years, extendable upon approval of both joint venture parties and the original approval authorities.  The Shekou joint venture was granted the exclusive right to provide equipment and technical services to our Chinese joint venture partner’s subscribers to enable these subscribers to access the Internet.

We agreed to provide up to $3,000,000 in financing for the joint venture in the form of cash and equipment.  We made an initial investment in the amount of $500,000 after China Merchants Shekou Industrial Zone Ltd. obtained a permit from the Posts and Telecommunications Administration Bureau of Guangdong Province to engage in the business of providing connections to international computer information networks.  The permit was valid for five years from February 2000.  As of March 25, 2002, we had made capital and equipment contributions of approximately $2.95 million to the Shekou joint venture, thereby completing our capital commitment to the joint venture.

Under the terms of the cooperative joint venture contract, Shenzhen China Merchants Big Sky Network Ltd. was managed by a board of seven directors, of which we were entitled to appoint four during the first five years of the term of the joint venture and three for the remainder of the term.  China Merchants Shekou Industrial Zone Ltd. was entitled to appoint three directors during the first five years of the term of the joint venture and four for the remainder of the term.  China Merchants Shekou Industrial Zone Ltd. was entitled to appoint the chairman of the board and we were entitled to appoint the vice chairman.

Under the terms of the cooperative joint venture contract, profits from the joint venture were to be shared as follows:

Period	China Merchants Shekou Industrial Zone Ltd. – Profit Interest	Big Sky Canada Profit Interest
Years 1 –5	40%	60%
Years 6-10	50%	50%
Years 11-15	60%	40%

The Shekou joint venture launched its services in June 2000.

On September 13, 2002, we sold, indirectly through Big Sky Canada, our 50% interest in our Shekou joint venture.  Winsco International Limited, a British Virgin Islands company, agreed to pay an aggregate amount of $2,280,000 in a series of payments commencing five business days after signing and in stages linked to approvals of Chinese government agencies required to complete the transaction. All of the government approvals were received and final payment was received in the first quarter of 2003. Net proceeds, after agent’s fees and professional fees, was approximately US$2,029,000.

Under the terms of the sale, Big Sky Canada had its representatives resign from the Shekou joint venture board of directors and Big Sky Canada assisted Winsco International Limited in the transition of operations and management.  Winsco assumed operating responsibility for the Shekou joint venture from the date of the agreement and we had no further interest in the Shekou joint venture.

Chengdu Joint Venture

We established the Chengdu joint venture in October 2000 with Chengdu Huayu Information Co. Ltd., the municipal broadband network company controlled by the Chengdu municipal government of Chengdu, the capital of Sichuan Province.  Chengdu Huayu Information Co. Ltd. had developed an integrated broadband information network servicing more than 600,000 users.

Under the terms of the cooperative joint venture contract dated July 8, 2000, Big Sky Canada and Chengdu Huayu Information Co. Ltd. agreed to form a joint venture company, Sichuan Huayu Big Sky Network Ltd., under the laws of the People's Republic of China on Cooperative Joint Ventures using Chinese Foreign Investment.  The establishment of our Chengdu joint venture was approved by the Department of Foreign Trade and Economic Cooperation and the Provincial Government of Sichuan, and a Business License confirming its establishment was issued by the State Administration of Industry and Commerce in October 2000.  The joint venture term was 20 years, extendable upon approval of both joint venture parties and the original approval authorities.  The Chengdu joint venture was granted the exclusive right to provide equipment and technical services to our Chinese joint venture partner’s subscribers to enable these subscribers to access the Internet.

We had agreed to provide up to $5,500,000 in financing for the joint venture, in the form of cash and equipment.  We made an initial investment in the amount of $500,000 after Chengdu Huayu Information Co. Ltd. obtained a permit in September 2000, from the Posts and Telecommunications Administration Bureau of Sichuan Province to engage in the business of providing connections to international computer information networks.  The permit was valid for five years from September 2000.  To date, we have made capital and equipment contributions of approximately $1.935 million to the Chengdu joint venture.  Subscriber growth in the Chengdu joint venture has been slower than anticipated because the joint venture partner had limited financial and staffing resources to meet its contractual commitments.  Our joint venture partners acknowledged that their lack of financial commitment to the project and inability to upgrade the network has caused the joint venture to experience insubstantial performance.  As a consequence, we took measures to ensure that the existing subscribers’ Internet service was maintained by moving these subscribers to Chengdu Technology Services.

Under the terms of the cooperative joint venture contract, our Chengdu joint venture was to be managed by a board of seven directors, of which we were entitled to appoint four during the first thirteen years of the term of the joint venture and three for the remainder of the term.  Chengdu Huayu Information Co. Ltd. was entitled to appoint three directors during the first thirteen years of the term of the joint venture and four for the remainder of the term.  Chengdu Huayu Information Co. Ltd. was entitled to appoint the chairman of the board and we were entitled to appoint the vice chairman.  Under the terms of the cooperative joint venture contract, profits from the joint venture were to be shared as follows:

Period	Chengdu Huayu Information Co. Ltd. Profit Interest	Big Sky Canada Profit Interest
Years 1 –6	35%	65%
Years 7-14	50%	50%
Years 15-20	65%	35%

The Chengdu joint venture launched its services in October 2000 and during 2002, due to issues with the joint venture partner, we moved all subscribers to Chengdu Technology Services.

We had also entered into a strategic alliance on July 21, 2000 with Chengdu Huayu Information Co. Ltd. The agreement outlined Chengdu Huayu Information Co. Ltd.’s efforts to build a province-wide cable network.  We had partnered with them to assist their efforts in building this network.  Chengdu Huayu Information Co. Ltd. was required to obtain all governmental approvals and operating permits, to obtain the legal rights to use and commercially operate the telecommunication backbones in Sichuan Province.  We had committed to invest an undetermined amount of cash and equipment, to assist in developing an international strategic partnership, to assist in the market development and provide training to technical personnel. Due to the current status of our joint venture partner, we do not see this project moving forward.

Chengdu Technology Services

Chengdu Big Sky Network Technology Services Ltd. was incorporated on June 5, 2001, as a Chinese limited liability corporation and is a wholly owned subsidiary of Big Sky Canada.

Chengdu Technology Services assists its subscribers with developing a turnkey solution to modify their existing computer systems so that they are Internet ready.  As well, Chengdu Technology Services resells Internet access service purchased from authorized Internet providers.  There are over 7,000 registered companies located in the Chengdu High Tech Park, of which some 500 companies are capable of accessing our fibre network.   Chengdu Technology Services will be exempt from import duties on capital equipment and receive tax holidays.  In addition, Chengdu Technology Services will provide technical services to affiliated joint ventures and third parties. Chengdu Technology Services will provide a range of value added services to companies, directly or through strategic alliances with an appropriate service provider.

The board of directors of Chengdu Technology Services consists of Matthew Heysel, Daming Yang, Xiaonan Xu and Wei Yang.  The General Manager of the Chengdu Technology Services is Xianonan Xu.

In the future, we anticipate Chengdu Technology Services will seek to expand to some of the other Chinese cities with development zones similar to Chengdu High Tech Park assuming adequate financing is obtained.

The establishment of Chengdu Technology Services was approved by the Department of Foreign Trade and Economic Cooperation and the Provincial Government of Sichuan, and a Business License confirming its establishment was issued by the State Administration of Industry and Commerce in June 2001.

As of February 17, 2004, we had invested approximately $568,715 worth of equipment and working capital for the start up of Chengdu Technology Services.  We do not anticipate that we will need to make any further capital contributions to Chengdu Technology Services as future growth is anticipated to be funded primarily by revenues from services.

As of January 15, 2004, Chengdu Technology Services had 191 corporate subscribers and 111 residential subscribers.

Regulation Of The Chinese Telecommunications Industry

The telecommunications industry in China is highly regulated by the Chinese government.  China currently prohibits foreign investment enterprises in China and foreign entities (including individuals) from investing in, operating and participating in the operation of telecommunications services without special approval from the government. The provision of Internet connectivity is subject to China’s telecommunications regulations.  Telecommunications regulators have very wide discretion to formulate and apply their own standards in deciding the types of equipment that may be connected to the national telecommunications systems, the forms and types of services that may be offered to the public, and the content of materials that may be made available in China over the Internet.  This regulatory environment restricts the scope and manner of our operations and constrains our business planning and development.

Since China has not yet adopted a national telecommunications law, the telecommunications industry is governed by regulations issued by the State Council, the Ministry of Information Industry, and various government authorities.  Regulations issued or implemented by the State Council, the Ministry of Information Industry and other relevant government authorities, including the Ministry of Foreign Trade and Economic Cooperation and the State Development Planning Commission, encompass virtually every aspect of network operations, including entry into the telecommunications service industry, scope of permissible business, tariff policy and foreign investment.

China's data communications industry is regulated by the Ministry of Information Industry and other relevant authorities, and licences must be obtained to provide Internet access services.  In China, Internet service providers are classified into three separate classes, as defined by the scope of their business.  The three classes are network service provider, Internet service provider and Internet content provider.  There are currently only five commercial network service providers in China, all of which possess approvals from the State Council.  In addition, only network service providers are allowed to build, operate and manage their own data network infrastructure and directly connect to the Internet outside of China.

Regulatory Framework

The Ministry of Information Industry was created in March 1998 to assume, among other things, the regulatory, administrative and other governmental duties of, and rights previously exercised by, the former Ministry of Posts and Telecommunications and the former Ministry of Electronics Industry.  The Ministry of Information Industry has broad authority to regulate all aspects of the telecommunication and information technology industries in China, which includes the power to:

-	formulate and enforce industry policy, standards and regulations;
-	grant licences to provide telecommunications and Internet access services;
-	formulate tariff and service charge policies for telecommunications and Internet access services;
-	supervise the operations of telecommunications and Internet access service providers;
-	maintain fair and orderly market competition among operators; and
-	manage the day-to-day administration of the national telecommunications sector.

In order to provide a uniform regulatory framework to encourage the orderly development of the telecommunications industry, the Chinese government is currently preparing a draft telecommunications law. If and when the telecommunications law is adopted by the National People's Congress, it is expected to become the basic telecommunications statute and the legal source of telecommunications regulations in China.  In addition, the Ministry of Information Industry is currently preparing a draft of the administrative telecommunications regulations for foreign invested telecommunications enterprises, which will be subject to approval by the State Council.  Although we expect that the telecommunications law and the regulations would have a positive effect on the overall development of the telecommunications industry in China, we do not know the final nature and scope of what the telecommunications law and the regulations will be.

In February 1999, the State Council approved a restructuring plan for the telecommunications industry in China.  According to the plan, the telecommunications operations of the China Telecom system controlled by the Ministry of Information Industry was to be separated along four business lines: fixed-line communications, mobile communications, paging and satellite communications services.

China Mobile was established in July 1999 as a state-owned company to hold the mobile communications assets resulting from this separation and to operate mobile communications nationwide.  A separate company will be responsible for satellite networks following the restructuring, while the paging operations have been merged into Unicom.  As a result of the restructuring, the China Telecom system now operates only fixed-line networks and provides only fixed-line telephone and data communications services.  China Telecom Group Corporation was established in April 2000 as a state-owned enterprise controlled by the Ministry of Information Industry. It is expected to become the holding company of the China Telecom system.

Entry Into The Industry

Until 1993, telecommunications regulations and policies in China did not permit entities outside of the China Telecom system to engage in public telecommunications operations in China.  In August 1993, the government opened some non-basic sectors of the telecommunications industry, such as paging and satellite communications, to Chinese entities not affiliated with the Ministry of Information Industry.  Internet protocol telephony operators, Internet service providers and providers of other data communications or value-added service must obtain operating licences or approvals from the Ministry of Information Industry in order to provide services.

Internet Regulation

The Internet industry is regulated by the Ministry of Information Industry in the same manner that it regulates the telecommunications industry generally.  The State Council and the Ministry of Information Industry periodically promulgate regulations relating to the Internet to address public policy considerations.  Internet service providers must obtain operating licences from the Ministry of Information Industry in order to provide Internet access service.  Existing regulations require all Chinese commercial Internet service providers to interconnect their computer networks with one of the five licensed commercial network service providers: China Telecom, Jitong, Unicom, Netcom or China Mobile, in order to provide Internet access.

Internet service providers and Internet content providers must register their users with the Ministry of Public Security, and must block websites (including those maintained outside China) that the ministry identifies as publishing information damaging to public security.  Periodically, the Ministry has stopped the distribution over the Internet of information that it believes to be socially destabilizing, or to violate Chinese laws and regulations.  In addition, the State Secrets Bureau has recently issued regulations authorizing the blocking of any website it deems to be disclosing state secrets or failing to meet the relevant regulations regarding the protection of state secrets in the distribution of online information.  Specifically, Internet companies in China with bulletin board systems, chat rooms or news services must apply for the approval of the State Secrets Bureau.  As the implementing rules for the regulations have not been issued, details concerning how network service providers should comply with the regulations remain to be clarified.

Administrative Telecommunications Regulations

The Ministry of Information Industry has prepared administrative telecommunications regulations that were promulgated effective September 25, 2000.  The regulations provide and clarify the regulatory rules and guidelines for the telecommunications industry in the interim period prior to the adoption of the telecommunications law.  The material changes that the regulations make to the regulatory environment described above are summarized below.  However, the regulations give wide discretionary authority to the Ministry of Information Industry and have been so recently promulgated that we do not yet know how they will be administered or interpreted by the Ministry of Information Industry or whether they are intended to supplant or merely supplement current regulatory practice.  Accordingly, the regulations and their administration and interpretation may have unexpected consequences upon our business.

In November 2001, China was admitted to membership in the WTO.  China has begun the process of changing its laws and regulations to comply with its agreements under WTO.  We do not expect the revision of China’s laws will have an adverse effect on us, our joint ventures or our subsidiaries in China.

Regulatory authority.  The regulations confirm that the Ministry of Information Industry will continue to be the regulatory body responsible for the Chinese telecommunications industry.  This authority is to be administered based upon the principles of the separation of the government and enterprises, abolishment of monopoly, encouragement of competition and the promotion of development, openness and fairness.

Service providers. The regulations divide service providers into those who provide basic telecommunication services and those who provide value-added telecommunication services.

Basic telecommunication providers are those who provide:

-	domestic long-distance and local telephone services through fixed networks;
-	Internet protocol telephony; mobile network telephone and data services;
-	satellite communications and mobile satellite communication services;
-	Internet and other public data transmission services;
-	leasing and sales of transmission capacity (which may be bandwidth, wavelengths or fiber optic capacity), fiber optic cable, pipelines and other network elements;
-	network access, and outsourcing;
-	international telecommunications infrastructure and services;
-	wireless paging services; or
-	resale of basic telecommunications services.

Value-added telecommunication providers are those who provide:

-	web hosting and co-location;
-	virtual private networks;
-	e-mail;
-	voice messaging;
-	online information data base storage and retrieval;
-	electronic data exchange;
-	on-line data processing and transaction processing;
-	value-added facsimile services;
-	Internet access services;
-	Internet information services; or
-	video conference telephone services.

Basic telecommunications providers must receive operational permits from the Ministry of Information Industry while value-added telecommunications providers must receive permits from either the Ministry of Information Industry or, if they operate in only a single province, the local telecommunications office under the Ministry of Information Industry.

Entry into the industry.  The regulations specify the threshold requirements for applicants for basic telecommunications and value-added telecommunications permits.  Applicants for basic telecommunications permits must:

-	be duly established companies in the basic telecommunications business, and have majority state ownership;
-	have a feasibility study and technical network plan;
-	possess the requisite funding and personnel to carry out operations;
-	possess the requisite sites and other resources to carry out operations;
-	have the reputation or ability to provide long-term services to customers; and
-	meet other conditions imposed by the Chinese government.

Applicants for value-added telecommunication permits must:

-	be duly established companies under Chinese law;
-	possess the requisite funding and personnel to carry out operations;
-	have the reputation or ability to provide long-term services to customers; and
-	meet other conditions imposed by the Chinese government.

The regulations do not specify the criteria that will be used by regulatory authorities in awarding permits.  We believe that services that Chengdu Technology Services and our Chinese joint venture partners intend to offer in the future will require permits from the Ministry of Information Industry.  See “Overview of Business Strategy.”  We cannot assure you that such permits will be issued.

Foreign Investment In Telecommunications In China

Current regulations in China prohibit foreign investors and foreign-invested enterprises from investing in, operating or participating in the operation of telecommunications services in China without approval from the State Council.  As discussed under “China’s Entry into the WTO” below, this prohibition will be gradually lifted upon China’s accession to the World Trade Organization, an event that was approved on November 10, 2001.

Starting approximately four years ago, numerous foreign investors and Unicom (one of China’s largest telecommunications operators) began establishing investment structures commonly known as “Chinese-Chinese-Foreign” or “CCF” structures to provide wireless telecommunications services in China.   We understand that in a typical project, the foreign investor and Unicom would first establish a joint venture authorized to provide management, consulting, technical and other services to telecommunications operators.  The joint venture would then enter into a series of contracts with Unicom under which the joint venture would provide equipment, management expertise and technical services to Unicom relating to the construction and operation of a wireless telecommunications network.  Typically, the foreign investor would install and own all or almost all of the network equipment, exercise extensive management rights over the operation of the network and receive various technical, consulting, management or service fees from Unicom.  We also understand that these fees were typically based on the revenues or profits that Unicom obtained from the provision of wireless services to its customers using the telecommunication assets owned by the joint venture.   These CCF structures were declared illegal by the Chinese Ministry of Information Industries on the basis that foreign investors were, in fact, operating wireless telecommunications services in China, an industry closed to foreign investment.  The foreign parties to these joint ventures were required to sell their joint venture interests to Unicom, and to terminate their joint ventures

The provision of Internet access services is a telecommunications service that foreign investors and foreign-invested enterprises may not operate.  However, it is our Chinese joint venture partners, and not our joint ventures, that provide such Internet access services.  Our Chinese joint venture partners obtain permits from the Chinese telecommunications authorities authorizing them to engage in the business of providing connections to international computer information networks.  Based on these permits, our Chinese joint venture partners provide Internet access services to their customers and receive Internet access fees from such customers.  Our joint ventures do not provide Internet access services or operate or participate in the operation of any other telecommunications service.  In addition, unlike the foreign investors in the dismantled Unicom CCF joint ventures, we do not have or exercise management control over the networks of our Chinese partners or receive any fees from them.  Rather, our joint ventures provide equipment and installation and maintenance services to our Chinese partners’ customers and receive installation and maintenance fees from such customers.

China's Entry Into WTO

In November 2001, China was admitted to membership in the World Trade Organization or “WTO”.  China has begun the process of changing its laws and regulations to comply with its agreement under WTO.

Under the terms of the WTO agreements, China allowed up to 30% foreign ownership in all value-added telecommunications services, including electronic mail, on-line information, database retrieval and data processing, immediately upon its entry into the WTO in the cities of Beijing, Shanghai, and Guangzhou.  It now allows up to 50% foreign ownership.

In addition, the agreements liberalized foreign equity ownership in domestic and international voice, circuit-switching and packet-switching data transmission services.  The schedule states that foreign equity ownership will be allowed up to 25% within three years of China’s accession to WTO, up to 35% within five years of the accession date, and up to 49% within six years of the accession date.

Foreign investment in China's mobile voice sector, upon China succession, was amended to 25%, and subsequently amended again to 35% after one year.  The schedule states that this amount will grow to 49% after three years.  China also now permits foreign firms to rent data transmission capacity from Chinese companies for resale inside and outside China.

The State Council is expected to continue to promulgate new regulations that will provide further clarification on the exact scope of the telecommunications services that are to be opened for foreign investment.  As any new regulations are enacted, we will have to review them to assess their impact on our business.

Transactions With SoftNet

We formed Big Sky Canada for the purposes of deploying cable-based broadband related services in China.  SoftNet Systems, Inc., a Delaware corporation, acquired a 50% interest in Big Sky Canada for an aggregate purchase price of $2,500,000 in February and April of 2000.  The proceeds of the sale were used for working capital and to fund the Shekou joint venture.

In the third quarter of 2000, SoftNet informed us that they intended to divest certain businesses, including their China Internet investments.  We negotiated to acquire SoftNet’s interest in Big Sky Canada, our operating subsidiary, in order to obtain 100% control of our business and to remove uncertainty related to SoftNet’s divestment of its interest in Big Sky Canada.  On September 29, 2000, we paid SoftNet the following consideration for its 50% interest in Big Sky Canada:

-	$2,500,000 in cash;
-	a promissory note in the principal amount of $1,700,000, due September 29, 2001, with interest payable at maturity at the rate of 8% per annum;
33
-	forgiveness of debt owed, if any, as at the closing date of the transaction. No debt was owed as of the closing date; and
-	1,133,000 shares of our common stock at a deemed value of $7.50 per share.

As a result of the acquisition, we own all of Big Sky Canada, one of our operating subsidiaries.

At the time of the above transaction, SoftNet was at arm’s length to us.

On July 27, 2001, China Energy Ventures Corp. and Canaccord International Ltd. completed a promissory note cancellation transaction, under which the $1,700,000 Promissory Note we issued to SoftNet was surrendered for cancellation by Canaccord International Ltd. for the following consideration:

-

a Warrant to purchase 500,000 shares of our common stock at a price of $1.00 per share, exercisable until July 27, 2003.  This warrant was never exercised.  The Warrant was issued pursuant to an exemption from registration under Regulation S promulgated under the Securities Act of 1933.

-	a payment of $115,290.43 representing the accrued interest on the Promissory Note to the date to closing at the rate of 8% per annum.

The Promissory Note, originally issued to SoftNet Systems, Inc. on September 29, 2000, was acquired by Canaccord International Ltd. in a private transaction between SoftNet and Canaccord and cancelled on July 27, 2001.

SALES AND MARKETING

Oil and Gas Business

In Kazakhstan, producers have the right to negotiate sales contracts directly with purchasers, allowing the market to determine the price of oil.  Under the terms of the Hydrocarbon Contracts with the Government of Kazakhstan all production has to be sold into the domestic market during the Exploration Phase of the Hydrocarbon Contracts. The Exploration Phase has a maximum term of 6 years.  We have the right to accelerate the exploration activities and thus shorten the exploration phase.  During the Exploitation Phase we can sell up to 80% of our production on the international markets.  Currently domestic prices are approximately US$90 per tonne. If the domestic market cannot absorb the produced hydrocarbons we can sell our product on the international market.

Chinese Internet Business

Our marketing programs target businesses in the Chengdu High Tech Park who require reliable, high-speed Internet access for their import and export focus.  We anticipate that cable-based Internet access will enhance such businesses’ ability to conduct business over the Internet, and eventually increase demand for our related services.

Chengdu Technology Services provides Internet access to tenants of the Chengdu High Tech Park. There are over 7,000 registered companies in the Chengdu High Tech Park of which approximately 500 are currently accessible to our existing fibre network.  In addition, Chengdu Technology Services will provide technical services to third parties. Chengdu Technology Services is anticipated to provide a range of value added services to companies, directly or through strategic alliances with an appropriate service provider.

PROCUREMENT CONTRACTS

We entered into a Purchase and License Agreement dated September 28, 2000, as amended January 19, 2001, with Nortel Networks Limited.  Under the terms of the Purchase and License Agreement, we received special/fixed pricing to purchase up to $250,000,000 in services and products from Nortel Networks.  We had purchased approximately $350,000 in services and products from Nortel Networks in 2001 but since that time have not purchase any further services or products under the agreement.  Although we have not formally discontinued this contract, we do not expect to be purchasing services or products under this agreement in the future.

RESEARCH AND DEVELOPMENT

We do not invest in proprietary technology or research and development in either our Internet concerns or our oil and gas exploration.  Instead, we intend to use technologies that are available from third-party vendors and the technologies developed by Chengdu Technology Services and affiliated entities.

Chengdu Technology Services will rely on the technologies and systems of broadband network operators as the foundation to provide equipment and services to users of the Internet access services that the network operators will provide.  These broadband network operators generally use technologies that are comparable to those used in most Western cities.  Our contribution to the joint ventures includes the acquisition and installation of routers, switches, head-end equipment and modems that we plan to acquire from third-party providers.  We do not anticipate that we will be required to conduct any material research and development to provide equipment or technologies required to convert broadband network operators to Internet-capable facilities.

Our implementation strategy for Chengdu Technology Services and any future installations includes providing an assessment of each facility, using contractors, employees and third-party providers to design required upgrades, supply technicians and to, install equipment which will permit high-speed Internet access.

We do not depend on any one equipment supplier, although negotiations with suppliers may lead to exclusivity agreements if significant benefits accrue to us from entering into such agreements.

COMPETITION

Oil and Gas Business

Several domestic and international companies operate in Kazakhstan.  The Government of Kazakhstan issues licences on a regular basis through bidding rounds.  Shares in existing licences can be freely sold and purchased, subject to the terms of the individual Charter and Foundation Agreements in place.  Generally there are no pre-emptive rights for the Government of Kazakhstan. There is little competition from foreign companies for the assets targeted in Kazakhstan by us.  Major international companies target the large high-risk offshore blocks in the Caspian Sea.

Local refineries are generally amply supplied by existing producers.  Although we are required to sell our crude into the local markets, we can sell our produced hydrocarbons into the international markets if the refineries are not capable of accepting our production.  There are no restrictions to access the pipelines exporting crude from Kazakhstan.

Chinese Internet Business

We believe the Chinese demand for broadband Internet service will increasingly attract foreign investors’ attention and increasing competition from Chinese companies.  China is expected to further liberalize its rules on foreign investment, ownership of telecommunications facilities and Internet access due to its admission to WTO serving to increase the competitive arena for broadband Internet access.  We expect that by entering into exclusive franchises in selected provincial capitals and other key cities, we will be well positioned to partner with other companies on competitive terms to grow the Chinese broadband Internet market and the market for our current and other value-added services.

Chengdu Technology Services is structured and operates in a manner which complies with Chinese law and which has been approved by government authorities in China.  We believe this may create a competitive advantage for us over other companies seeking to provide Internet-related services using other business structures and related services.

With our limited capital and human resources, we intend to prioritize our marketing and development activities to concentrate on opportunities which offer the highest probability of successful negotiations, profitable return, highest number of subscribers, and most modern facilities.

We believe that Chengdu Technology Services will be able to secure a commercially profitable portion of the Internet service market due to the enhanced connection speeds and higher service reliability of their broadband networks.

Currently, Chengdu Technology Services must compete against companies that offer other methods of Internet access, such as digital subscriber lines (DSL), Integrated Services Digital Network (ISDN) and T1 connections.  We believe that Chengdu Technology Services has an advantage over companies deploying these other methods of transmission.  ISDN is typically two to three times more expensive than either DSL or cable alternatives and does not offer the speed that DSL or cable does.  T1 connections, which are basically large DSL connections, are generally cost prohibitive and are typically used by businesses that require the capability to have multiple users accessing large quantities of information at the same time.  DSL and cable access are generally comparable in cost, however, cable offers a higher bandwidth which allows a greater amount of information to be downloaded in a similar period of time.  Also, due to cable’s higher bandwidth, a wider arena of accessibility to streaming video, video-conferencing and other dense transmissions is available to the end-user.

Dial-up Providers.  We believe our primary competitors, at present, are Chinese telecommunications companies, which currently mainly provide dial-up Internet access. The Chinese telecommunications companies have exclusive right to offer Internet service.  Relative to the Chinese telecommunications companies, we believe Chengdu Technology Services can differentiate its services from typical dial-up Internet services due to the advantages in speed of service and access reliability made possible through fibre optic cable access to the Internet.

With respect to direct competitors, companies such as China Telecom, Jitong, Netcom, Railcom and Unicom, provide Internet access and related services to users in China using DSL, ISDN or T1 connections.  These competitors have large, established customer bases, well-recognized reputations and brand names, substantial financial and technical resources, as well as regulatory licences to offer a broad range of telecommunication services.  In addition, most of these companies offer additional services, which provides them with potential clients for broadband services and a larger market presence.  We cannot compete head on with these companies due to their resources and presence.  These companies are providing various forms of broadband Internet access.  We believe our early entry into the cable Internet access niche will give us sufficient advantage to build our subscriber base.

Chengdu Technology Services purchases bandwidth capacity from the major telecom companies.  The contracted costs for bandwidth have decreased significantly since commencement of operations due to excess capacity in China.  Our initial cost in 2000 was approximately $10,000 per megabit per month.  Broadband capacity costs continue to decline, we are currently paying between $61 and $365 per month depending on which of our two providers we can obtain bandwidth from.  However, the major telephone companies, with established fiber optic networks, will always be able to compete with us on price and availability of bandwidth.  While our cost structure is improving, China has also mandated lower telephone toll charges, serving to reduce the cost of dial up Internet access.

Chinese telephone companies also offer DSL capabilities in a limited number of markets.  DSL in China relies on standard telephone lines to connect users to the Internet.  While China is upgrading much of its infrastructure, the cost of DSL service limits its use to businesses that must have Internet access.

Broadband Access.  While a number of entities, such as the investment companies CITIC-Taifu, Juyou and Galaxy Tech, have publicly stated that they have established cooperative joint venture agreements with CATV stations in China, we have not encountered any direct competition in the Chengdu area where Chengdu Technology Services is currently active.

Wireless Access.  Various forms of wireless Internet access have been discussed in the media.  We feel that wireless Internet access will be utilized primarily for e-mail and messaging services.  We are doing preliminary investigations of  the technologies underlying this form of Internet access and the accompanying licensing procedures as we believe it will result in greater wireless Internet access availability.   We have found that China maintains tight controls over access to wireless frequencies.  Should this form of Internet access be economically feasible, we may partner with authorized spectrum providers to offer wireless Internet.  Because it is not widely accepted at this point and because of it’s limited functionality, we don’t believe that wireless access currently poses any competition to our broadband access.

INTELLECTUAL PROPERTY

Our success is dependent upon our ability to protect our intellectual property rights.  We rely principally on a combination of copyright, trade secret non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.  Our trademark application for “China Broadband” was denied by the US Patent Office and we have decided not to pursue trademark applications in any other jurisdiction.

As part of our confidentiality and operating procedures, we generally enter into non-disclosure and confidentiality agreements with each of our key employees and consultants and limit access to and distribution of our core technology, documentation and other proprietary information.

Policing the unauthorized use of our technology is difficult.  We will use all viable and cost-permissive methods for defending and prosecuting any suspected violators of our technology.

EMPLOYEES AND CONSULTANTS

Chengdu Technology Services, BSEK and KoZhaN engage local staff as required to manage its business.  We anticipate that additional employees will be hired by us and our subsidiaries on an as-needed basis over the next fiscal year. Set forth below are the numbers of employees and consultants currently engaged by our subsidiaries and us:

	Number of Employees/Consultants
	Management	Sales	Technical	Administrative
China Energy Ventures Corp.	2	0	1	4
Big Sky Networks Canada Ltd.	2	0	0	0
Chengdu Big Sky Technology Services Ltd.	1	5	7	2
Big Sky Energy Kazakhstan Ltd.	1	0	0	0
KoZhaN LLP	1	0	1	2

Should our development necessitate, we will hire additional employees and consultants in sales, marketing, and administration over the current fiscal year and will hire additional management and employees on an as-needed basis.  If the need arises for additional technical employees and we are unable to hire qualified employees in a timely manner, we may outsource projects to third parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

Included in this report are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words.  We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations.  These statements are forward-looking and reflect our current expectations.  These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.  Some of the key factors that may have a direct bearing on our results of operations are:

-	Changes in general political, social, economic and business conditions in China and Kazakhstan;
-	Economic and political uncertainties affecting the capital markets;
-	Changes in technology and the Internet marketplace in China;
-	The business of exploration, development and production of oil and natural gas reserves, the levels of those reserves and the marketing of crude oil;
-	Fluctuations in oil and gas commodity prices;
-	Our ability to manage our growth;
-	Changes in business strategy or development plans;
-	Our future capital needs;
-	Changes in, or failure to comply with, government regulations or changes in interpretation, application or enforcement of government regulations;
-	Costs arising from environmental liability; and
-	Our ability to manage currency fluctuations.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The following selected financial data is qualified in its entirety by reference to, and you should read them in conjunction with, "Management's Discussion and Analysis or Plan of Operations" and the condensed consolidated financial statements and notes to such condensed consolidated financial statements included in this report.  We have derived the statements of operations data and the information as at and for the nine month periods ended September 30, 2003 and 2002 from unaudited condensed consolidated financial statements and from our audited consolidated financial statements for the period ended December 31, 2002 and 2001 and for the period from February 1, 2000 (date of inception) to December 31, 2000. The data from inception date (February 1, 2000) to September 30, 2003, that appears in this filing is qualified by reference to the unaudited condensed consolidated financial statements.

SUMMARY FINANCIAL DATA

Statement of Operations Data:

	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002	TWELVE MONTH PERIOD ENDING DECEMBER 31, 2002	TWELVE MONTH PERIOD ENDING DECEMBER 31, 2001	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2000	PERIOD FROM FEBRUARY 1, 2000 TO SEPTEMBER 30, 2003
Revenue	$138,984	$94,900	$141,942	$20,579	$208,333	$509,838
Loss from operations	$1,443,227	$1,596,282	$2,596,275	$12,781,989	$3,477,065	$20,298,556
Gain on sale of Shekou JV	--	$56,586	$125,798	--	--	$125,798
Net loss	$1,436,249	$1,662,023	$2,591,480	$14,074,665	$3,597,180	$21,699,574
Basic loss per share	($0.06)	($0.08)	($0.12)	($0.72)	($0.20)	--
Basic weighted average common shares outstanding	22,601,340	21,525,726	21,774,775	19,474,517	17,696,752	--

Balance Sheet Data:

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$724,333	$1,718,173
Working capital	$828,551	$1,736,597
Total assets	$1,243,167	$2,387,858
Total stockholders’ equity	$1,168,234	$2,192,849

OVERVIEW

The Institute for Counseling, incorporated in Nevada on February 9, 1993, acquired China Broadband (BVI) Corp. and changed its name to China Broadband Corp. on April 14, 2000.  The transaction was considered to be a reverse acquisition and China Broadband (BVI) Corp., incorporated on February 1, 2000, was deemed to be the acquirer for financial reporting purposes.

China Broadband Corp. immediately entered the business of providing Internet services to subscribers in China via its operational subsidiary, Big Sky Network Canada Ltd. and its Shekou joint venture which had commenced operations in November 1999.  We, through Big Sky Network Canada Ltd., hold a 100% interest in Chengdu Big Sky Network Technology Services Ltd., known as Chengdu Technology Services, which resells high-speed broadband Internet service to companies in the section of Chengdu designated as a high technology park.  Any profit earned by Chengdu Technology Services is expected to be reinvested in the operation to assist it in its growth.

China Energy Ventures Corp. has invested net cash of $3,029,824 in investments and capital assets operating in the Internet business in China from inception to September 30, 2003.  Over this period, a net amount of $8,709,896 was used in operating activities, largely in the provision of support services to the Internet business and on corporate office expenses. For the nine months ended September 30, 2003 revenue, net of cost of sales, of $27,551 was generated from the Internet business.  This level of revenue reflects the lack of growth in the business and consequently, an inadequate return on our investment.  In 2001, telecommunication markets deteriorated world-wide.  As with all telecom companies, our joint ventures experienced lower price points for their service and subscriber growth in Internet connectivity was substantially less than we had forecast.  In late 2001, we ran a cash flow model with assumptions updated for: subscriber levels at that time; current pricing; no further investment; and resulting growth rates.  This resulted in minimal cash flows for the life of the joint ventures.  Based on this analysis, at December 31, 2001, we determined to dispose of our interest in the Shekou joint venture and wrote down the value of the Chengdu joint venture to nil.  The Shekou joint venture was sold in 2002 and the Chengdu joint venture has not contributed any earnings or cash flow since being written off in the books.

After assessing the prospects for our Internet business and the possibility of that business generating sufficient cash flow to support China Energy’s overhead, management decided that our operating model was unsustainable by our Internet business.  Management decided to re-focus China Energy by creating an oil and gas exploration and production division, while continuing in the Internet business in China.  At September 30, 2003, we had a working capital surplus of $828,551 available for ongoing operational costs and to be used administratively to initiate our new oil and gas exploration and production division.

As our initial transaction in the oil and gas business, China Energy Ventures Corp. entered into a Share Exchange Agreement with BSEK on October 27, 2003, and all its shareholders of record as of that day.  BSEK holds a 90% interest in a partnership, KoZhaN LLP, which holds the rights to explore, develop and produce hydrocarbons from three blocks of land in Kazakhstan, at least one of which has proven oil reserves.  On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for 100% of their shares.

We have extremely good relations with various Chinese national oil companies.  Our strategy for entry into the oil business is designed to leverage these relationships. Our intention is to act as the principal in researching, negotiating and acquiring licences to explore and produce hydrocarbons and then to partner with the Chinese national oil companies and have them provide the initial funding to establish production at the selected oil and gas fields.  To this end, on October 7, 2003, BSEK entered into a Share Purchase Agreement with Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a wholly owned subsidiary of Sino-pec.  Under the terms of the Share Purchase Agreement, Shengli is to acquire a 50% interest in the equity share capital of BSEK by subscribing for 10,000,000 shares of BSEK for $2,300,000.  On February 18, 2004, the 10,000,000 BSEK shares were issued into escrow, to be held pending receipt of full payment from Shengli.  As of February 17, 2004, Shengli had paid $250,000 of the subscription amount.

On December 29, 2003, China Broadband Corp. changed its name to China Energy Ventures Corp.

We are a development stage company, which means we are in the process of developing our business. We have incurred losses since our inception, and we anticipate that we will continue to incur losses in the foreseeable future. We will be unable to continue as a going concern if we are unable to earn sufficient revenues from our operations or raise additional capital through debt or equity financings to meet our working capital and joint venture capital contribution obligations.  Nevertheless, management has demonstrated the ability to raise equity share capital, has re-focused China Energy with an oil and gas division and has sufficient working capital to maintain minimum operations until February 2005.

RESULTS OF OPERATIONS

Nine Month Period Ended September 30, 2003 and 2002

Revenues

On a consolidated basis, we earned revenues of $138,984 for the nine months ended September 30, 2003 (2002 - $94,900), all from Chengdu Technology Services.  Chengdu Technology Services commenced providing Internet service in October 2001 and had 177 corporate subscribers and 112 residential subscribers to its service at September 30, 2003 (82 corporate subscribers at September 30, 2002). Chengdu Technology Services recorded gross sales of $138,984 in the nine months ended September 30, 2003 (2002 - $94,900) and $301,505 since inception.  At this level of revenue, management forecasts that Chengdu Technology Services should be able to fund its ongoing capital requirements and growth opportunities out of cash flow from operations.  If Chengdu Technology Services generates cash flow that is surplus to its requirements, we anticipate it will re-invest this excess cash flow in related business opportunities in China. We do not anticipate Chengdu Technology Services will pay any dividends in the foreseeable future. Additional investments in this business would only be considered based upon the potential for a short-term payback of such investment.

Expenses

During the nine months ended September 30, 2003, we incurred operating expenses of $1,470,778 (2002 - $1,616,252).  We have attempted to minimize our expenses without impacting our ability to take advantage of opportunities for growth should they present themselves.  The following table provides a breakdown of operating expenses by category.

General Operating Expenses:

	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002	PERIOD FROM FEBRUARY 1, 2000 TO SEPTEMBER 30, 2003
Calgary Office Costs	$466,926	$479,158	$3,014,611
Beijing Office Costs	$315,000	$320,151	$2,085,649
Chengdu Technology Services	$91,317	$101,418	$284,163
Professional Services	$59,828	$83,983	$1,901,622
Investor Relations	$6,075	$22,700	$1,164,058
Amortization	$119,998	$151,572	$3,352,205
Non Cash Compensation	$411,634	$441,227	$1,337,417
Extinguishment of debt	$-	$-	($1,422,225)
Miscellaneous	$-	$16,043	$212,114
TOTAL	$1,470,778	$1,616,252	$11,929,614

Calgary office expense includes the costs of executive management and administrative consultants, travel, rent, insurance, and general office costs associated with maintaining an investor relations/regulatory administration office in North America.

Beijing office costs include the costs of maintaining business operations and our principal business office in China.  In the nine months ended September 30, 2003, Beijing office costs have remained relatively stable over the same periods in 2002.

Professional services include accounting, audit and legal advisory costs.  For the nine months ended September 30, 2003, professional fees have decreased by 29% primarily in legal fees due to reduced business dealings and fewer securities filings.  As well, during the nine months ended September 30, 2003, we recovered $20,439 in legal costs as awarded by the Court of Queen’s Bench of Alberta due to The Orbiter Fund Ltd., The Viator Fund Ltd., Lancer Offshore Inc. and Lancer Partners Limited Partnership (collectively, the "Plaintiffs") choosing to discontinue an action which had been filed in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 0101-07232) on March 29, 2001. We expect that in the last three months of 2003, our audit and legal fees will increase noticeably due to increased business activity, a private placement of $2,000,000 and an upcoming SEC registration statement on Form SB-2.

Amortization and depreciation expense recorded during the first three quarters of 2003 resulted from the depreciation of office equipment and leasehold improvements and is lower than in 2002 because the 2002 amount included amortization of intellectual capital which was written down to nil at December 31, 2002.

We record fluctuations in the fair value of certain unexercised stock options as a deferred compensation asset (reported as a reduction of shareholders’ equity on the balance sheet).  This asset is amortized over the life of the stock options as non-cash compensation expense.  The non-cash compensation expense recorded for the nine months ended September 30, 2003 was $411,634 (2002 - $441,227) and an amount of $458,493 was deferred on the balance sheet at September 30, 2003, as follows:

	Expense	Unamortized Deferred Compensation
Options
Options granted February 2, 2001	$177,627	$82,009
Options granted June 29, 2001	$1,173	$4,236
Options granted November 13, 2001	$32,132	$162,449
Options granted April 10, 2002	$43,056	$8,142
Options granted August 27, 2002	$1,447	$2,977
Options granted October 21, 2002	$149,832	$175,629
Options granted April 25, 2003	$6,367	$23,051
Total	$411,634	$458,493

Losses

We realized a net loss of $1,436,249 for the nine months ended September 30, 2003 and a cash outflow from operations of $990,411.  After assessing the prospects for our Internet business and the possibility of that business generating sufficient cash flow to support China Energy’s overhead, management determined that our operating model that had been in place for the first nine months of 2003 was unsustainable.  Management determined to re-focus on an oil and gas exploration and production division, while continuing in the Internet business in China.

The losses for the nine months are considered to be part of our development stage activities.

Year Ended December 31, 2002 and 2001

Revenues

Consolidated Revenue and Basis of Generation

China Energy’s consolidated revenue for the year ended December 31, 2002 is $141,942 (2001 - $20,579).  We conducted our business through our wholly-owned subsidiary, Chengdu Technology Services, and our equity interest in two joint ventures in China (the Shekou joint venture and the Chengdu joint venture), which were held through our operational subsidiary, Big Sky Canada.  Big Sky Canada was 50% owned by us until September 2000 when we acquired the remaining 50% interest.  Chengdu Technology Services and the two joint ventures all generated their revenues from fees charged to subscribers for the use of modems that enable connection to the Internet through the cable television system.  The two joint ventures are both accounted for by the equity method.

Chengdu Technology Services

Chengdu Technology Services commenced operations in October 2001 and had 130 corporate subscribers connected at December 31, 2002. Chengdu Technology Services recorded gross sales of $141,942 for the twelve months ended December 31, 2002, and $162,521 since inception to December 31, 2002.

Expenses

For the twelve months ended December 31, 2002 we incurred operating expenses of $2,217,825 (2001 – $4,555,613).  The following table provides a breakdown of operating expenses by category.

General Operating Expenses:

	TWELVE MONTH PERIOD ENDED DECEMBER 31, 2002	TWELVE MONTH PERIOD ENDED DECEMBER 31, 2001	PERIOD FROM FEBRUARY 1, 2000, TO DECEMBER 31, 2002
Calgary Office Costs	$827,618	$1,253,237	$2,547,685
Beijing Office Costs	423,082	774,568	1,770,649
Chengdu Technology Services	118,789	74,057	192,846
Professional Services	99,053	754,593	1,841,794
Investor Relations	29,205	216,835	1,157,983
Amortization	213,162	2,440,032	3,232,207
Non Cash Compensation	489,654	369,036	925,783
Extinguishment of Debt	--	(1,422,225)	(1,422,225)
Miscellaneous	17,262	95,480	212,114
TOTAL	$2,217,825	$4,555,613	$10,458,836

Calgary office expense includes the costs of executive management and administrative consultants, travel, rent, insurance, and general office costs associated with maintaining an investor relations/regulatory administration office in North America.  For the twelve months ended December 31, 2002, Calgary office costs have decreased 34% over the same period in 2001, primarily due to voluntary compensation reductions by management late in 2001, a reduction in staff in 2002 and sub-lease arrangements to recover rent expense.

Beijing office costs include the costs of maintaining business operations and our principal business office in China.  In the twelve months of 2002, Beijing office costs decreased 45% over the same period in 2001, due to significant reductions in salaries, contract fees, and travel expenses.

Professional services include accounting, audit and legal advisory costs.  Professional costs have decreased 87% in the twelve months of 2002, compared to the same period in 2001.  This is primarily due to lower legal and auditing fees resulting from the SEC declaring our registration statement on Form S-1 effective in November 2001.

Amortization and depreciation expense resulted from the amortization of intellectual capital and depreciation of office equipment and leasehold improvements in the North American office.  In the year ended December 31, 2002, amortization decreased 91% over the same period in 2001.  This reduction is due to the write down of intangible assets that occurred in 2001, reducing our asset base.

Non-cash stock compensation expense was $489,654 in the year ended December 31, 2002; compared to $369,036 for the same period in 2001.  Included in the non-cash stock compensation in 2002 is $163,463 expense recorded under the Alternative Compensation Plan.  At December 31, 2002, the amount of $532,764 was included on the balance sheet in respect of unamortized deferred compensation to be amortized over future periods.

Summary of Non-cash Compensation Expense:	Expense	Unamortized Deferred Compensation
Options
Options granted February 2, 2001	$238,163	$259,636
Options granted June 29, 2001	1,542	5,409
Options granted November 13, 2001	20,774	194,141
Options granted April 10, 2002	41,369	51,198
Options granted August 27, 2002	886	4,424
Options granted October 21, 2002	23,457	17,956
Alternative Compensation Plan	163,463	--
Total	$489,654	$532,764

Losses

For the twelve months ended December 31, 2002, we incurred a loss from operations of  $2,591,480 compared with a net loss of $14,074,665 for the twelve months ended December 31, 2001.  The net loss for the twelve months ending December 31, 2001 included a gain of $1,422,225 that was realized on the elimination of debt and the issuance of warrants to Canaccord International Ltd.

The net loss per share for the twelve months ended December 31, 2002 was $0.12.  The net loss per share for the twelve months ended December 31, 2001 was $0.72.

Since we are in the development stage, all losses accumulated since inception are considered as part of our development stage activities.

Shekou Joint Venture

We disposed of our interest in the Shekou joint venture on September 13, 2002.  Our share of the loss in the Shekou joint venture for the period from January 1, 2002 to that date was $123,504 and is recorded as an equity share of loss in the Shekou joint venture.  At the time of the sale, our investment in the Shekou joint venture was approximately $1,903,402 and the disposition of our interest in the Shekou joint venture resulted in a gain of $125,798.

Chengdu Joint Venture

For the twelve months ended December 31, 2002, the Chengdu joint venture earned revenue of $80,635 (2001 - $12,755).  The Chengdu joint venture had a net loss of  $244,797 for the year ended December 31, 2002.  The 2002 loss has not been recognized in the financial statements as a result of the write down of the entire investment in the Chengdu joint venture in 2001. A net loss of $1,689,365 was incurred for the year ended December 31, 2001.  The 2001 loss included a charge for impairment of $1,230,930.  The Chengdu joint venture began commercial operations near the end of 2000.  Subscriber growth in the Chengdu joint venture was slower than anticipated because the joint venture partner did not fund its share of the project.  As a result, we took measures to ensure that the subscribers’ Internet service was maintained by moving these subscribers to Chengdu Technology Services.

Year Ended December 31, 2001 and 2000

Revenues

China Energy Ventures Corp.

For the twelve months ended December 31, 2001, we earned gross revenues of $20,579 compared to $208,333 for the period from February 1, 2002 to December 31, 2000.  Our 2001 revenue was derived from the renting of modems by our subsidiary, Chengdu Technology Services.  For the comparative period of 2002, revenue represented the fees for technical consulting services that were charged to Big Sky Canada while it was 50% owned by us.  Our acquisition of the remaining 50% interest of Big Sky Canada on September 29, 2000 required that the revenue from this arrangement be eliminated on consolidation from the acquisition date forward.

Chengdu Technology Services

Chengdu Technology Services commenced operations in October 2001 and had 14 corporate subscribers connected and 140 awaiting connection at December 31, 2001.  Chengdu Technology Services recorded gross sales of $20,579 in 2001.  Management did not expect Chengdu Technology Services to generate profit until at least the fourth quarter of 2002, largely dependent on the rate of growth in the number of subscribers.

Expenses

During the twelve months ended December 31, 2001, we incurred operating expenses of $4,555,613 compared to expenses of $3,685,398 for the comparative period of 2000, an increase of $870,215 (24%).  The increase is attributed to the business plan being implemented in the second half of 2000 compared to a full year of activity in 2001, the costs of defending a lawsuit and financing efforts in the fourth quarter of 2001.

The following table shows comparative expenses for the twelve months ended December 31, 2001 and 2000.

General Operating Expenses

	TWELVE MONTH PERIOD ENDED DECEMBER 31, 2001	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2000	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2001
Calgary Office Costs	$1,253,237	$466,830	$1,720,067
Beijing Office Costs	$774,568	$572,999	$1,347,567
Chengdu Technology Services	$74,057	--	$74,057
Professional Services	$754,593	$988,148	$1,742,741
Investor Relations	$216,835	$911,945	$1,128,780
Amortization	$2,440,032	$579,011	$3,019,043
Non Cash Compensation	$369,036	$67,093	$436,129
Extinguishment of debt	($1,422,225)	--	($1,422,225)
Miscellaneous.	$95,480	$99,373	$194,853
TOTAL	$4,555,613	$3,685,399	$8,241,012

Calgary office expense includes the costs of 6 executive management consultants (the Chief Executive Officer, President, Chief Financial Officer, Chief Technology Officer, Vice President-Network Engineering, and Vice President-Systems Engineering) and 1 administrative consultant in Canada, plus travel, rent, telephone, insurance, and other offices costs associated with maintaining a business office in North America.  Calgary office costs have increased for the twelve months ended December 31, 2001, compared to the same period of 2000.  The increase in cost is attributable to the implementation of our business plan and the transitioning of our principal business office from Calgary to Beijing.  The management consulting fees for the management and officers are in accordance with specific management agreements.  The 2001 rates are consistent with 2000 except that the Chief Executive Officer took a voluntary rate reduction from $10,000 per month to $5,000 per month effective December 1, 2001 to reduce monthly overhead.  Also included are travel costs to China for various members of the management team to negotiate contracts, manage operations and present our corporate plan to potential investors.  Total travel costs in 2001 were $405,952.

Beijing office costs include the costs of maintaining business operations in China.  These include salaries and contract fees for 6 full-time non-joint venture management consultants and their travel within China, office rent, insurance, and other non-joint venture costs required to maintain a business in several geographical regions of China.  Beijing office costs have increased by $201,569 to $774,568 in 2001 from $572,999.  The increase in costs in 2001 from 2000 is attributed to a full year of operations in 2001, the payment of a one time staff bonus of $40,000 and costs associated with transitioning our principal business office from Calgary to Beijing.

Professional services include costs for financial accounting services, audit fees and legal advisory expenses related to the preparation of reports filed under the Securities Exchange Act of 1934, as amended, as well as other government reporting costs, including the preparation and filing of a registration statement on Form S-1, costs for the preparation of contractual agreements and defense costs for a lawsuit.  Total costs for 2001 were $754,593 as compared to $988,148 in 2000.  Costs in 2000 were higher than 2001 mainly as a result of the share transaction and corporate acquisitions that were closed during that year.   Also included in the total of $754,593 were legal expenses of $64,373 that were incurred to defend China Energy Ventures Corp. against a lawsuit.  We filed a petition to have the Plaintiffs reimburse a portion of these costs to us and $20,439 was subsequently paid by the Plaintiffs.

Investor relations expense includes those costs related to public relation activities and fees paid to investor relations services under two investor relations arrangements.  We paid Canaccord Capital Europe $95,387.  We also retained Armor Capital to introduce us to institutional investors as we worked towards securing additional financing.  We had also retained Canaccord Capital Europe to raise additional equity financing for us in 2002.  We paid Canaccord Capital Europe a $110,000 deposit and $10,000 for legal fees and expenses as part of this agreement.

Amortization and depreciation expense resulted from the amortization of the cost of the acquisition of Big Sky Canada, amortization of our joint venture partnership share of the equity investment in the Shekou and Chengdu joint ventures and depreciation of office equipment and leasehold improvements in the North American office.

Summary of Non-cash Compensation Expense for the year ended December 31, 2001 and Unamortized Deferred Compensation as at December 31, 2001(to be expensed in future periods)

	Expense	Unamortized Deferred Compensation
Warrants
Amortization of warrants granted November 1, 2000
and re-pricing on December 14, 2001 of these Warrants	$57,995	--

Options
Options granted February 2, 2001	$242,366	$560,024
Options granted June 29, 2001	$645	$6,952
Options granted November 13, 2001	$5,805	$214,915
Options cancelled	$62,225	($62,225)
	$311,041	$719,666
Total	$369,036	$719,666

Our consolidated operations required cash of approximately $200,000 per month during 2001 for management and corporate administrative costs and approximately $65,000 per month to manage operations in China.  We  implemented cost controls to reduce our monthly expenses to $100,000 and $35,000 respectively for 2002.  The operating cash break even point for the facilities in Shekou and Chengdu was estimated to be the equivalent of 7,000 to 7,500 combined subscribers on an annualized basis at the pricing structures at the end of 2001.

Losses

For the twelve months ended December 31, 2001, we incurred a loss from operations of $12,781,989.  In addition, we recorded an equity loss from the Shekou and Chengdu joint ventures’ activities of $1,381,769, interest income of $89,093, all resulting in a net loss for the twelve months ended December 31, 2001 of $14,074,665.   We incurred a net loss of $3,597,180 for the period February 1, 2000 to December 31, 2000, including interest income of $307,483.

The net loss per share for the twelve months ending December 31, 2001 was $0.72 and for the period from February 1, 2000 to December 31, 2000 was $0.20 per share.

Since we are in the development stage, all losses accumulated since inception have been considered as part of our development stage activities.

Shekou Joint Venture

For the twelve months ended December 31, 2001, the Shekou joint venture earned revenue of approximately $315,813, compared to $116,608 for the comparative period of 2000.

The Shekou joint venture commenced providing services on June 30, 2000.  As at December 31, 2001, the Shekou joint venture had approximately 2,510 subscribers connected, and approximately 2,600 subscribers awaiting connection.

The Shekou joint venture generated a gross loss of $43,727 for the twelve months ending December 31, 2001. After general and administration costs, the joint venture recorded a net loss for the twelve months ending December 31, 2001 of $472,803.  We recorded 60% of this loss, or $283,682, as our equity share of loss in the Shekou joint venture. Our joint venture partner has been slow to deliver Internet ready nodes, delaying the joint venture’s ability to deliver service.

Chengdu Joint Venture

The Chengdu joint venture commenced operations on October 26, 2000.  At December 31, 2001, the Chengdu joint venture had 490 subscribers connected, and 301 subscribers awaiting connection.  The disappointing subscriber growth in the residential market was partially offset by Internet access being offered to a major Western hotel in Chengdu.  Subscriber growth in the Chengdu joint venture had been slower than anticipated, partly because the joint venture partner did not have adequate financial and staffing resources to meet their contractual commitments. Our joint venture partners acknowledged that their lack of funding to the project had caused the joint venture to experience weaker than expected performance.  We  made every effort to ensure the sustainability of the joint venture without adequate support from this partner but realized that the Chengdu joint venture required further investment to survive.  We substantially reduced the number of people and the scale of the operations of the joint venture to aid in its sustainability and, in addition, we endeavored to sell certain excess assets such as modems, vehicles, furniture, fixtures and equipment.

For the twelve month period ended December 31, 2001, the Chengdu joint venture earned revenue totaling $12,755 compared to nil for the comparative period in 2000.  A net loss of $1,689,365 was incurred for the twelve month period ended December 31, 2001 compared to $67,240 for the comparative period in 2000.  The 2001 loss included a charge for impairment of $1,230,930.

Write Down in Joint Ventures

Since we made our investment in the Shekou and Chengdu joint ventures, two events have occurred that triggered a change in our outlook for these investments.

First, telecommunication markets deteriorated world-wide with telecom companies deferring equipment purchases for several reasons including lower price points for their service. Second, subscriber growth for Internet connectivity in our joint ventures was substantially less than we forecasted.

In Shekou, the operation had approximately 2,510 subscribers at December 31, 2001.  The Shekou joint venture had reasonable market penetration but would require higher penetration rates to become profitable.  Although the undiscounted cash flow model showed positive cash flow for the long term, it showed that positive cash flows for the two to five year term were unlikely.

In Chengdu, the operation did not grow as anticipated. Our partner was unable to deliver Internet capable nodes or reliable network capacity. Our initial investments were based on facilities and capacity to provide growth to 5,000 subscribers. Our partner did not have sufficient funds for this project and was not able to meet its commitment in the near term.  As a result, we transferred the existing residential customers to Chengdu Technology Services.

In 2001, we ran our cash flow model with assumptions updated for subscriber levels at that time, pricing, no further investment and resulting growth rates. On an undiscounted basis, this resulted in minimal cash flows for the life of the joint ventures. On a discounted basis, cash flows were also minimal. Based on this analysis, at December 31, 2001, we wrote down our value of the Chengdu joint venture to nil.

Sale of our Shekou Joint Venture

On September 13, 2002, Big Sky Canada sold its 50% interest in the Shekou joint venture.  Winsco International Limited, a British Virgin Islands company, agreed to pay an aggregate amount of US$2,280,000 in a series of payments commencing five business days after signing and in stages linked to approvals of Chinese government agencies required to complete the transaction. As of December 31, 2002, Big Sky Canada had received initial payments of US$228,000, US$684,000, US$684,000 and US$570,000.  An additional payment of US$114,000 was paid in the first quarter of 2003. Net proceeds, after agent's fees and professional fees, were approximately US$2,029,000.

Under the terms of the sale, Big Sky Canada had its representatives resign from the Shekou joint venture board of directors and Big Sky Canada assisted Winsco International in the transition of operations and management. Winsco International assumed operating responsibility for the Shekou joint venture from the date of the agreement. Big Sky Canada has no further interest in the Shekou joint venture.

Intangible Assets

Intellectual property, goodwill and joint ventures were acquired in 2000. We believe that the same two events which precipitated the write down of our joint ventures, have also diminished the values for our intangible assets that were acquired from Big Sky Canada in 2000.

In 2001, we wrote down our value of the intellectual property to $500,000 based on our belief that the business model in China was viable.  This value was based on our evaluation of discounted future cash flows and assumed that additional Memorandums of Understanding for joint ventures would be signed. We further wrote down the value to nil in 2002 after re-evaluating our business model and deciding to discontinue pursuing joint ventures with cable television stations.

In 2001, we also wrote down the carrying value of goodwill to nil to reflect the significant erosion in expected growth rates, the write downs of our investment in the Shekou and Chengdu joint ventures and the difficulty of raising new capital to finance growth.

Fair value was determined by using our business model to determine future cash flows for various periods between 2 and 20 years using discount rates of 8 to 15%. The assumptions supporting estimated future cash flows (growth rates, expenses and discount rate) were based on management's best estimates.

Asset	Write Down
	2002	2001
	$	$

Investment in Chengdu joint venture	-	679,512

Intangible Assets:
Intellectual property	400,000	198,010
Shekou joint venture	-	1,911,939
Chengdu joint venture	-	3,823,875
Goodwill	-	1,615,287
	400,000	7,549,111
Total Write Down	400,000	8,228,623

Extinguishment of Debt

On July 27, 2001, we completed a transaction to cancel a promissory note payable in the amount of $1,700,000 (see Note 16 of "China Energy Ventures Corp. Consolidated Financial Statements for the years ended December 31, 2002 and 2001"). The promissory note was surrendered for a warrant to purchase 500,000 shares of our common stock at a price of $1.00 per share. The warrant expired on July 27, 2003.  A payment of $115,290 was also made representing the accrued interest on the promissory note from September 29, 2000 to the closing date, at a rate of 8% per annum. Using the Black-Scholes method of valuing warrants, the warrants had a value of $277,775 which resulted in a gain of $1,422,225. The gain would result in an income tax expense of approximately $498,000; however, we had sufficient losses carried forward to offset the expense.

CAPITAL EXPENDITURES AND INVESTMENTS

We have invested approximately $535,191 in equipment and working capital in Chengdu Technology Services as at September 30, 2003.  We intend to add equipment and working capital based on an analysis of the potential return on investment from such equipment or working capital.  Additional investments will be made based upon the potential for a short-term payback of such investment. Future growth is anticipated to be funded primarily by revenues from services.

In 2000, we invested cash of approximately $2,395,828 to acquire Big Sky Canada, including its interest in the Shekou joint venture.  In 2002, we then disposed of our interest in the Shekou joint venture for net cash proceeds of $2,006,400.  We invested $1,365,000 in the Chengdu joint venture in 2000 and a further $570,000 in 2001.  After that time and until its virtual demise, the Chengdu joint venture operated without additional investment from China Energy.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2003 we had cash and cash equivalents of $724,333 that were included in our a working capital surplus of $828,551.  This compared to a working capital surplus of $1,736,597 at December 31, 2002, reflecting the lack of financing activities and positive cash flow from operations in the nine months to September 30, 2003.

Since inception, we have financed operations primarily through the sale of equity securities and, to date, have raised a total of $14,460,170, net of share issuance costs of $181,623.

Included in this total is a private placement of 8,000,000 common shares of our common stock at $0.25 per share that was approved by the Board of Directors on October 31, 2003.  This private placement was completed on January 26, 2004 without incurring any associated costs, raising $2,000,000.  Under the terms of the private placement we must file a registration statement with the U.S. Securities and Exchange Commission within 90 days of the first closing of the private placement, which took place on November 21, 2003.  Should we fail to file a registration statement within the allotted time, we will be required to issue to each subscriber to the private placement an additional 0.2 common share for each share purchased by them under the private placement.

On October 27, 2003, China Energy entered into a share exchange agreement with BSEK, an Alberta corporation, which holds, as its major asset, a 90% partnership interest in KoZhaN LLP, a limited liability partnership incorporated in the Republic of Kazakhstan.  KoZhaN holds licences to explore, develop and produce hydrocarbons from three blocks of land in the Republic of Kazakhstan.  We agreed to acquire 100% of the issued and outstanding equity share capital of BSEK in exchange for the issuance of China Energy common shares.  The number of China Energy common shares to be issued was to be based on the fair value of the net assets of BSEK, divided by the 30-day average closing bid price of China Energy common shares on the OTC/BB exchange, up to a maximum of 8,000,000 common shares.  Management determined BSEK’s net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation of KoZhaN’s major asset. On January 12, 2004, the transaction was completed and we issued 8,000,000 of our common shares at a deemed price of $0.286 per share (for a total deemed value of $2,288,000) to the shareholders of BSEK in exchange for their shares.  In addition, pursuant to the terms of the share exchange agreement, China Energy was required to advance $500,000 to BSEK as an unsecured short-term loan for use by BSEK in furthering its oil and gas business.  The $500,000 was advanced in October 2003 and in December 2003, we forwarded an additional $625,000 to BSEK as an unsecured short-term loan.  On January 14, 2004, BSEK repaid $250,000 against the initial $500,000 loan.  On January 20, 2004, we extended repayment terms on both loans to June 1, 2004 and set the interest rate at 5% per annum.

On October 7, 2003, BSEK entered into a Share Purchase Agreement with Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a wholly owned subsidiary of Sino-pec.  Under the terms of the Share Purchase Agreement, Shengli was to acquire a 50% interest in the equity share capital of BSEK by subscribing for 10,000,000 shares of BSEK for $2,300,000.  This Share Purchase Agreement was amended on November 6, 2003, when BSEK entered into a Frame Agreement with Shengli.  Under the terms of the Frame Agreement, Shengli will continue to subscribe for 10,000,000 shares of BSEK at a price of $2,300,000.  These funds will be used to pay a $1,000,000 signature bonus to the Kazakhstan government, $300,000 for costs that arose in connection with the acquisition of KoZhaN by BSEK and $1,000,000 to initiate oil production.  The agreements further provide that Shengli will recover their investment of $2,300,000 from production revenue before any other distribution and that any further capital investment would be borne by both parties equally.  On February 18, 2004 the 10,000,000 common shares of BSEK were issued into Escrow.   Concurrent with the issue of the shares, BSEK and Shengli entered into an Escrow Agreement that requires Mr. W. Scott Lawler, our securities counsel, to act as the escrow agent and hold the 10,000,000 shares of BSEK in escrow pending payment in full by Shengli.  Shengli will not have the right to vote such shares until they are fully paid.  Prior to release from the escrow, any of the shares that are paid for, shall be voted by BSEK’s Board of Directors at any annual or general meeting of shareholders or pursuant to any shareholder action taken by written consent.  If payment of at least $2,050,000 of the subscription amount is not received by the escrow agent by the later of March 1, 2004 or the date that the Partnership spuds its first well in the Morskoye field, which is expected to occur in the second quarter of 2004, BSEK shall have the right to cancel the subscription agreement and repay all subscription amounts received out of production net-revenue from the well or wells on the site, at a rate of 50% of such net-revenue.  As of February 17, 2004, Shengli has paid $250,000 of the subscription amount.

On September 4, 2003 the board of directors approved the issuance of 300,000 options to three new directors.  These options were priced at fair market value on the date of the grant with an exercise price of $0.15 per share.  One third of the options vested immediately upon issuance with one third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on September 4, 2008.

On a consolidated basis, our current minimum cash requirement for maintenance of operations is estimated at approximately $150,000 per month.  With the acquisition of BSEK and our diversification into oil and natural gas exploration and production, we anticipate that we will be required to raise additional capital to fund future exploration and development programs.  BSEK’s agreement with Shengli is in accordance with our new strategy for entry into the oil business. China Energy intends to leverage its relationships with Chinese national oil companies to have them partner with us in these projects and to have them provide the initial funding to establish production at the selected oil and gas fields.  If Shengli does not complete its purchase of shares in BSEK, we will consider returning to what has been our principal source of funding in the past, equity financing from investors. We have explored opportunities for vendor financing, bank credit facilities and export credit agency arrangements without success. Meeting our future financing requirements will likely be dependent on our being able to develop oil and gas joint venture partnerships that are favourable to China Energy and on our ability to access equity capital markets. We may not be able to raise additional equity when required or on favorable terms that are not dilutive to existing shareholders.

COMMITMENTS

At September 30, 2003, we had a commitment through May 31, 2005 to lease 4,303 square feet of space in Calgary, Alberta for our North American office.  This operating lease provides for minimum lease payments of approximately $9,350 per month.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have any off-balance sheet arrangements.

LOANS TO DIRECTORS AND OFFICERS

During the quarter ended September 30, 2003 Matthew Heysel, our Chief Executive Officer paid us $6,768 for personal expenses incurred by us while he was traveling on business during the second quarter of 2003.

NEW ACCOUNTING PRONOUNCMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS 149").  SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").  In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") and (4) amends certain other existing pronouncements.  SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has not had a material impact on the Company’s business, results of operations and financial condition.

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150").  SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in the balance sheets.  Previously, many of those financial instruments were classified as equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  The adoption of SFAS 150 has not had a material impact on the Company’s business, results of operations and financial condition.

Effective January 1, 2003, the Company adopted the provisions of SFAS 145: Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and technical corrections, which required the Company to reclassify an extraordinary item relating to extinguishment of debt to operating income.  The extraordinary item in the amount of $1,422,225 was reclassified to general and administration expenses in the cumulative period from inception February 1, 2000 to September 30, 2003 on the condensed, consolidated statement of operations and deficit.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures the Company must make about the Company's obligations under certain guarantees that the Company has issued. It also requires the Company to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Company has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. Adoption of these provisions has not had a material impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 «Consolidation of Variable Interest Entities» (“FIN 46”).  FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements.  The Company must adopt and apply FIN 46(R) for reporting periods ending after December 15, 2004.  It is not expected to have a material impact on the Company’s results of operations or financial position.

CRITICAL ACCOUNTING POLICIES

Impairment of Long Lived Assets

We adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, we review our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In determining recoverability, the estimated undiscounted cash flows from the asset or group of assets is assessed using expected pricing and costs.  Any write down that results from this comparison is reflected as an expense in the consolidated statement of operations.

Goodwill and Intangible Assets

On January 1, 2002, we prospectively adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142) "Goodwill and other Intangible Assets," under which Goodwill is no longer permitted to be amortized to earnings, but instead is subject to periodic testing for impairment.  Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

Pursuant to the test for impairment that was conducted at December 31, 2002, we wrote off the remaining value of intellectual property on the books in the amount of $400,000.  This amount was reflected as Impairment of Assets in the consolidated statement of operations.

Stock Based Compensation

We account for stock-based awards to employees using the intrinsic method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees”.  Under APB 25, compensation expense is accounted for in accordance with the intrinsic method where the expense is recognized upon exercise of the option as being the difference between the quoted market price and the exercise price, or if resulting from awards under variable plans, the expense is measured at each reporting period as the difference between the quoted market price and the exercise price.  We account for stock-based awards to non-employees in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.  SFAS No. 123 requires that stock options awarded to non-employees be valued at fair value on the date of the award.  Management estimates the fair value of the stock options using the Black-Scholes option pricing model and makes assumptions for the applicable interest rates, volatility and dividend yield.  In all cases, the calculated compensation is recognized as an expense over the period that the employee performs the related services.  For the nine months ended September 30, 2003, an amount of $411,634 was recorded as compensation expense in respect of employee and non-employee-stock based compensation expense (2002 - $441,227).

OUTLOOK

To-date, our operations in the Chinese Internet market have produced only minimal revenues and we do not foresee a dramatic change in this situation in the near future.  We believe the demand for Internet access service in China will continue to grow provided the service can be offered at a reasonable cost.  Our efforts with Chengdu Technology Services have shown that the path to profitability can be achieved by focusing on providing Internet access service to corporate subscribers.  We believe these commercial subscribers can afford Internet access on an ongoing basis and balance the on-line use of bandwidth from residential subscribers.  We will continue to try to expand our operations in this market but additional investments in this business would only be considered based upon the potential for a short-term payback of such investment.

We have recently initiated plans to diversify our operations to include oil and natural gas exploration and production, an area in which our management has considerable knowledge and experience.  The oil and natural gas industry is cyclical in nature. Commodity prices have been high for at least three years and activity in the industry is high.  Many companies have instigated exploration programs or are interested in investing in exploration.  Our management has significant experience in this industry and we believe that now is the right time to diversify into this industry to utilize management’s knowledge and experience to the fullest extent.  We feel that this diversification will provide us with a revenue stream and financial stability which will sustain our operations so that we can concentrate on doing business in both the Internet and oil and gas sectors instead of focusing on our survival.

Our objective will be to find lower risk, shallow (less than 3000 m) oil and gas fields with proven reserves that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, and are located near infrastructure and markets.  Once these fields have been found, we intend to leverage our good relationships with Chinese national oil companies to bring them in as partners to complete the exploration and development programs on these fields.  The strategy for our entry into the oil business is to act as the principal in researching, negotiating and acquiring licences to explore and produce hydrocarbons and then to partner with the Chinese national oil companies and have these companies provide the initial funding that is required to establish production at the selected oil and gas fields.

As our initial transaction in the oil and gas business, we entered into a Share Exchange Agreement with BSEK on October 27, 2003, and all its shareholders of record as of that day.  BSEK holds a 90% interest in a partnership, KoZhaN LLP, which holds the rights to explore, develop and produce hydrocarbons from three blocks of land in Kazakhstan, at least one of which has proven oil reserves in the Morskoye field.  We are currently undertaking the activities that are necessary to initiate drilling of the Morskoye oil reserves and plan to spud a well in the second quarter of 2004.  The cost of the well and related development activities is estimated to be $1,500,000.  We do not currently have this level of cash available and have introduced a partner, Shengli, into the project.  Shengli has agreed to provide sufficient funding to pay the anticipated costs of this stage of the Morskoye development program.

Our current capital resources are limited.  There can be no assurances that we will have sufficient financial, technical and human resources to undertake new opportunities or maintain our current operations.

PLAN OF OPERATION

As of February 17, 2004, our management anticipates that we currently have sufficient working capital to fund our projected operations through February 2005 if Shengli invests the $1,800,000 to meet their minimum commitment in BSEK by the later of March 1, 2004 or the date that KoZhaN spuds its first well in the Morskoye field, which is expected to occur in the second quarter of 2004, as agreed by them.  In the absence of this investment, we will attempt to raise equity share capital or will curtail the oilfield development activities that are planned for the KoZhaN properties.

In order to expand our exploration and production programs, we would be required to pursue additional financing. We feel that the market is currently open to investing in oil and natural gas operations and will consider initiating an offering of common shares with the hope of closing the transaction in the second quarter of 2004. However, we can give no assurances that we will be able to close or that we will raise sufficient funds to continue with our plan of operation. Any shortfalls in our ability to raise funds will result in the deferral of commencement of our exploration and production programs which would materially impact our ability to continue operations.

Estimated Capital Requirements

Management estimates that we have sufficient capital to fund our operations for the next twelve months.  Our current capital and any additional funds raised, are intended to fund the business operations of BSEK and Big Sky Canada, including the following:

Description	Estimated Financial Requirements for the Twelve Month Period ending February 28, 2005
Morskoye Development	$1,500,000
Chengdu Big Sky Network Technology Services Ltd.	$100,000
Legal and Professional Expenses	$200,000
General Administrative and Overhead Expenses	$1,000,000
Capital Raising Expenditures	$200,000
Total	$3,000,000

The amount and timing of expenditures during the twelve months ending February 28, 2005 will depend on the success of any contracts we secure, and there is no assurance we will receive significant revenues or operate profitably. We anticipate that our current working capital is sufficient to satisfy our minimum operating requirements through February 2005, thereafter; we will require additional financing to continue as a going concern. Current cash resources are not anticipated to be sufficient to fund the next phase of our development and we intend to seek additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve our objective, or result in commercial success.

We do not engage in research and development activities.

DESCRIPTION OF PROPERTY

Big Sky Network Canada Ltd., our principal business office, is located at 1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China, 100101 and consists of approximately 300 square feet of office space held under a yearly lease.

Our administrative branch office for North American investor relations and U.S. regulatory reporting is  located at 1980, 440-2 Avenue SW., Calgary, Alberta, Canada, T2P 5E9 and consists of approximately 4,000 square feet of office space held under a lease that expires on June 31, 2005, subject to certain early termination provisions after one year.

Chengdu Big Sky Network Technical Services Ltd. has an office located on the 3rd Floor, Gaofa Building, Chengdu Hi-Tech Industrial Development Zone, Chengdu, Sichuan Province, China and consists of approximately 1,300 square feet of office space held under a 20-year lease.

KoZhaN LLP has an office located at 1/1 Dzhandosov Street, Almaty, 480008, Kazakhstan and consists of approximately 590 square feet of office space held under a lease that expires on June 30, 2004.

OIL AND GAS PROPERTIES

Morskoye License

The Morskoye License is located near Emba in western Kazakhstan, about 90 kilometers southwest of Kulsary railway station.  Neighboring producing oilfields include Tengiz 10 miles to the northeast and Prorva, 10 miles to the south.  The field was identified by seismic investigation in 1963 and proven through drilling in 1965.  It shows the typical outline of a domed structure on top of a salt dome and delineated to the northwest by a fault.  The oil-bearing horizons belong to the Lower Cretaceous Series at a depth of 4,000 feet.

The oil has been trapped in sandstones with a porosity exceeding 20%.  Net pays of over 20 feet have been established.  Three wells are prime candidates for re-completion, having tested oil at combined rates of over 2,000 barrels of oil per day (“bopd”).  The quality of the crude ranges from 35° to 25° American Petroleum Institute (“API”).  Proven reserves of 4 million barrels have been established.

The License has an area of 18, 434 acres.  We have the rights from surface to the Lower Permian.

Karatal License

The Karatal License is located near Makat in western Kazakhstan, about 50 miles north of Atyrau, western Kazakhstan’s major city.  All large North American and European service companies are operating out of Atyrau.  Neighboring producing oilfields include Daraimola 10 miles to the northwest and Tanatar, 5 miles to the east.  The field was identified by seismic investigation in 1958 and proven through drilling in 1959.  It shows several typical outlines of domed structures on top of salt domes and delineated by faults.  The oil-bearing horizons belong to the Lower Cretaceous Series at depths between 300 and 3,000 feet.  The oil has been trapped in sandstones with a porosity exceeding 20%.  Two wells are prime candidates for completion, having tested small amount of oil.  Although some oil production has been established, the license is considered an exploration block.

The License has an area of 103,982 acres.  We have the rights from surface to the Basement.

Dauletaly License

The Dauletaly License is located near Emba in western Kazakhstan, about 60 miles northeast of Kulsary.  Neighboring producing oilfields include Krykmyltyk 1 mile to the north and Zhubantam, 10 miles to the east.    It shows several typical outlines of domed structures on top of salt domes and delineated by faults.  The license is considered an exploration block, with substantial deep potential, based on regional maps.

The License has an area of 33,359 acres.  We have the rights from surface to the Basement.

We do not invest in real estate, interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.  There are currently no limitations imposed upon our board of directors as to the percentage of our assets which we may invest in any one investment, or type of investment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 14, 2001, we cancelled 300,000 options, which had been surrendered, and returned these options to the option pool for future issuance in connection with our stock option plan.  The following persons surrendered their options:

Name	# of Options
Matthew Heysel	50,000
Daming Yang	50,000
Thomas Milne	150,000
Jodi Larmour	50,000

On January 26, 2002, we cancelled a further 800,000 options, which had been surrendered, and returned these options to the option pool for future issuance under our stock option plan.  The following persons surrendered their options:

Name	# of Options
Rolland Long	100,000
Teddy Yung	200,000
Richard Lam	100,000
Qun Hu	100,000
Barry Mackie	300,000

On January 26, 2002, we granted options exercisable to acquire a total of 300,000 common shares at $0.50 per share, to two new directors, Richard Dugal (150,000) and Yves Mordacq (150,000).  These options were granted with an exercise price that was above fair market value.  On January 25, 2002, the closing price of our stock was $0.40.  One third of the options vested immediately with the other two thirds vesting on the first and second anniversary of the grant date.  These options expire January 26, 2007.

On January 28, 2002, we entered into a Fee Arrangement Agreement with Michael Morrison, our Nevada legal counsel, to exchange 42,124 common shares, at a price of $0.50 per share, for $21,062 of debt owed by us to Mr. Morrison.

Big Sky Exploration (Ventures) Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space at our Calgary office on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability.  In 2003, Big Sky Exploration (Ventures) Alberta Ltd. had not obtained profitability and had become inactive.  Big Sky Exploration (Ventures) Alberta Ltd. owed us CDN $15,000 in rent.  We have taken an allowance reducing the receivable recorded to $0.  The lease has been cancelled as we do not believe that they will become profitable.

Big Sky Exploration (Ventures) II Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space at our Calgary office on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability.  In 2003, Big Sky Exploration (Ventures) II Alberta Ltd. had not obtained profitability and had become inactive.  Big Sky Exploration (Ventures) II Alberta Ltd. owed us CDN $15,000 in rent. We have taken an allowance reducing the receivable recorded to $0.  The lease has been cancelled as we do not believe that they will become profitable.

Eric Freymond, who is President of Semper Gestion, one of our Selling Shareholders, was granted an option to purchase 500,000 common shares of China Energy Ventures Corp. on October 21, 2002 with an exercise price of $0.05 per share.  One third of the options vested immediately with the other two thirds vesting on the first and second anniversary of the grant date.  These options expire November 21, 2007.  These options were granted at fair market value.

M3 Energy Corp., a company which Matthew Heysel, our Chairman and Chief Executive Officer, was a director of until May 2002 and which Mr. Thomas Milne, our Chief Financial Officer has been a director of since inception, sub-leased office space from us in 2002 from January through June at a rate of CDN $1,500 per month.  In 2002 a total of CDN $9,000 was paid by M3 Energy to us for this office space.

On April 25, 2003, Richard Hurwitz, Ian Aaron and Bernie Poznanski, members of our Advisory Board returned for cancellation option agreements representing options to acquire 600,000 common shares at $1.00 per share. No compensation was paid to the members for cancellation of the options.  On the same day, our Board of Directors approved the issuance of 800,000 options to these same Advisory Board members.  These options were priced at the fair market value on the date of grant with an exercise price of $0.05 per share.  One-third of the options vested immediately upon issuance with one-third vesting one year from the date of grant and the last one-third vesting two years from the date of grant.  All unexercised options expire on April 25, 2008.

On August 26, 2003, the Board of Directors approved the issuance of 682,802 common shares under the Alternative Compensation Plan to Precise Details, Inc., a company over which Thomas Milne, our Chief Financial Officer and a director, has control.  These shares were issued to settle debt owed to Precise Details, Inc. for the services of Mr. Milne for a total of $60,443.

On September 4, 2003 the board of directors approved the issuance of 300,000 options to our three new directors, Messers. Feng, Jia and Qu with each person receiving 100,000 options each.  These options were priced at fair market value on the date of the grant with an exercise price of $0.15 per share.  One third of the options vested immediately upon issuance with one third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on September 4, 2008.

On October 27, 2003, China Energy Ventures Corp. entered into a Share Exchange Agreement with BSEK and all its shareholders of record as of that day.  Under the terms of the Agreement, we forwarded $500,000 to BSEK as a short-term loan which was to be repaid within 60 days.    As well, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation. In December 2003, we forwarded $625,000 to BSEK as a short-term loan which was to be repaid with 60 days. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.  On January 14, 2004, BSEK made a payment of $250,000 on the initial loan made on October 27, 2003. On January 20,2004, we extended the repayment terms on both loans to BSEK to June 1, 2004 and set the interest rate at 5% per annum.

This transaction did not result in a change in control of China Energy Ventures Corp.

Mr. Matthew Heysel, who is a shareholder, Chairman and Chief Executive Officer of China Energy Ventures Corp. was Chairman and Chief Executive Officer of BSEK and also the Vice-Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.   Mr. Heysel, as a board member of China Energy and BSEK, voluntarily abstained from voting on the transaction with BSEK.  Mr. Heysel continues to hold his directorships and offices with these entities.

Mr. Daming Yang, who is a shareholder, director and President of China Energy Ventures Corp., was the President and a director of BSEK and also the Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Yang, as a board member of China Energy and BSEK, voluntarily abstained from voting on the transaction with BSEK. Mr. Yang continues to hold his directorships and offices with these entities.

Mr. Kai Yang, at the time of the Share Exchange Agreement with BSEK, was a major shareholder of China Energy Ventures Corp., the sole shareholder of Big Sky Energy Canada Ltd. which held 80% of the stock of BSEK and Mr. Daming Yang’s brother.

Mr. Wei Yang, who is a major shareholder of China Energy Ventures Corp. and Mr. Daming Yang’s brother, also sits on the boards of Big Sky Canada, Chengdu Technology Services and our Chengdu joint venture.  We entered into a consulting agreement with Wei Yang as of January 1, 2004 under which he is paid $5,000 per month to act as our Vice-President of Business Development.  This agreement expires on July 1, 2005.

MARKET FOR COMMON EQUITYAND RELATED STOCKHOLDER MATTERS

Our common stock, par value $.001 per share is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board (“NASD-OTC-BB”), under the symbol "CEVC".

Period	High	Low
2001:
First Quarter	$6.50	$3.06
Second Quarter	$3.75	$0.91
Third Quarter	$1.20	$0.40
Fourth Quarter	$0.82	$0.30
2002:
First Quarter	$0.50	$0.20
Second Quarter	$0.32	$0.05
Third Quarter	$0.07	$0.02
Fourth Quarter	$0.12	$0.04
2003:
First Quarter	$0.08	$0.04
Second Quarter	$0.39	$0.01
Third Quarter	$0.45	$0.14
Fourth Quarter	$1.06	$0.16

Quotations commenced on the NASD-OTC-BB on September 25, 2000.  These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  The price of our shares ranged from $0.01 (low) to $10.00 (high) during the period from September 25, 2000 to February 17, 2004.  The closing price of our shares on February 17, 2004 was $0.76.  Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

We have never paid dividends on our common shares.  We do not anticipate paying any dividends in the foreseeable future.

As of February 17, 2004 we had approximately 83 shareholders of record.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
China Broadband Corp. 2000 Stock Option Plan (2)	7,310,000	$0.15	690,000
Alternative Compensation Plan (3)	1,317,198	$0.08	0

(1)	Excluding securities reflected “Number of securities to be issued upon exercise of outstanding options, warrants and rights”.
(2)	Approved by security holders on June 29, 2001.
(3)	Adopted by board of directors on March 22, 2002. Approved by security holders on June 14, 2002.

EXECUTIVE COMPENSATION

We employ our executive officers as consultants.  The following table sets forth the compensation paid to our Chief Executive Officer and two other most highly compensated executive officer for the years indicated.  No other executive officer of China Energy Ventures Corp. earned a salary and bonus for such fiscal year in excess of $100,000.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (Shares)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compensa tion
Matthew Heysel, Chief Executive Officer	2002 2001 2000	72,956 (2) 115,000 75,000(3)	0 0 0	856,027 (2) 0 0	0 50,000(5) 550,000(5)	0 0 0	0 0 0	0 0 0
Daming Yang, President	2002 2001 2000	72,860 60,000 30,000(3)	0 0 0	0 0 0	3,100,000(6) 50,000(6) 550,000(6)	0 0 0	0 0 0	0 0 0
Thomas Milne, Chief Financial Officer	2002 2001 2000	29,426 (4) 96,000 60,000(3)	0 19,611 0	682,802(4) 0 0	950,000(7) 150,000(7) 250,000(7)	0 0 0	0 0 0	0 0 0
(1)		December 31
(2)

During 2002, Mr. Heysel took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Heysel was owed $75,654 in salary which he has indicated he will convert to our common stock under the terms of the Alternative Compensation Plan.  Under this plan, Mr. Heysel will receive 856,027 common shares upon conversion of his salary owing.  As of the date of this report, Mr. Heysel has not converted his salary owing.

(3)		These monies represent consulting fees paid from March 1, 2000 through December 31, 2000 to the executive officers.
(4)

During 2002, Mr. Milne took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Milne was owed $60,443 in salary which he had indicated he would convert to our common stock under the terms of the Alternative Compensation Plan.  On August 27, 2003, Mr. Milne elected to convert all salary owing to him to our common stock under the terms of the Alternative Compensation Plan and we issued 682,802 shares to Precise Details, Inc., a company over which Mr. Milne has control.

(5)

Mr. Heysel surrendered 50,000 of these options to the company on December 12, 2001 and they were subsequently cancelled on December 14, 2001 by our board of directors. Mr. Heysel surrendered a further 550,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Heysel currently holds no options.

(6)

Mr. Yang surrendered 50,000 of these options to the company and they were subsequently cancelled on December 14, 2001 by our board of directors.  Mr. Yang surrendered a further 1,550,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Yang currently holds 2,100,000 options.

(7)

Mr. Milne surrendered 150,000 of these options to the company on December 12, 2001 and they were subsequently cancelled on December 14, 2001 by our board of directors. Mr. Milne surrendered a further 600,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Milne currently holds 600,000 options.

Under the terms of the Alternative Compensation Plan, the fair market value of the shares are to be the weighted average trading price for the last five trading days of the month in which compensation is earned, however, if no trading has taken place during the last five trading days, then the average of the bid and offer price for the last trading day, as posted on www.otcbb.com is to be used. The following table outlines the fair market value of the accrued shares issuable under the Alternative Compensation Plan.  As at February 17, 2004, shares representing approximately $103,020 of expense had not been issued under this plan.  Although the expense has been accrued, the related shares will not be issued until requested by the beneficiaries. On August 27, 2003, Mr. Milne elected to convert all salary owing to him to our common stock under the terms of the Alternative Compensation Plan and we issued 682,802 shares to Precise Details, Inc., a company over which Mr. Milne has control.

2002	Fair Market
Value
January	$0.41
February	$0.33
March	$0.32
April	$0.19
May	$0.12
June	$0.06
July	$0.03
August	$0.04

OPTION GRANTS

The following table sets forth information regarding stock option grants to our officers and directors as of February 17, 2004:

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date
Daming Yang	2,100,000	28.7	$0.05	October 21, 2007
Thomas Milne	600,000	8.2	$0.05	October 21, 2007
Richard Wing Kit Lam	250,000	3.4	$0.05	October 21, 2007

(1)	Based on options exercisable to acquire a total 7,310,000 shares to executive officers, directors and employees.
(2)

The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.  Each option expires five years from the date of grant and one third of the grant vests upon grant and each successive third vests on the first and second anniversary of the grant.

OPTION EXERCISES

None of the Named Executive Officers have exercised options to purchase shares of our common stock as of February 17, 2004.

The following table sets forth details of each exercise of stock options as of February 17, 2004 by any of the Named Executive Officers, and the February 17, 2004 value of unexercised options on an aggregate basis.

Aggregated Options Exercised

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options as of February 17, 2004 Exercisable(2)/ Unexercisable	Value of Unexercised in the Money-Options at February 17, 2004 Exercisable/ Unexercisable (1)
Matthew Heysel (3)	Nil	Nil	0 (exercisable) 0 (unexercisable)	$0 (exercisable) $0 (unexercisable)
Daming Yang	Nil	Nil	1,400,000 (exercisable) 700,000 (unexercisable)	$994,000 (exercisable) $497,000 (unexercisable)
60
Thomas Milne	Nil	Nil	400,000 (exercisable) 200,000 (unexercisable)	$284,000 (exercisable) $142,000 (unexercisable)
Richard Lam	Nil	Nil	166,667(exercisable) 83,333 (unexercisable)	$118,334 (exercisable) $59,166 (unexercisable)

(1)	Based on NASD OTCBB closing price of $0.76 on February 17, 2004.
(2)	Includes Options to purchase common shares within 60 days after February 17, 2004.
(3)	Mr. Heysel did not exercise any options during 2002 and surrendered all his outstanding options to the company on July 23, 2002 for cancellation.

DIRECTOR COMPENSATION

We do not currently pay any cash compensation to directors for serving on our board, but we do reimburse directors for out-of-pocket expenses for attending board and committee meetings.  Our independent directors receive stock options to purchase shares of our common stock as compensation for their service as directors.  The terms of stock option grants made to independent directors are determined by the board of directors.  See “Option Grants”.  We do not provide additional compensation for committee participation or special assignments of the board of directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Matthew Heysel’s consulting contract provides that should we terminate the agreement, Mr. Heysel would be paid $60,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of China Energy Ventures Corp.  This amount is to be paid within 10 days of the transaction.  Takeover of China Energy Ventures Corp. is defined as:

-

any change in the holding, either direct or indirect, of shares of the company, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of China Energy Ventures Corp., in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of China Energy Ventures Corp., and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of China Energy Ventures Corp., or of the successor to China Energy Ventures Corp., who were not previously directors of China Energy Ventures Corp..

REPORT ON REPRICING OF OPTIONS

Set forth below is the history of our option grants to directors and executive officers as of February 17, 2004:

-

On April 13, 2000, Mr. Thomas Milne was granted options to acquire 100,000 common shares with an exercise price of $1.00.  On November 13, 2001, he was granted further options to acquire 150,000 common shares with an exercise price of $0.82 and on April 10, 2002, he was granted options to acquire 350,000 common shares with an exercise price of $0.25.  On July 23, 2002, Mr. Milne surrendered all these options to China Energy Ventures Corp.  On October 21, 2002, the board of directors cancelled these options to acquire 600,000 common shares and issued Mr. Milne new options to acquire 600,000 common shares with an exercise price of $0.05.

61
-

On April 13, 2000, Mr. Daming Yang was granted options to acquire 500,000 common shares with an exercise price of $1.00.  On November 13, 2001, he was granted further options to acquire 50,000 common shares with an exercise price of $0.82 and on April 10, 2002, he was granted options to acquire 1,000,000 common shares with an exercise price of $0.25.  On July 23, 2002, Mr. Yang surrendered all of these options to China Energy Ventures Corp.  On October 21, 2002, the board of directors cancelled these options to acquire 1,550,000 common shares and issued Mr. Yang new options to acquire 2,100,000 common shares with an exercise price of $0.05.

-

On November 1, 2000, Mr. Richard Lam was granted options to acquire 100,000 common shares of China Energy Ventures Corp.  On January 8, 2002, he surrendered all of these options to China Energy Ventures Corp. which were subsequently cancelled by our board of directors on January 26, 2002. On April 10, 2002, he was granted new options to acquire 150,000 common shares with an exercise price of $0.25.

On November 13, 2001, Mr. Richard Lam was granted options to acquire 100,000 common shares with an exercise price of $0.82.  On July 23, 2002, Mr. Lam surrendered all of his outstanding options to China Energy Ventures Corp.  On October 21, 2002, the board of directors cancelled these options to acquire 250,000 common shares and issued Mr. Lam new options to acquire 250,000 common shares with an exercise price of $0.05.

In each of the above cases, the board of directors determined that it was in the best interest of China Energy Ventures Corp. to permit the cancellation of the options and to reissue options with a lower exercise price. Each time, the board of directors determined that the existing options no longer provided meaningful incentive to the option holders to remain in our employ and to maximize shareholder value.  The board believed that the reissuance of new stock options with a lower exercise price for the existing stock options would once again provide incentive to these officers and directors to continue to provide services to us and to maximize shareholder value.

EMPLOYMENT AND CONSULTING CONTRACTS

We either directly or through our subsidiaries, have entered into consulting agreements with key individuals, including our executive officers, who perform services for us, as specified in the agreements.  We use a standard form of consulting agreement, which defines terms of the agreement, services to be performed, compensation and benefits, confidentiality and individual specific benefits based on the requirements of the position.  The following contracts were entered into on January 15, 2004 and expire six months from that date.

Mathew Heysel Consulting Agreement: Mathew Heysel provides services as our Chief Executive Officer on a full-time basis through his company, M. H. Financial Management Ltd. under a consulting agreement which expires July 15, 2004.  M. H. Financial Management is paid at a rate of $500 per day to a minimum of $10,000 per month exclusive of travel expenses and Goods and Services Tax., for Mr. Heysel’s services.  The agreement contains non-compete provisions that restricts Mr. Heysel from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Heysel is no longer contracted by us for any reason.  Should we terminate the consulting agreement, Mr. Heysel would be paid $60,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of the company.

Daming Yang Consulting Agreement:  Daming Yang provides services as our President on a full-time basis under a consulting agreement which expires on July 15, 2004.  We pay a consulting fee in the annual amount of $60,000, subject to annual adjustments at the discretion of our board of directors, for Mr. Yang’s services. The agreement contains non-compete provisions that restricts Mr. Yang from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Yang is no longer contracted by us for any reason.

Thomas Milne Consulting Agreement:  Thomas Milne provides services as our Chief Financial Officer on a part-time basis through his company, Precise Details Inc.  Since April 2003, no compensation has been paid.

Richard Lam Consulting Agreement:  Mr. Lam provides services as our Vice President, Engineering on a full-time basis.  This agreement expires on July 15, 2004.  We pay a consulting fee in the annual amount of $92,400, subject to annual adjustments at the discretion of our board of directors, for Mr. Lam’s services.  The agreement contains non-compete provisions that restricts Mr. Lam from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Lam is no longer contracted by us for any reason.  The agreement has no change of control provisions.

FINANCIAL STATEMENTS

The information required by this item is included in pages F-1 through F-64 attached hereto. The index to the consolidated financial statements can be found on page 71.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Revised Statutes Section 78.7502 and 78.751, mandatory indemnification is required for present and former directors.  However, the director must have conducted himself in good faith and reasonably believes that his conduct was in, or not opposed to, our best interests.  In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.  Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.  We provide permissive indemnification for officers, employees or agents.  Our Board must approve such indemnification and the standards and limitations are the same as for a director.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit.  Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.  Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him under our bylaws.

On June 29, 2001, we entered into an Indemnity Agreement with Matthew Heysel.  Under this agreement, we indemnified Mr. Heysel, our Chairman and Chief Executive Officer, against any and all damages, costs, liabilities, charges and expenses arising from a claim against Mr. Heysel and us which was subsequently discontinued.

On August 8, 2001, we amended our By-laws to provide that, to the fullest extent permitted by law, we may indemnify our directors, officers and others who were or are a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses associated with the preparation and filing of this registration statement, including registration fees, transfer agent's fees, printing and engraving fees and legal and accounting fees.  The Selling Shareholders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this registration statement.

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

Amount (1)
SEC Registration Fee	$167.86
Blue Sky Fees and Expenses	--
Printing and Shipping Expenses	200.00
Accounting Fees and Expenses	40,000.00
Legal Fees	10,000.00
Transfer and Miscellaneous Expenses	500.00
TOTAL	$50,867.86

(1)	All expenses, except the SEC registration fee, are estimates

RECENT SALES OF UNREGISTERED SECURITIES

On October 21, 2002, we granted options exercisable to acquire 5,235,000 common shares to directors, officers and consultants.  These options were priced above the fair market value on the date of grant with an exercise price of $0.05 per share.  One-third of the options vested immediately upon issuance with one-third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on October 21, 2007.  These options were granted to the following persons:

Name	# of Options
Eric Freymond	500,000
Richard Lam	250,000
Thomas Milne	600,000
Daming Yang	2,100,000
Jodi Larmour	150,000
Mitzi Murray	35,000
Xiaonan Xu	150,000
Zhou Wu	100,000
Qun Hu	150,000
Danai Suksiri	500,000
Wei Yang	500,000
Kai Yang	100,000
Lu Wang	100,000

On August 26, 2003, we issued 682,802 shares of our common stock with an accrued value of $60,443 under our Alternative Compensation Plan to Precise Details Inc., a company controlled by Mr. Thomas Milne, our Chief Financial Officer and a member of our Board of Directors. The value of $60,443 was attributed to the services provided to us by Mr. Milne’s company during the period from January to August 2002.  The shares were issued to settle the amount owed to Mr. Milne’s company for these services. No costs or expenses were incurred in connection with this issuance.

On October 27, 2003, China Energy Ventures Corp. entered into a Share Exchange Agreement with BSEK and all its shareholders of record as of that day.  Under the terms of this agreement, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.

On November 21, 2003, we issued 4,400,000 shares to accredited investors at $0.25 per share for gross proceeds of $1,100,000.  These securities were issued to the following Non-U.S. persons outside the United States:  Semper Gestion SA, Aran Asset Management SA, CIC Securities, Gestor Finance and Banque Martin Maurel.

On December 1, 2003, we issued 400,000 shares to an accredited investor at $0.25 per share for gross proceeds of $100,000.  These securities were issued to a Non-U.S. person outside the United States.

On December 31, 2003, we issued 100,000 shares to an accredited investor at $0.25 per share for gross proceeds of $25,000.  These securities were issued to a Non-U.S. person outside the United States.

On January 26, 2004, we issued 100,000 shares to an accredited investor at $0.25 per share for gross proceeds of $25,000.  These securities were issued to a Non-U.S. person outside the United States.

On February 11, 2004, we issued 66,666 shares under our Stock Option Plan at a price of $0.05 per share for gross proceeds of $33,333.30.  These securities were issued to a Non-U.S. person outside the United States.

Each of the foregoing issuances of securities were exempt from registration due to the exemption found in Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These sales were offshore transactions since all of the offerees were not in the United States and the purchasers were outside the United States at the time of the purchase. Moreover, there were no directed selling efforts of any kind made in the Untied States neither by us nor by any affiliate or any person acting on our behalf in connection with any of these offerings. All offering materials and documents used in connection with the offers and sales of the securities included statements to the effect that the securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the Act or an exemption therefrom is available and that no hedging transactions involving those securities may not be conducted unless in compliance with the Act. Each purchaser under Regulation S certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom and we are required to refuse to register any transfer that does not comply with such requirements.

On December 1, 2003, we issued 3,000,000 shares of our common stock at $0.25 per share for proceeds of $750,000.  The sale of the common stock was exempt from registration pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. Each purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons. Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. Following is a list of the subscribers of this offering under Regulation D:

US Global Investors, China Region Opportunity Fund
US Global Investors, Global Resources Fund

EXHIBITS

EXHIBITS

Exhibit No.	Description
3.1 (1)	Certificate of Incorporation of the Company consisting of the Articles of Incorporation filed with the Secretary of the State of Nevada on February 9, 1993
3.2 (5)	Certificate of Amendment to Articles of Incorporation of Institute For Counseling, Inc. filed with the Secretary of the State of Nevada on March 22, 2000
3.3 (3)	Certificate of Amendment to Articles of Incorporation of Institute For Counseling, Inc. filed with the Secretary of the State of Nevada on April 14, 2000
3.4 (1)	By-Laws of the Company, dated November 9, 1993
3.5 (14)	Amended and Restated By-Laws of the Company, dated August 8, 2001
5.1	Opinion of Counsel re: Legality
10.1(2)	Purchase Agreement for the Acquisition of China Broadband (BVI) Corp. among Institute For Counseling, Inc. and China Broadband (BVI) Corp.
10.2 (2)	Cooperative Joint Venture Contract For Shenzhen China Merchants Big Sky Network Ltd.
10.3 (4)	Common Stock Purchase Agreement dated September 29, 2000, among SoftNet Systems, Inc., China Broadband Corp. and Big Sky Network Canada Ltd.
10.4 (4)

Termination Agreement dated September 29, 2000, among SoftNet Systems, Inc., China Broadband Corp., Big Sky Network Canada Ltd. and Matthew Heysel, for himself and as attorney-in-fact for Daming Yang, Kai Yang, Wei Yang, Jeff Xue, Donghe Xue, Lu Wang, Wallace Nesbitt and Western Capital Corp.

10.5 (4)	Termination Agreement dated September 29, 2000, among SoftNet Systems, Inc., China Broadband Corp., Big Sky Network Canada Ltd., China Broadband (BVI) Corp., Matthew Heysel and Daming Yang.
10.6 (5)	Cooperative Joint Venture Contract For Sichuan Huayu Big Sky Network Ltd. dated July 8, 2000
10.7 (5)	Strategic Partnership Agreement Between Chengdu Huayu Information Industry Co., Ltd. and Big Sky Network Canada Ltd.
10.8 (5)	Cooperative Joint Venture Contract For Deyang Guangshi Big Sky Ltd. dated November 25, 2000
10.9 (5)	Consulting Agreement between the Company and MH Financial Management for the services of Matthew Heysel
10.10 (5)	China Broadband Stock Option Plan
10.11 (5)	Form of Stock Option Agreement
10.12 (5)	Form of Restricted Stock Purchase Agreement
10.13 (5)	Letter Agreement dated July 25, 2000 by and between China Broadband Corp. and Canaccord International Ltd.
10.14 (5)	Joint Development Agreement of City-Wide-Area High Speed Broadband and Data Transmission Services Networks of China Between Big Sky Network Canada Ltd. and Jitong Network Communications Co. Ltd.
10.15 (5)	Consulting Agreement between the Company and Daming Yang
10.16 (5)	Consulting Agreement between the Company and Precise Details Inc. for the services of Thomas Milne
10.17 (8)	Agreement to the Establishment of Cooperation Joint Venture between Big Sky Network Canada Ltd. and Zhuhai Cable Television Station, dated May 27, 1999
10.18 (8)	Letter of Intent, dated March 1, 2000, between Big Sky Network Canada Ltd. and Dalian Metropolitan Area Network Center
10.19 (8)	Letter of Intent, dated November 8, 2000, between Big Sky Network Canada Ltd. and Hunan Provincial Television and Broadcast Media Co. Ltd.
10.20 (8)	Preliminary Agreement to Form a Contractual Joint Venture, dated March 8, 2001 between Big Sky Network Canada Ltd. and Changsha Guang Da Television
10.21 (6)	Purchase and License Agreement, dated September 28, 2000, between China Broadband Corp. and Nortel Networks Limited
66
10.22 (6)	Amendment, dated January 1, 2001, to the Purchase and License Agreement between China Broadband Corp. and Nortel Networks Limited
10.23 (8)	Consulting Agreement, dated December 22, 2000, between China Broadband Corp and Barry L. Mackie
10.24 (8)	Consulting Agreement, dated October 1, 2000, between China Broadband Corp and Richard Lam
10.25 (8)	Consulting Agreement, dated October 1, 2000, between China Broadband Corp and Ping Chang Yung
10.26 (8)	Consulting Agreement, dated October 1, 2000, between China Broadband Corp and YungPC AP
10.27 (7)	Common Stock Purchase Agreement dated September 29, 2000, among SoftNet Systems, Inc., China Broadband Corp. and Big Sky Network Canada Ltd.
10.28 (7)

Termination Agreement dated September 29, 2000, among SoftNet  Systems,  Inc., China Broadband Corp., Big Sky Network Canada Ltd. and Matthew  Heysel,  for himself and as attorney-in-fact  for Daming Yang, Kai Yang, Wei Yang, Jeff Xue, Donghe Xue, Lu Wang, Wallace Nesbitt and Western Capital Corp.

10.29 (7)	Termination Agreement dated September 29, 2000, among SoftNet Systems, Inc., China Broadband Corp., Big Sky Network Canada Ltd., China Broadband (BVI) Corp., Matthew Heysel and Daming Yang
10.30 (12)	Letter of Intent dated June 1, 2001 between Big Sky Network Canada Ltd. and Shanghai Min Hang Cable Television Center
10.31 (12)	Memorandum of Understanding dated June 18, 2001 between Big Sky Network Canada Ltd. and Beijing Gehua Cable TV Networks Co., Ltd.
10.32 (12)	Letter of Intent between Big Sky Network Canada Ltd. and Chong Qing Branch of Ji Tong Network Communications Co., Ltd.
10.33 (12)	Consulting Agreement dated April 1, 2001 between China Broadband Corp. and Precise Details Inc.
10.34 (12)	Consulting Agreement dated April 1, 2001 between China Broadband Corp. and M.H. Financial Management Ltd.
10.35 (12)	Consulting Agreement dated April 1, 2001 between China Broadband Corp. and Daming Yang
10.36 (12)	Indemnity Agreement dated June 29, 2001 between China Broadband Corp. and Matthew Heysel
10.37 (13)	Memorandum of Understanding between Big Sky Network Canada Ltd. and Fujian Provincial Radio and Television Network Co. Ltd. dated July 10, 2001
10.38 (14)	Note Cancellation Agreement between China Broadband Corp. and Canaccord International Ltd.
10.39 (15)	Consulting Agreement, dated July 1, 2001, between China Broadband Corp and Barry L. Mackie
10.40 (15)	Memorandum of Understanding between Chengdu Big Sky Network Technology Services Ltd. and Jitong Network Communications Co. dated October 15, 2001
10.41 (15)	Consulting Agreement, dated April 1, 2001 between China Broadband Corp. and Richard Lam
10.42 (17)	Joint Project Contract between the Chong Qing Branch of Jitong Network Communications Co. Ltd. and Chengdu Big Sky Network Technology Services Ltd. dated October 31, 2001
10.43 (17)	Alternative Compensation Plan
10.44 (17)	Fee Arrangement Agreement dated January 28, 2002, between China Broadband Corp. and Michael Morrison
10.45 (18)	Agency Agreement between China Broadband Corp. and Canaccord Capital (Europe) Limited dated March 13, 2002
10.46 (19)	Agreement of Cooperative Rights & Interests Assignment between Big Sky Network Canada Ltd. and Winsco International Limited dated September 13, 2002 – English Translation
10.47 (21)	Share Exchange Agreement, dated October 27, 2003, between China Broadband Corp., Big Sky Energy Kazakhstan Ltd. and its shareholders.
10.48	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Richard Lam
10.49	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Daming Yang
10.50	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and M.H. Financial Management Ltd.
67
10.51	Consulting Agreement dated January 1, 2004, between China Energy Ventures Corp. and Wei Yang
10.52	Share Purchase Agreement dated October 7, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.53	Frame Agreement of Jointly Cooperation dated November 6, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.54	Escrow Agreement dated January 30, 2004 between Big Sky Energy Kazakhstan Ltd., Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. and W. Scott Lawler
16.1 (9)	Change in Auditor Letter of Amisano Hanson
16.2 (10)	Change in Auditor Letter of Arthur Anderson LLP
21.1	List of subsidiaries of registrant
23.1	Consent of W. Scott Lawler, Attorney and Counselor at Law (See Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP - China Energy Ventures Corp.
23.3	Consent of Deloitte & Touche LLP – Big Sky Energy Kazakhstan Ltd.
23.4	Consent of TOO Deloitte & Touche – KoZhaN LLP
31.1	Section 302 Certification – Chief Executive Officer
31.2	Section 302 Certification – Chief Financial Officer
32.1	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer
32.2	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer

(1)	Previously filed on Form 10-SB on December 2, 1999.
(2)	Previously filed on Form 8-K filed on April 28, 2000.
(3)	Previously filed on Form 10-KSB on July 11, 2000.
(4)	Previously filed on Form 8-K filed on September 29, 2000.
(5)	Previously filed on Form S-1 filed on December 6, 2000.
(6)

Previously filed on Form 10-QSB on March 15, 2001, excluding schedules and exhibits. Amended to include schedules and exhibits and re-filed on Amendment No. 3 to Form S-1. Amended to mark omitted material and re-filed on Amendment No. 5 to Form S-1. Certain portions of the material have been omitted pursuant to an application for confidential treatment which has been filed with the United States Securities and Exchange Commission under Rule 406 of the Securities Exchange Act of 1933, as amended.

(7)	Previously filed on Form 8-K/A on December 12, 2000.
(8)	Previously filed on Form 10-KSB on March 28, 2001.
(9)	Previously filed on Form 8K on August 25, 2000.
(10)	Previously filed on Form 8K on September 26, 2000.
(11)	Previously filed on Form S-1, Amendment No. 1 on April 6, 2001.
(12)	Previously filed on Form S-1, Amendment No. 3 on July 2, 2001.
(13)	Previously filed on Form S-1, Amendment No. 4 on July 27, 2001.
(14)	Previously filed on Form S-1, Amendment No. 5 on August 10, 2001.
(15)	Previously filed on Form S-1, Amendment No. 7 on October 25, 2001.
(16)	Previously filed on Form 10-QSB on November 14, 2001.
(17)	Previously filed on Form 10-KSB on April 1, 2002.
(18)	Previously filed on Form S-1 on April 12, 2002.
(19)	Previously filed on Form 8-K/Amendment No. 1 on October 30 2002.
(20)	Previously filed on Form 10-KSB on April 16, 2003.
(21)	Previously filed on Form 8-K on October 31, 2003

REPORTS ON FORM 8-K

i.

Form 8-K filed December 31, 2003 reporting a change of name from China Broadband Corp. to China Energy Ventures Corp., a delay in the closing of the Share Exchange Agreement between China Broadband Corp., Big Sky Energy Kazakhstan Ltd. and it’s shareholders and a misstatement on a press release issued on December 30, 2003.

ii.	Form 8-K filed January 14, 2004 reporting the closing of the Share Exchange Agreement between China Energy Ventures Corp., Big Sky Energy Kazakhstan Ltd. and it’s shareholders.
68
iii.

Form 8-K filed February 19, 2004 to report the financial statements of Big Sky Energy Kazakhstan Ltd., as well as the Pro Forma unaudited condensed consolidated financial statements of China Energy Ventures Corp. in connection with the Share Exchange Agreement between China Broadband Corp., Big Sky Energy Kazakhstan Ltd. and it’s shareholders.

UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;
(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on February 19, 2004.

CHINA ENERGY VENTURES CORP.
By:	/s/ Matthew Heysel
Matthew Heysel, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Matthew Heysel
Matthew Heysel /s/ Daming Yang	Chief Executive Officer and Director (Principal Executive Officer)	February 19, 2004
Daming Yang /s/ Thomas Milne	President and Director	February 19, 2004
Thomas Milne /s/ Jian Jiang Jia	Chief Financial Officer and Director (Principal Accounting Officer)	February 19, 2004
Jian Jiang Jia /s/ Han Hua Feng	Director	February 19, 2004
Han Hua Feng /s/ Tao Qu	Director	February 19, 2004
Tao Qu	Director	February 19, 2004

INDEX TO FINANCIAL STATEMENTS

CHINA ENERGY VENTURES CORP. (as at December 31, 2002)	PAGE

Independent Auditors’ Report	F-1
Consolidated Balance Sheet	F-2
Consolidated Statements of Operations	F-3
Consolidated Statement of Stockholders’ Equity	F-4
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-8

CHINA ENERGY VENTURES CORP. (as at September 30, 2003)

Condensed Consolidated Balance Sheet	F-26
Condensed Consolidated Statement of Operations and Deficit	F-27
Condensed Consolidated Statement of Stockholders’ Equity	F-29
Condensed Consolidated Statement of Cash Flows	F-31
Notes to the Condensed Consolidated Financial Statements	F-33

CONSOLIDATED FINANCIAL STATEMENTS
BIG SKY ENERGY KAZAKHSTAN LTD. (Successor) and KOZHAN LLP (Predecessor)

Independent Auditor’s Report – Big Sky Energy Kazakhstan Ltd.	F-39
Independent Auditor’s Report – KoZhaN LLP	F-40
Consolidated Statements of Operations for the period from August 11, 2003 (date of inception of the Successor)
to September 30, 2003, the period from January 1, 2003 to August 11, 2003, the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and
the cumulative period from April 28, 2001 to September 30, 2003	F-41
Consolidated Balance Sheets as at September 30, 2003 and December 31, 2002 and 2001	F-42
Consolidated Statements of Partners’ Deficit/Shareholders’ Equity for the period from April 28, 2001
to September 30, 2003	F-44
Consolidated Statements of Cash Flows for the period from August 11, 2003 (date of inception of the Successor) to
September 30, 2003, the period from January 1, 2003 to August 11, 2003, the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and
the cumulative period from April 28, 2001 to September 30, 2003	F-45
Notes to Consolidated Financial Statements	F-47

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CHINA ENERGY VENTURES CORP.

Introduction – Unaudited Pro Forma Condensed Consolidated Financial Statements	F-60
Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2003	F-61
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2003	F-62
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2002	F-63
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-64

Independent Auditors’ Report

To the Board of Directors and Stockholders of

China Energy Ventures Corp. (formerly China Broadband Corp.):

We have audited the consolidated balance sheets of China Energy Ventures Corp. (a Development Stage Enterprise) as of December 31, 2002 and 2001 and the related consolidated statements of operations and deficit, stockholders’ equity and of cash flows for the years ended December 31, 2002 and 2001, for the period from February 1, 2000 (date of incorporation) to December 31, 2000 and for the period from February 1, 2000 (date of incorporation) to December 31, 2002.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, for the period from February 1, 2000 (date of incorporation) to December 31, 2000 and for the period from February 1, 2000 (date of incorporation) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern.  The Corporation is a development stage enterprise engaged in providing equipment and technical services to users of high speed Internet, data and voice services in The People’s Republic of China.  As discussed in Note 1 to the consolidated financial statements, the Corporation’s operating losses since inception raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche LLP

Chartered Accountants

Calgary, Alberta, Canada

March 10, 2003 (Notes 1(a) and 16 which are as of February 6, 2004)

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Consolidated Balance Sheet
(Expressed in United States Dollars)

	December 31, 2002	December 31, 2001
ASSETS
CURRENT
Cash and cash equivalents	$1,718,173	$672,096
Interest and other receivable	200,880	124,583
Prepaid expenses	12,553	169,275
	1,931,606	965,954
Investment in Shekou joint venture (Note 6)	-	2,026,906
Property and equipment, net (Note 5)	456,252	396,815
Intangible assets
Intellectual property (Note 6)	-	500,000
	$2,387,858	$3,889,675
LIABILITIES
CURRENT
Accounts payable and accrued liabilities	195,009	263,423

CONTINUING OPERATIONS (Note 2)
CONTINGENCIES (Note 14)
COMMITMENTS (Note 15)

SHAREHOLDERS' EQUITY
Common stock	80,933	77,936
$0.001 par value, shares authorized:50,000,000;
shares issued and outstanding: 22,513,801
(2001-19,474,517) (Note 7)
Additional paid in capital	22,908,005	21,939,827
Deferred compensation	(532,764)	(719,666)
Accumulated deficit	(20,263,325)	(17,671,845)
	2,192,849	3,626,252
	$2,387,858	$3,889,675

The accompanying notes are an integral part of this consolidated financial statement.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Operations and Deficit
(Expressed in United States Dollars)
				Cumulative Period From
			Period from	Date of
	Twelve Months Ended		February 1, 2000	Incorporation
	December 31		to December 31,	February 1, 2000 to
	2002	2001	2000	Dec 31, 2002
REVENUE
Internet Services	$141,942	20,579	-	$162,521
Technical consulting	-	-	208,333	208,333
Cost of Sales (exclusive of amortization
shown separately below)	(120,392)	(18,332)	-	(138,724)

GENERAL AND ADMINISTRATIVE
EXPENSES (including non-cash
compensation of $489,654 (2001-
$369,036, 2000-$67,093))	(2,004,663)	(2,115,581)	(3,106,385)	(7,226,629)
AMORTIZATION	(213,162)	(2,440,032)	(579,013)	(3,232,207)
IMPAIRMENT OF ASSETS (Note 6)	(400,000)	(8,228,623)	-	(8,628,623)
	(2,596,275)	(12,781,989)	(3,477,065)	(18,855,329)

LOSS IN BIG SKY NETWORK
CANADA LTD.	-	-	(181,471)	(181,471)
LOSS IN SHEKOU JOINT
VENTURE (Note 6)	(123,504)	(283,682)	(202,421)	(609,607)
LOSS IN CHENGDU JOINT
VENTURE (Note 6)	-	(1,098,087)	(43,706)	(1,141,793)
GAIN ON SALE OF SHEKOU
JOINT VENTURE (Note 6)	125,798	-	-	125,798

INTEREST INCOME	2,501	89,093	307,483	399,077

NET LOSS	(2,591,480)	(14,074,665)	(3,597,180)	(20,263,325)

DEFICIT, BEGINNING OF PERIOD	(17,671,845)	(3,597,180)	-	-

DEFICIT, END OF PERIOD	$(20,263,325)	(17,671,845)	(3,597,180)	$(20,263,325)

LOSS PER SHARE
Basic and diluted	$(0.12)	(0.72)	(0.20)

SHARES USED IN COMPUTATION
Basic and diluted	21,774,775	19,474,517	17,696,752

The accompanying notes are an integral part of this consolidated financial statement.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.) (a Development Stage Enterprise) Consolidated Statements of Stockholders’ Equity (Expressed in United States Dollars)
			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding shares
of China Broadband
(BVI) Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement
agreements at $0.20 per
share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement
agreements at $1.00 per
share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to
private placement
agreements at $7.50 per
share	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)

Balance,
December 31, 2000	19,474,517	77,936	20,631,344	(57,995)	(3,597,180)	17,054,105
Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775

Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)

Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation (Note 9)	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative
Compensation Plan
(Note 10)	-	-	163,463	-	-	163,463

Issuance of common
stock to settle legal
fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25
per share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)

Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

The accompanying notes are an integral part of this consolidated financial statement.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
				Cumulative
				Period From
			Period from	Date of
	Twelve Months Ended		February 1, 2000	Incorporation
	December 31		To December 31,	February 1, 2000 to
	2002	2001	2000	Dec 31, 2002
CASH FLOWS RELATED TO
THE FOLLOWING ACTIVITIES

OPERATIONS
Net loss	$(2,591,480)	(14,074,665)	(3,597,180)	$(20,263,325)
Adjustment for:
Extinguishment of Debt (Note 16)	-	(1,422,225)	-	(1,422,225)
Depreciation and amortization	213,162	2,440,772	579,013	3,232,947
Impairment of assets	400,000	8,228,623	-	8,628,623
Loss in Big Sky Network
Canada Ltd.	-	-	181,471	181,471
Loss in Shekou joint
venture (Note 6)	123,504	283,682	202,421	609,607
Loss in Chengdu joint
venture (Note 6)	-	1,098,087	43,706	1,141,793
Gain on Sale of Shekou
joint venture	(125,798)	-	-	(125,798)
Non-cash stock
compensation (Notes 7 and 8)	489,654	369,036	67,093	925,783
Issuance of Common Shares
for settlement of legal fees	21,062	-	-	21,062
Changes in operating assets and liabilities
Interest and other receivable	37,703	(60,382)	(64,201)	(86,880)
Prepaid expenses	156,722	(52,155)	(117,119)	(12,552)
Accounts payable and
accrued liabilities	(159,614)	12,581	(402,958)	(549,991)
	(1,435,085)	(3,176,646)	(3,107,754)	(7,719,485)
FINANCING
Issue of common stock for cash (Note 7)	749,290	-	11,892,503	12,641,793
Stock issuance costs (Note 7)	(101,929)	-	(75,811)	(177,740)
	647,361	-	11,816,692	12,464,053

INVESTING
Fixed asset additions	(172,599)	(249,386)	(279,392)	(701,377)
Proceeds from the sale of the
Shekou joint venture (net of costs)	2,006,400	-	-	2,006,400
Investment in Chengdu joint venture	-	(570,000)	(1,365,590)	(1,935,590)
Acquisition of Big Sky Network
Canada Ltd. (net of cash acquired)	-	-	(2,395,828)	(2,395,828)
	1,833,801	(819,386)	(4,040,810)	(3,026,395)

NET DECREASE(INCREASE) IN CASH
AND CASH EQUIVALENTS	$1,046,077	(3,996,032)	4,668,128	$1,718,173

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	672,096	4,668,128	-	-

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$1,718,173	672,096	4,668,128	$1,718,173

SUPPLEMENTAL CASH FLOW
INFORMATION:
Cash paid for income taxes	-	-	-	-
Cash paid for interest	-	115,290	-	115,290

INCLUDED IN INVESTING ACTIVITIES
Accounts Receivable	$114,000	-	-	-
Accounts Payable	$91,200	-	-	-

The accompanying notes are an integral part of this consolidated financial statement.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)

1

(a Development Stage Enterprise)

Period From Date of Incorporation,

February 1, 2000 to December 31, 2002

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

1.

INCORPORATION AND BACKGROUND

a)

Incorporation and background

China Energy Ventures Corp. (the "Corporation") was incorporated in Nevada in February 1993 under the name "Institute for Counseling, Inc." On April 27, 2000, Institute for Counseling, Inc. changed its name to China Broadband Corp. and on December 29, 2003, China Broadband Corp. changed its name to China Energy Ventures Corp. The Corporation is a development stage enterprise and is seeking to become a leading facilities based provider of equipment and technical services to support Internet usage in major urban markets throughout The People's Republic of China (the "PRC"). The Corporation was incorporated for the purpose of implementing a business strategy to provide equipment and services to users of high-speed Internet broadband services in major urban markets through the PRC.

On April 14, 2000, the Corporation, a public shell company, acquired China Broadband (BVI) Corp. ("CBB - BVI") through a reverse acquisition, which was accounted for as a recapitalization. This recapitalization was effected through the issuance of 13,500,000 common shares of the Corporation, constituting approximately 90% of its shares outstanding after the acquisition, in exchange for all of the outstanding shares of CBB - BVI.

As a result of the application of the accounting principles governing recapitalization, CBB - BVI (incorporated on February 1, 2000) is treated as the acquiring or continuing entity for financial accounting purposes.

The recapitalization of CBB - BVI was affected through the issuance of stock by CBB - BVI in exchange for the acquisition of the tangible net assets of the Corporation at fair value, which approximates the Corporation's net assets historical costs. As a result, the consolidated financial statements will be deemed to be a continuation of CBB - BVI's historical financial statements.

b)

Investment in Big Sky Network Canada Ltd.

CBB - BVI acquired 50,000 shares representing all of the outstanding shares of Big Sky Network Ltd. ("BSN"), a company incorporated under the laws of the territory of the British Virgin Islands from officers, directors and persons related to the officers and directors for 12,500,000 common shares of CBB - BVI. CBB - BVI was incorporated for the purpose of acquiring the shares of BSN. BSN did not have any substantial operations prior to February 1, 2000. This transaction was accounted for as a recapitalization of BSN. This recapitalization was effected through the issuance of 12,500,000 common shares of CBB - BVI constituting all of its issued and outstanding shares.

On February 22, 2000, BSN issued an additional 10,000 shares to a third party for cash consideration of $500,000. As the Corporation controlled BSN, the financial statements of the Corporation included the accounts of BSN. On April 25, 2000, BSN issued a further 40,000 shares to the third party for cash consideration of $2,000,000. As a result of the April 25, 2000 transaction, the Corporation no longer controlled BSN and therefore for the period from April 26, 2000 to September 28, 2000, the Corporation's investment in BSN is accounted for using the equity method. On September 29, 2000, the Corporation purchased the shares of BSN held by the third party (see Note 4).

BSN signed a joint venture agreement on September 21, 1999, with China Merchants Shekou Industrial Zone, Ltd. ("China Merchants") to establish Shenzhen China Merchants Big Sky Network Ltd. ("Shekou JV"), the purpose of which is to provide Internet access to Chinese residential and business customer through the existing cable television infrastructure. Under the terms of the joint venture agreement, China Merchants agreed to provide all the non-broadcast rights on the cable network of a cable television station controlled by China Merchants. BSN was required to contribute a total of $3,000,000 to the Shekou JV as cash or equipment. BSN was also responsible for providing technical support to the Shekou JV. Over the Shenzhen JV's 15 year duration, BSN was entitled to receive 60% of the profits earned between 2000 and 2004, 50% of the profits earned between 2005 and 2009 and 40% of the profits earned between 2010 and 2014. BSN was entitled to appoint four of the seven directors on the Board of Directors of the Shekou JV for the first five years of its operations and was thereafter, entitled to appoint three of the seven directors. On September 13, 2002, BSN sold its 50% interest in Shekou JV.  Winsco International Limited, ("Winsco"), a British Virgin Islands company, agreed to pay an aggregate amount of US$2,280,000 in a series of payments commencing five business days after signing and in stages linked to approvals of Chinese government agencies required to complete the transaction. As of December 31, 2002, BSN has received initial payments of US$228,000, US$684,000, US$684,000 and US$570,000. An additional payment of US$114,000 was paid in the first quarter of 2003. Net proceeds, after agent's fees and professional fees, are approximately US$2,040,000.  Under the terms of the sale, BSN had its representatives resign from the Shekou JV board of directors and BSN will assist Winsco in the transition of operations and management. Winsco assumed operating responsibility for the Shekou JV from the date of the agreement. BSN has no further interest in the Shekou JV.

On July 8, 2000, BSN signed a joint venture agreement with Chengdu Huayu Information Industry Co., Ltd. ("Chengdu Huayu") to establish Sichuan Huayu Big Sky Network Ltd. ("Chengdu JV"). The purpose of the Chengdu JV was to develop an advanced broadband software and hardware platform for data transmission and Internet related business in the Sichuan Province, the PRC. Under the terms of the joint venture agreement, Chengdu Huayu agreed to provide the joint venture with exclusive access to the customers of its data transmission network, and the rights to use all of its facilities and equipment. BSN was required to contribute a maximum of $5,500,000 to the Chengdu JV in cash or equipment. As at December 31, 2002, the Corporation had contributed $1,935,590 to this joint venture. Over the Chengdu JV's 20 year term, BSN was to be entitled to receive 65% of the profits earned between 2001 and 2007, 50% of the profits between 2008 and 2013 and 35% of the profits earned between 2014 and 2020. BSN was entitled to appoint four of the seven Board of Directors of the Chengdu JV for the first seven years of its operations and is thereafter entitled to appoint three of the seven directors.

On November 25, 2000, BSN signed a joint venture agreement with Deyang Guangshi Network Development Ltd. (“Deyang Guangshi”) to establish Deyang Guangshi Big Sky Ltd. (“Deyang JV”) to provide equipment and services in support of customers requiring Internet access in the Deyang area of Sichuan Province. Under the terms of the joint venture agreement, Deyang Guangshi agreed to provide the joint venture with exclusive access to the customers of its data transmission network, and the rights to use all of its facilities and equipment.  BSN is required to contribute $4,500,000 to the Deyang JV in cash or equipment, staged over the life of the agreement.  As at December 31, 2002, the Corporation has not made any capital contributions to this joint venture.  Over the Deyang JV’s 20 year term, BSN will be entitled to receive 80% of the profits earned between 2001 and 2005, 60% of the profits between 2006 and 2010, 50% of the profits earned between 2011 and 2015, and 40% of the profits earned between 2016 and 2020.  BSN is entitled to appoint four of the seven Board of Directors of the Deyang JV for the first ten years of its operations and is thereafter entitled to appoint three of the seven directors.

The profits earned under the joint venture contracts will be equal to net income which will be calculated in accordance with PRC generally accepted accounting principles ("GAAP"). The significant difference between PRC GAAP and US GAAP which are applicable to the joint ventures are pre-operating expenses are capitalized under PRC GAAP but will be fully expensed when the Corporation commences operations while these costs are expensed as incurred under US GAAP.  Staff welfare and incentive bonus fund is a reserve appropriated from net profit after taxation for PRC GAAP while it would be recorded as an operating expense under US GAAP. There are other differences between PRC GAAP and US GAAP, however, these differences do not currently impact the joint ventures' financial statements.

c)

Chengdu Big Sky Network Technology Services Ltd.

In October 2001, the Corporation established a wholly owned subsidiary to provide high speed Internet access in the sector of Chengdu designated as a development zone for technology based companies. Chengdu Big Sky Network Technology Services Ltd. commenced operation in October, with connectivity provided by China Telecom, to a limited number of commercial customers. Chengdu Big Sky Network Technology Services Ltd. provides its own fibre link principally to commercial subscribers and government offices with secondary emphasis placed on residential customers. While primary focus will be on commercial subscribers, residential subscriber services may also be offered in the future, within the Chengdu High Tech Park.

2.

CONTINUING OPERATIONS

The Corporation's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the government of the PRC has been pursuing economic reform policies, no assurance can be given that it will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the pursuit of economic reforms by the government of the PRC will be consistent or effective.

The PRC has enacted laws and regulations governing Internet access and the provision of online business, economic and financial information. Current or proposed laws aimed at limiting the use of online services could, depending upon interpretation and application, result in significant uncertainty to the Corporation, additional costs and technological challenges in order to comply with any statutory or regulatory requirements imposed by such legislation. Additional legislation and regulations that may be enacted by the government of the PRC could have an adverse effect on the Corporation's business, financial condition and results of operations.

The success of the Corporation will depend on the acceptance of broadband Internet services, which remains unproven in the PRC. The Corporation's Chinese joint venture partners may not be able to attract and retain subscribers to their Internet access services to whom the Corporation could sell equipment and technical services, or the Chinese joint venture partners may face intense competition, which could have an adverse effect on the Corporation's business, financial condition and results of operations.

PRC legal restrictions permit payment of dividends by a Sino-foreign joint venture only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, a Sino-foreign joint venture will also be required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. If the Corporation does not receive distributions from the joint ventures or if the joint ventures are not profitable, the Corporation may be unable to meet its financial obligations or to continue as a going concern.

Substantially all of the Corporation's revenues and operating expenses of the Corporation's joint ventures in the PRC will be denominated in Chinese Renminbi. Renminbi is convertible into foreign exchange for "current account" payments, such as the remittance of dividends to the Corporation and the purchase of imported equipment. However, there can be no assurance such convertibility will continue in the future.

These consolidated financial statements have been prepared on a going concern basis. The Corporation's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Corporation be unable to continue as a going concern.

Management anticipates that the Corporation currently has sufficient working capital to fund the Corporation's plan of operation through December 2003. The Corporation's costs to fund its plan of operation for the fiscal year ending December 31, 2003 is expected to decrease (primarily for salaries, travel, office and other similar expenses.)

In 2002, the Corporation ceased operations of the Chengdu JV and made no further capital contributions.  The Corporation is pursuing remedies from its joint venture partner to recover costs.  The consolidated operations of the Corporation required cash of approximately $100,000 per month during 2002 for management and corporate administrative costs and approximately $35,000 per month to manage operations in the PRC. In 2003, the Corporation anticipates that its current working capital is sufficient to satisfy its cash requirements through December 31, 2003, thereafter; the Corporation will require additional financing to continue as a going concern. Current cash resources are not anticipated to be sufficient to fund the next phase of the Corporation’s development and it intends to seek additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation anticipates that it will continue to make capital and equipment contributions to Chengdu Technology Services.  The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that Chengdu Technology Services will be commercially successful.

The Corporation evaluated the carrying value of goodwill and long term tangible and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". As a result of management's reduced expectation triggered by lower subscriber growth rates, and reduced telecommunications spending, in 2001 the Corporation evaluated its long lived assets and was required to write down the carrying values to the fair value of those assets. (See Note 6)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates could include the allowance for potentially uncollectible accounts receivable and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

3.

ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, BSN, and Chengdu Big Sky Network Technology Services Ltd.

The equity method of accounting is used for companies in which the Corporation has significant influence; generally this represents common stock ownership of at least 20% and not more than 50%. The Corporation uses the equity method to account for its joint venture investments in Shekou and Chengdu. BSN was accounted for as a majority-controlled subsidiary until April 25, 2000. For the period April 26, 2000 to September 28, 2000, while the Corporation owned 50% of BSN, BSN was accounted for using the equity method. For the period September 29, 2000 to December 31, 2002, BSN is accounted for as a wholly-owned subsidiary (see Note 1). All material inter-company accounts and transactions have been eliminated.

Cash equivalents

The Corporation considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

Investment in joint ventures

The joint ventures in Shekou (which was sold during the year ended December 31, 2002) and Chengdu are accounted for under the equity method of accounting. As the Corporation no longer owns or operates joint ventures, all investment in the Shekou and Chengdu JVs have been written down to nil.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method as follows:

Furniture and fixtures	20%
Computer hardware	30%

Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets.

Goodwill and other intangible assets

Up to December 31, 2001, amortization of goodwill will be provided using the straight-line method over the estimated useful life of five years. Acquired intangible assets consist of intellectual property, Shekou JV and the Chengdu JV, and are amortized using the straight line method over estimated useful lives ranging from five to seven years. The Corporation has prospectively adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, extends the allowable useful lives of certain intangible assets, and requires impairment testing and recognition for goodwill and intangible assets.  Goodwill amortization, which would have been recorded up to the sale of the Shekou JV on September 13, 2002, was $171,428.

Long-lived assets

The carrying value of long-lived assets, which includes goodwill and the investment in the joint ventures, is evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset including disposition, is less than the carrying value of the asset. (See Note 6)

Income taxes

The Corporation accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carry forwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Revenue recognition

The Corporation and the joint ventures derive revenue from sale and rental of cable modems, monthly subscription fees and maintenance fees which are recognized when the services are provided. Sales of cable modems are recognized when the goods are delivered and title has passed.

The Corporation recognized revenue from consulting services rendered to BSN on a ratable basis over the term of the services agreement which ended in 2000.

Stock-based compensation

The Corporation accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Corporation accounts for stock-based awards to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

Net loss per share

Basic loss per share ("EPS") excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be anti-dilutive.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, " Goodwill and Other Intangible Assets", which supercedes APB Opinion No. 17, "Intangible Assets". SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, extends the allowable useful lives of certain intangible assets, and requires impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 applies to goodwill and other intangible assets arising from transactions completed both before and after its effective date. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Corporation has prospectively adopted this recommendation effective January 1, 2002.  Goodwill has been evaluated for impairment at January 1, 2002 and no provision was required.  Goodwill amortization, which would have been recorded for the year ended December 31, 2002, was $171,428.

On January 1, 2002, the Corporation adopted SFAS No. 144, “Accounting for the Impairment or disposal of Long-Lived Assets”, which supercedes SFAS No. 121, “ Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that APB Opinion). SFAS No. 144 establishes a single accounting, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. Adoption of SFAS No. 144 did not have a material effect on the Corporation’s consolidated financial statements.

SFAS 143, Accounting for Asset Retirement Obligations, is effective for financial statements issued for fiscal years beginning after June 15, 2002.  SFAS 143 applies to the legal obligations associated with the retirement of a tangible long-lived asset that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees.  Adoption of SFAS No. 143 in 2002 has not had a material impact on the Corporation’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 elaborates on the disclosures we must make about our obligations under certain guarantees that we have issued. It also requires us to recognize, at the inception of a guarantee, a liability for the fair value of the obligations we have undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. Adoption of these provisions will not have a material impact on the Corporation’s financial position or results of operations. The disclosure requirements are effective for annual or interim periods ending after December 15, 2002.

In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123" . SFAS 148 amends SFAS 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 has no material impact on the Corporation, as it does not plan to adopt the fair value method of accounting for stock options at the current time. The Corporation has included the required disclosures in Notes to these financial statements.

Effective January 1, 2003, the Corporation adopted the provisions of SFAS 145: Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and technical corrections, which required the Corporation to reclassify an extraordinary item relating to extinguishment of debt to operating income.  The extraordinary item in the amount of $1,422,225 was reclassified to general and administration expenses for the year ended December 31, 2001 and for the cumulative period from inception on February 1, 2000 to December 31, 2002 on the consolidated statement of operations and deficit.  The extraordinary item in the amount of $1,422,225 was also reclassified to net loss from continuing operations for the quarter ended September 30, 2001 in the Supplemental Quarterly Financial Data (note 17).

In January 2003, the FASB issued FASB Interpretation No. 46 «Consolidation of Variable Interest Entities» (“FIN 46”).  FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements.  The Company must adopt and apply FIN 46(R) for reporting periods ending after December 15, 2004.  It is not expected to have a material impact on the Company’s results of operations or financial position.

The following standards issued by the FASB do not impact the Corporation:

-	Statement No. 146 - "Accounting for Costs Associated with Exit or Disposal Activities", effective for exit or disposal activities initiated after December 31, 2002; and
-

Statement No. 147 - "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", effective for acquisitions on or after October 1, 2002.

4.

ACQUISITION OF BIG SKY NETWORK CANADA LTD.

On September 29, 2000, the Corporation closed a common stock purchase agreement to buy 50,000 common shares of BSN, increasing its ownership to 100% of BSN. The acquisition was accounted for as a purchase. The purchase price was US$12.7 million, consisting of $2.5 million cash, a $1.7 million promissory note and 1,133,000 common shares of the Corporation with a fair market value of $8,497,500. The purchase price was allocated as follows:

$
Assets acquired, excluding cash:
Net working capital deficiency	(742,327)
Investment in Shekou JV	2,684,438
Intellectual property	849,750
Chengdu JV	5,098,500
Shekou JV	2,549,250
Goodwill	2,153,717
12,593,328

Cash acquired	104,172
Net assets acquired	12,697,500

Interest on the promissory note was accrued at 8% per annum and was cancelled July 27, 2001. (See Note 16).

The values ascribed to the acquired intangibles including intellectual property, Shekou JV and Chengdu JV were based on an estimation of fair value. The Shekou JV and Chengdu JV intangibles represented government approved contracts to provide Internet services in the PRC. The valuation of the assets was performed by management. In preparing the valuation management made a number of assumptions which included the estimated subscriber base in both Shekou and Chengdu, the market value of subscribers based on values assigned subscribers in the United States and in Europe, the relationships established with the governments in the municipalities the Corporation was considering having operations in, the value of the extensive legal work in establishing the framework to have operations in China and discussions on the value of those operations with various vendors.

The Corporation incurred a fee under the agency agreement (see Note 9) in connection with this transaction. The fee was comprised of $253,950 of cash and 50,790 warrants exchangeable to common shares on payment of $7.50 per share. The fair value of the warrants of $44,472 and cash consideration of $253,950 was expensed in 2000.

The results of operations of BSN for the period from January 1 to December 31, 2002 (January 1 to December 31, 2001, January 1, 2000 to April 25, 2000, September 29 to December 31, 2000) have been included in the consolidated statement of operations.

5.

PROPERTY AND EQUIPMENT

Property and equipment consist of:

	December 31 2002	December 31, 2001
	$	$

Furniture and fixtures	163,361	162,504
Computer hardware and software	478,980	307,238
Leasehold improvements	59,036	59,036
	701,377	528,778
Accumulated amortization	(245,125)	(131,963)
	456,252	396,815

6.

INVESTMENTS IN JOINT VENTURES

In 2002, BSN participated in both the Shekou JV and the Chengdu JV. Prior to the sale of the Shekou JV in September 2002, the Corporation's investment in the Shekou JV and the Chengdu JV included the unamortized excess of the Corporation's investment over its equity in the joint ventures' net assets. The excesses of $1,200,000 and $677,456 for the Shekou JV and the Chengdu JV, respectively, had been amortized on a straight-line basis over the estimated lives of the joint ventures of 7 years. As set out below, the total investment in the Chengdu JV was written off in 2001.  The investment in the Shekou JV was sold on September 13, 2002.

Impairment of Long Lived Assets

As part of the review of the December 31, 2001 financial results, management performed an assessment of the carrying value of the long-lived assets recorded from the 2000 acquisition of BSN (See Note 4) and also a review of the Corporation's direct investments in the Shekou and Chengdu JVs.

Economic trends had negatively impacted technology company market valuations and managements' outlook on expected future growth rates as compared to those growth rate assumptions at the time the investments were made. Based on the review, management concluded that the decline in valuations and expected growth rates within the Internet industry was more than a temporary condition. Consequently, the Corporation's management performed impairment analysis in accordance with its policy as disclosed in Note 1, and as a result, recorded a $7,549,111 write-down of intangible assets and $679,512 write-down of the investment in the Chengdu JV at December 31, 2001, represents the amount that the carrying value of these assets exceeded their fair value.

Fair value was determined by using the Corporation's business plan model to determine future discounted cash flows for periods of two years, 15 and 20 years, given the uncertainties of doing business in China. The assumptions supporting estimated future cash flows (growth rates, expenses and discount rate) were based on management's best estimates. Due to the joint ventures not meeting planned objectives, the Corporation assessed the recoverability of the property and equipment used in its operations and projected that the discounted future net cash flows from the use of these assets, together with their residual values, to be less than their carrying amounts. The table below outlines the resulting write downs.

At the time of the write down, management considered that equity market valuations for Internet and telecommunications subscribers are considerably lower than two years prior, access to vendor financing was nearly non-existent and new equity capital for perceived high risk markets like China was very scarce. Although long term undiscounted cash flow projections showed a reasonable cash flow potential, near term results were unlikely to be positive, while growth capital could not be accessed.

Asset	Write Down
$

Investment in Chengdu JV	679,512

Intangible Assets
Intellectual property	198,010
Shekou JV	1,911,939
Chengdu JV	3,823,875
Goodwill	1,615,287
7,549,111
Total Write Down	8,228,623

The Corporation concluded that the remaining intellectual property will continue to be amortized on a straight line basis over the remaining useful life established at the time of acquisition; five years as the remaining useful life has not changed.  The remaining $400,000 in intellectual property was written off at December 31, 2002 as the Corporation had sold its interest in the Shekou JV and had discontinued pursuing joint ventures with cable television stations.

On September 13, 2002, BSN sold its 50% interest in Shekou JV.  Winsco International Limited, ("Winsco"), a British Virgin Islands company, agreed to pay an aggregate amount of US$2,280,000 in a series of payments commencing five business days after signing and in stages linked to approvals of Chinese government agencies required to complete the transaction. As of December 31, 2002, BSN has received initial payments of US$228,000, US$684,000, US$684,000 and US$570,000. An additional payment of US$114,000 was paid in the first quarter of 2003. Net proceeds, after agent's fees and professional fees, are approximately US$2,029,000.  Under the terms of the sale, BSN had its representatives resign from the Shekou JV board of directors and BSN will assist Winsco in the transition of operations and management. Winsco assumed operating responsibility for the Shekou JV from the date of the agreement. BSN has no further interest in the Shekou JV.

The Corporation's share of the loss in Shekou JV for the nine months ended September 30, 2002 is $123,504. The equity loss is recorded to September 13, 2002. The disposal of the Corporation's interest in the Shekou JV resulted in a gain of $125,798. At the time of the sale, the Corporation's investment in Shekou JV was approximately $1,903,402.

The following table is a summary of the financial information of the Chengdu JV, which is accounted for on an equity basis.  The loss in the Chengdu JV has not been recognized into income for 2002 as a result of the write down of the entire investment in 2001.

	2002	2001	2000
	$	$	$

Current assets	43,154	25,365	780,654
Other assets	460,716	352,705	155,314

Total assets	503,870	378,070	935,968

Current liabilities	277,565	274,315	3,989
Capital	226,305	103,755	931,979

Total liabilities and capital	503,870	378,070	935,968

Gross Revenue	80,635	12,755	--

Gross Loss	(129,548)	(136,405)	--

Net loss	(244,797)	(458,435)	(67,240)
Impairment of Assets	--	(1,230,930)	--
Total	(244,797)	(1,689,365)	--

China Energy Ventures Corp. Share of Loss	(159,118)	(1,098,087)	(43,706)

The following table is a condensed summary of the financial information of the Shekou JV, which is accounted for on an equity basis until it was sold in 2002.

	December 31, 2002	December 31, 2001	December 31, 2000
	$	$	$

Current assets	-	1,168,309	1,859,728
Other assets	-	928,615	684,729

Total assets	-	2,096,924	2,544,457

Current liabilities	-	191,376	159,611
Capital	-	1,905,548	2,384,846

Total liabilities and capital	-	2,096,924	2,544,457

Gross Revenue (1)	288,721	315,813	116,608

Gross Profit (Loss) (1)	38,167	(43,727)	(277,351)

Net loss (1)	(205,839)	(472,803)	(615,734)

China Energy Ventures Corp. Share of Loss (1)	(123,504)	(283,682)	(202,421)

(1) For the December 31, 2002 period, these numbers reflect operations from January 1, 2002 to September 13, 2002, the date on which the Corporation sold its interest in the Shekou JV.

7.

COMMON SHARES

On April 14, 2000, the Corporation completed a reverse split of its common stock on a 0.65104-for-1 basis reducing its issued and outstanding common stock to 1,509,850 (pre split- 2,319,000). The reverse split has been recorded in these financial statements on a retroactive basis.

The Corporation has issued the following shares in a series of private placement agreements:

i.	On April 14, 2000 the Corporation issued 500,000 common shares at $0.20 per share for total proceeds of $100,000;
ii.	On May 12, 2000 the Corporation issued 1,530,000 common shares at $1.00 per share for total proceeds of $1,530,000; and
iii.	On May 12, 2000 the Corporation issued 1,301,667 common shares at $7.50 per share for total proceeds of $9,762,503; and
iv.	On April 3, 2002, the Corporation issued 2,997,160 common shares at $0.25 per share for total proceeds of $749,290.

On April 3, 2002, the Corporation closed the first tranche of a private placement financing for 2,997,160 shares, priced at $0.25 per share, raising a total of $749,290. Share issue costs were $101,929.  Issued and outstanding shares total 22,513,801 after this tranche.   The Corporation has authorized the Agent to raise up to $2,000,000 in total at the issue price of $0.25 per share, including the amount of the first tranche. The proceeds of this financing were used for working capital and to develop projects in Beijing, PRC.

8.

STOCK OPTION PLAN

(a)

Stock Option Plan

The Board of Directors of the Corporation adopted the 2000 Stock Option Plan (the "Plan") during April 2000. Shareholders approved the Plan on June 29, 2001. Under the Plan, the Corporation has reserved 8,000,000 common shares for issuance under options granted to eligible persons. As at December 31, 2002 6,810,000 have been granted with 1,190,000 available for granting.

Under the Plan, options to purchase common shares may be granted to employees, directors and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation. These options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Board of Directors.

(b)

Option Activity

Option activity under the Plan is as follows:

	2002	2001
	Number of	Number of
	Shares	Shares

Opening Balance - January 1	6,618,333	4,775,000
Granted	8,610,000	2,210,000
Cancelled	(8,418,333)	(366,667)

Closing Balance, December 31	6,810,000	6,618,333

Options available for granting	1,190,000	1,381,667

Option Plan Total	8,000,000	8,000,000

(c) Additional information regarding options outstanding as of December 31, 2002 is as follows:

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$1.00	1,075,000	2.6	$1.00
$0.82	300,000	3.9	$0.82
$0.05	5,435,000	4.8	$0.05
	6,810,000	4.4	$0.23

(d) As discussed in Note 3, the Corporation accounts for its employee stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees and its Related Interpretations". Had compensation expense been recognized based on the fair values of the options on the date granted to employees, additional compensation expense of $286,103 ($623,512 – 2001, $601,150 – 2000) would have been recognized. The Corporation's net loss and net loss per common share would have increased to the pro forma amounts shown below.

	Year Ended December 31,
	2002	2001	2000
	$	$	$
Net loss, as reported	(2,591,480)	(14,074,665)	(3,597,180)
Add: Stock-based employee compensation
Expense included in reported net income,
net of related tax effects	0	0	0
Deduct: Total stock-based employee
Compensation expense determined under fair
Value based method for all awards, net of
related tax effects	286,103	623,512	601,150

Proforma net income	(2,877,583)	(14,698,177)	(4,198,330)

Earnings per share:
Basic and diluted – as reported	(0.12)	(0.72)	(0.20)
Basic and diluted – pro forma	(0.13)	(0.75)	(0.24)

The fair value of stock options used to compute the Pro Forma net loss and Basic loss per common share is the estimated fair value at grant date determined by the Black-Scholes option pricing model with the following assumptions as at December 31.

	2002	2001	2000

Dividend yield	0%	0%	0%
Expected volatility	100%	92%	50%
Risk free interest rate	3.18%	3.28%	6.32%
Expected option life	3 years	4.78 years	2.9 years

Compensation expense of $489,654 ($369,036 – 2001, $15,235 – 2000) has been recognized in the consolidated financial statements for non-employee stock option grants. No amounts have been recognized for stock-based employee compensation awards.

9.

WARRANTS

The Corporation has previously issued the following warrants.  Each warrant can be exchanged for 1 common share at the exercise price noted.

Date of	Number of	Exercise	Expiry
Grant	Warrants	Price	Date

September 2000	50,790	$7.50	November, 2002
November 2000	5,000	$7.50	April, 2002
November 2000	95,000	$1.00	April, 2002
April 2000	50,000	$1.00	April, 2005
July 2001	500,000	$1.00	July 27, 2003
April 2002	299,716	$0.25	April 3, 2004

The 50,790 warrants were granted in 2000 in connection with the purchase of 50% of BSN and an agency agreement (see Note 4).

100,000 warrants were granted for investor relation services during 2000. The fair value of these warrants was $65,381 and is fully amortized at December 31, 2002. 95,000 of these warrants were re-priced to $1.00 during the year for future services. The value of the 95,000 re-priced warrants using the Black-Scholes option pricing model was nil. The remaining deferred compensation of $14,408 from these warrants was amortized as compensation expense during the year ended December 31, 2001.

The remaining 50,000 warrants were granted to a consultant in 2000. The fair value of these warrants was $351 and was expensed in 2000.

500,000 warrants were issued as partial payment for the surrender and cancellation of a promissory note (Note 16). The rights represented by this warrant entitle the holder to exercise the warrants in whole or in part for up to 500,000 common shares at a price of $1.00 per common share.

In connection with a private placement conducted in April 2002 and under the terms of an Agency Agreement, 299,716 warrants were granted at a price of $0.25 per share.  During 2002, the Corporation amortized $43,009 of expense relating to these warrants.  As at December 31, 2002, $71,020 was unamortized and will be expensed over the remaining life of the warrants.

10.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002 our Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of common shares instead of cash. The Alternative Compensation Plan was approved by shareholders at our Annual Shareholders Meeting on June 14, 2002. In the first nine months of 2002, the expense relating to 2,000,000 common shares in the amount of $163,463 has been accrued under the Alternative Compensation Plan. The Plan allowed for maximum compensation of 2,000,000 shares, and this maximum was reached in the third quarter of 2002. Although the expense has been accrued, the shares will not be issued until requested by the beneficiaries.  No such request has been received by the Corporation as of the date of our audit report.

11.

RELATED PARTY TRANSACTION

On December 31, 2001, $9,310 was due from an officer and director. This amount was repaid on March 12, 2002.

Big Sky Exploration (Ventures) Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability.  As of December 31, 2002, Big Sky Exploration (Ventures) Alberta Ltd. had not obtained profitability and owed CDN $15,000 in rent and an allowance was taken reducing the receivable to $0.

Big Sky Exploration (Ventures) II Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability.  As of December 1, 2002, Big Sky Exploration (Ventures) II Alberta Ltd. had not obtained profitability and owed CDN $15,000 in rent and an allowance was taken reducing the receivable to $0.

M3 Energy Corp., a company which Matthew Heysel, our Chairman and Chief Executive Officer, was a director of until May 2002 and which Mr. Thomas Milne, our Chief Financial Officer has been a director of since inception, sub-leased office space from us in 2002 from January thru June at a rate of CDN $1,500.  In 2002 a total of CDN $9,000 was paid by M3 Energy to us for this office space.

To facilitate its business activities in China, the Corporation elected to set up banking facilities in Hong Kong with its established Canadian bank. The Corporation deposited $2 million into an established personal account of the Corporation's President, Daming Yang, based upon an oral agreement that such funds would be transferred into the Corporation's Hong Kong account when established. No formal or written agreement was entered into with respect to such funds. The banking documentation process commenced in April 2001 was not completed until September 10, 2001.

During the interim period, Mr. Yang held the Corporation's funds under the terms of an oral agreement with the Corporation, under which Mr. Yang agreed to pay expenses related to the Corporation's operations in China on behalf of the Corporation as instructed by the Corporation's Chief Executive Officer and Chief Financial Officer. Mr. Yang paid expenses on behalf of the Corporation when presented with invoices and instructions from the Corporation's Chief Executive Officer and Chief Financial Officer. Mr. Yang paid office expenses and salary expenses as instructed by the Corporation's Chief Executive Officer and Chief Financial Officer in accordance with the operating budget approved by the Corporation's Board of Directors.

The following transactions were processed through Mr. Yang's account during the period he held the Corporation's funds:

	Description
Date	Amount	$

April 17, 2001	Transfer $2,000,000 (less service charges)	1,999,992
April 28, 2001	Deposit interest	1,618
May 15, 2001	Purchase of Modems	(270,000)
May 15, 2001	Purchase Term Deposit	(1,500,000)
May 31, 2001	Deposit Interest	1,731
June 28, 2001	Term Deposit Matures	1,505,239
June 28, 2001	Purchase Term Deposit	(1,000,000)
June 28, 2001	Wire transfer to Chengdu re: Registration & Investment Wire
	Transfer in transit until July 10, 2001	(200,000)
June 30, 2001	Deposit Interest	306
July 7, 2001	Purchase of equipment from Cisco	(90,206)
July 7, 2001	Beijing Office expenses for May, June & July	(180,000)
July 31, 2001	Interest on account	288
August 10, 2001	Salary expenses	(20,032)
August 10, 2001	Beijing Office expenses for August and September	(120,032)
August 31, 2001	Interest on account	174
September 21, 2001	Term Deposit Transferred in	1,005,580
September 21, 2001	Salary Expense	(15,032)
September 21, 2001	Beijing Office expenses for October	(55,032)
September 21, 2001	Service Fee on Transfer of Funds	(32)

Balance Upon Transfer to HSBC - Hong Kong		1,064,562

During the quarter ended June 30, 2001, the Corporation authorized Mr. Yang to disburse, from his account, on the Corporation's behalf, $270,000 to pay for modems purchased for the Chengdu JV and initiate a wire transfer of $200,000 as a working capital contribution in Chengdu. The Corporation earned $8,894 in interest on the funds held by Mr. Yang, for the Corporation's benefit.

During the quarter ended September 30, 2001, the Corporation authorized Mr. Yang to disburse from his account, on the Corporation's behalf, $90,206 for the purchase of equipment, $355,000 for Beijing office expenses and $35,000 for salary expenses in China. A total of $5,882 of interest was earned on the Corporation's funds held in Mr. Yang's account, for the Corporation's benefit.

On September 10, 2001, a Hong Kong branch of Hong Kong Shanghai Banking Corporation ("HSBC") established an account for the Corporation and the funds held by Mr. Yang, totaling $1,064,562 were transferred to the Corporation's account on September 21, 2001. Mr. Yang received no benefit from holding the funds.

12.

INCOME AND OTHER TAXES

The Corporation did not provide any current or deferred U.S. federal or foreign income tax provision or benefit because it has experienced operating losses since inception. The Corporation is not liable for any state taxes. The Corporation has provided a full valuation allowance on the deferred tax asset, consisting primarily of a net operating loss, because of uncertainty regarding its realizability.

At December 31, 2002, the Corporation had a net operating loss of approximately $14,200,000 ($13,047,628 - 2001) for U.S. federal purposes. Utilization of the net operating loss, which begins to expire at various times starting in 2007, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.

The Corporation is eligible to recover significant portions of the Canadian Goods and Services Tax (GST) that it pays in its Canadian office operations. The Corporation makes application quarterly to the Canada Customs and Revenue Agency for GST paid in the previous quarter.

13.

UNEARNED REVENUE

The Corporation received $0 ($0-2001 and $500,000-2000) as an advance payment from BSN for technical consulting services to be provided by the Corporation to BSN over a 12 month period, commencing in May 2000 (see Note 1).  As a result of the Corporation acquiring BSN in 2000 (See Note 3) this amount has been eliminated on consolidation since the acquisition dated September 29, 2000.

14.

CONTINGENCIES

On March 29, 2001, The Orbiter Fund Ltd., The Viator Fund Ltd., Lancer Offshore Inc. and Lancer Partners Limited Partnership (collectively, the "Plaintiffs") filed an action in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 0101-07232), naming Matthew Heysel, CEO and China Broadband Corp. as defendants. On October 19, 2001, after Examinations for Discovery of two corporate officers of the Corporation, but prior to Examinations for Discovery of the Plaintiffs' officers, the Plaintiffs filed a Discontinuance of Action with the Alberta court, which evidences the termination and cessation of the proceedings in the Action.

The Corporation filed an application for a hearing to recover legal costs of $64,048. The Court has ruled that the Plaintiffs must reimburse the Corporation $16,667.

15.

COMMITMENTS

In 2002, the Corporation’s Chairman, who is also Chairman of several private Canadian companies, entered into sublease agreements, between the Corporation and these related companies for office space in the Corporations Calgary office.  The sublease agreements are priced at rates linked to the profitability of each such related company.  The aggregate amount of rent received was CDN $9,000 and a further CDN $50,000 was accrued, however, an allowance of $50,000 was taken, reducing the receivable at December 31, 2002 to $0.

BSN has entered into an investment commitment for capital contributions to the joint venture with Chengdu Huayu, located in the PRC. Future maximum capital contributions are $5,500,000. To date, $1,935,590 has been contributed to this joint venture. The remaining $3,564,410 will be funded, over the life of the joint venture, from the cash flow of the joint venture.

BSN has also entered into an investment commitment for capital contributions to the joint venture with Deyang Guangshi, located in the PRC. Future maximum contributions are $4,500,000. No funds have been contributed to this joint venture at December 31, 2002. The funding is required to be spent over the life of the joint venture, funded from the cash flow of the joint venture. In the present environment, the Corporation does not intend to increase its investment in Chengdu.

On February 13, 2001, the Corporation announced that it had entered into an agreement with a supplier to purchase equipment and services relating to the Internet services provided by the joint ventures in the PRC. Under the terms of the agreement, the Corporation has the option of purchasing up to $250 million in equipment and services at discounted prices over the five-year term. During the year ended December 31, 2002, the Corporation did not purchase any equipment under this agreement.

On March 8, 2001, BSN entered into a cooperative joint venture agreement with Changsha Guang Da Television Broadcast Network Ltd. ("Changsha Guang Da") to provide Internet technology service in Hunan Province, PRC. The agreement, subject to government approvals, commits Changsha Guang Da to provide exclusive access to its HFC network, facilities and frequencies to allow the joint venture to provide Internet connectivity services to cable TV subscribers of Changsha Guang Da. The contract duration is 18 years. BSN will receive 65% of the net revenue during the first five years, 50% for the next five years and 40% thereafter. Under the terms of the agreement, BSN is required to invest $18 million of capital and equipment, staged over the life of the joint venture agreement. As at December 31, 2002, the Corporation had not contributed to this joint venture.

On November 13, 2001, the Corporation announced that BSN had entered into a 12 year contract with Jitong Network Communications Co. Ltd. ("Jitong") to enable broadband Internet access and value-added services including IP telephony over Jitong's exiting 1500 kilometre metropolitan area network in Chong Qing. BSN will contribute management, technology and capital to deploy within the city core, with staged expansion throughout the city as capital and resources permit. Initial capital commitments will be limited to establishing a test system to validate ongoing deployment. As at December 31, 2002, the Corporation had not contributed to this joint venture.

Minimum lease payments under the Corporation's Office lease are as follows for the years ending December 31:

$
2003	104,577
2004	104,577
2005	43,574
252,728

16.

EXTINGUISHMENT OF DEBT

On July 27, 2001, the Corporation completed a transaction to cancel a promissory note payable (see Note 4).  The promissory note was surrendered for a warrant to purchase 500,000 shares of the Corporation's common stock at a price of $1.00 per share. The warrant expires on July 27, 2003. A payment of $115,290 was also made representing the accrued interest on the promissory note from September 29, 2000 to the closing date at a rate of 8% per annum. Using the Black Scholes method of valuing warrants, the warrants had a value of $277,775, resulting in a gain of $1,422,225 that has been recorded as a reduction of general and administrative expense. The gain will result in an income tax expense of approximately $498,000, however, the Corporation has sufficient losses carried forward to offset the expense.

This gain on extinguishment of debt was previously recorded as an extraordinary item.  Effective January 1, 2003, the Corporation adopted the provisions of SFAS 145: Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and technical corrections, which required the Corporation to reclassify an extraordinary item relating to extinguishment of debt to operating income.  The extraordinary item in the amount of $1,422,225 was reclassified to general and administration expenses for the year ended December 31, 2001 and for the cumulative period from inception on February 1, 2000 to December 31, 2002 on the consolidated statement of operations and deficit.  The extraordinary item in the amount of $1,422,225 was also reclassified to net loss from continuing operations for the quarter ended September 30, 2001 in the Supplemental Quarterly Financial Data.

17.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited)

Interim Quarter Ended	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
	$	$	$	$
Sales	47,042	40,617	31,323	22,960
Gross profit (loss)	1,580	15,039	5,934	(1,003)
Net loss from continuing operations	(929,457)	(375,178)	(826,152)	(460,693)
Net loss	(929,457)	(375,178)	(826,152)	(460,693)

Loss per share	(0.04)	(0.02)	(0.04)	(0.02)

Interim Quarter Ended	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
	$	$	$	$
Sales	20,579	--	--	--
Gross profit (loss)	2,247	--	--	--
Net loss from continuing operations	(11,003,530)	(180,892)	(1,618,064)	(1,272,179)
Net loss	(11,003,530)	(180,892)	(1,618,064)	(1,272,179)

Loss per share	(0.57)	(0.01)	(0.08)	(0.07)

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Condensed Consolidated Balance Sheet (unaudited)
(Expressed in United States Dollars)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT
Cash and cash equivalents	$724,333	$1,718,173
Interest and other receivable	108,660	200,880
Prepaid expenses	70,491	12,553
	903,484	1,931,606
Capital Assets
Property and equipment, net (Note 2)	339,683	456,252

	$1,243,167	$2,387,858
LIABILITIES
CURRENT
Accounts payable and accrued liabilities	74,933	195,009

SHAREHOLDERS' EQUITY
Common stock	81,616	80,933
$0.001 par value, shares authorized:50,000,000;
shares issued and outstanding: 23,196,603 and
22,513,801, respectively
Additional paid in capital	23,244,685	22,908,005
Deferred compensation	(458,493)	(532,764)
Accumulated deficit	(21,699,574)	(20,263,325)
	1,168,234	2,192,849
	$1,243,167	$2,387,858

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Condensed Consolidated Statements of Operations & Deficit (unaudited)
(Expressed in United States Dollars)
					Cumulative
					Period From
					Incorporation
	Three Months Ended		Nine Months Ended		February 1,
	September 30,		September 30,		2000 to
	2003	2002	2003	2002	September 30, 2003
REVENUE
Internet Services	$45,250	40,617	$138,984	94,900	$301,505
Technical consulting	--	--	--	--	208,333
Cost of Sales (exclusive of amortization shown separately below)	(36,628)	(25,578)	(111,433)	(74,930)	(250,157)

GENERAL AND ADMINISTRATIVE
EXPENSES (including non-cash compensation of $153,585 (2002-$141,327) for the three months ended September 30, 2003 and $411,634 (2002-$441,227) for the nine months ended September 30, 2003)	(520,848)	(369,366)	(1,350,780)	(1,464,680)	(8,577,409)
AMORTIZATION	(38,308)	(51,227)	(119,998)	(151,572)	(3,352,205)
IMPAIRMENT OF ASSETS	--	--	--	--	(8,628,623)
	(550,534)	(405,554)	(1,443,227)	(1,596,282)	(20,298,556)

LOSS IN BIG SKY NETWORK
CANADA LTD.	--	--	--	--	(181,471)
LOSS IN SHEKOU JOINT
VENTURE (Note 3)	--	(26,324)	--	(123,504)	(609,607)
LOSS IN CHENGDU JOINT
VENTURE (Note 3)	--	--	--	--	(1,141,793)
GAIN ON SALE OF SHEKOU	--	56,586	--	56,586	125,798
INTEREST INCOME	1,238	114	6,978	1,177	406,055

NET LOSS	(549,296)	(375,178)	(1,436,249)	(1,662,023)	(21,699,574)

DEFICIT, BEGINNING OF
PERIOD	(21,150,278)	(18,958,690)	(20,263,325)	(17,671,845)	--

DEFICIT, END OF PERIOD	$(21,699,574)	(19,333,868)	$(21,699,574)	(19,333,868)	$(21,699,574)

LOSS PER SHARE
Basic and diluted	$(0.02)	(0.02)	$(0.06)	(0.08)

SHARES USED IN
COMPUTATION
Basic and diluted	22,773,563	22,513,801	22,601,340	21,525,726

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.) (a Development Stage Enterprise) Condensed Consolidated Statements of Stockholders’ Equity (unaudited) (Expressed in United States Dollars)
			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding shares
of China Broadband
(BVI) Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement
agreements at $0.20 per
share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement
agreements at $1.00 per
share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to
private placement
agreements at $7.50 per
share	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)

Balance,
December 31, 2000	19,474,517	77,936	20,631,344	(57,995)	(3,597,180)	17,054,105
Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775

Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)

Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative Compensation
Plan	-	-	163,463	-		163,463

Issuance of common stock
to settle legal fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25 per
share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)

Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

Amortization of deferred
compensation	-	-	-	411,634	-	411,634

Deferred compensation	-	-	337,363	(337,363)	-	-

Issuance of common stock
Under the Alternative
Compensation Plan	682,802	683	(683)	-	-	-

Net Loss	-	-	-	-	(1,436,249)	(1,436,249)

Balance,
September 30, 2003	23,196,603	81,616	23,244,685	(458,493)	(21,699,574)	1,168,234

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.)
(a Development Stage Enterprise)
Condensed Consolidated Statements of Cash Flows (unaudited)
(Expressed in United States Dollars)
					Cumulative
					Period From
					Date of
					Incorporation
	Three Months Ended		Nine Months Ended		February 1,
	September 30,		September 30,		2000 to
	2003	2002	2003	2002	September 30, 2003
CASH FLOWS RELATED TO THE
FOLLOWING ACTIVITIES

OPERATIONS
Net loss	$(549,296)	(375,178)	$(1,436,249)	(1,662,023)	$(21,699,574)
Adjustment for:
Extinguishment of debt	--	--	--	--	(1,422,225)
Depreciation and amortization	38,308	51,227	119,998	151,572	3,352,205
Impairment of assets	--	--	--	--	8,628,623
Loss in Big Sky Network Canada Ltd.	--	--	--	--	181,471
Loss in Shekou joint venture (Note 3)	--	26,324	--	123,504	609,607
Loss in Chengdu joint venture (Note 3)	--	--	--	--	1,141,793
Gain on sale of Shekou joint venture	--	(56,586)	--	(56,586)	(125,798)
Non-cash stock compensation (Note 4)	153,585	141,327	411,634	441,227	1,337,417
Issuance of Common Shares for settlement
of legal fees	--	--	--	21,062	21,062
Changes in operating assets and liabilities
Interest and other receivable	(15,765)	(67,299)	92,220	(11,243)	5,340
Prepaid expenses	(15,413)	(6,794)	(57,938)	117,774	(70,490)
Accounts payable and accrued liabilities	(22,103)	(38,565)	(120,076)	(244,036)	(669,327)
	(410,684)	(325,544)	(990,411)	(1,118,749)	(8,709,896)
FINANCING
Issue of common stock for cash	--	--	--	749,290	12,641,793
Stock issuance costs	--	--	--	(101,929)	(177,740)
	--	--	--	647,361	12,464,053

INVESTING
Fixed asset additions	(2,295)	(35,471)	(3,429)	(185,545)	(704,806)
Proceeds from the sale of the Shekou joint
Venture (net of costs)	--	912,000	--	912,000	2,006,400
Investment in Chengdu joint venture	--	--	--	--	(1,935,590)
Acquisition of Big Sky Network Canada Ltd.	--	--	--	--	(2,395,828)
	(2,295)	876,529	(3,429)	726,455	(3,029,824)

F-31

NET DECREASE (INCREASE) IN CASH
AND CASH EQUIVALANTS	$(412,979)	550,985	$(993,840)	255,067	$724,333

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,137,312	376,178	1,718,173	672,096	--

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$724,333	927,163	$724,333	927,163	$724,333

SUPPLEMENTAL CASH FLOW
INFORMATION:
Cash paid for income taxes	--	--	--	--	--
Cash paid for interest	--	--	--	--	115,290

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA ENERGY VENTURES CORP. (formerly China Broadband Corp.) (a Development Stage Enterprise) Notes to the Condensed Consolidated Financial Statements (unaudited) (Expressed in United States Dollars)

1.

BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by the Company without audit in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the United States Securities and Exchange Commission.  These financial statements are condensed and do not include all disclosures required for annual financial statements and accordingly, these financial statements and the notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.  The consolidated financial statements for the year ended December 31, 2002 contained Note 2 on the Company’s need for additional financing and profitable operations to be able to continue as a going concern. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  In the opinion of management, these financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company’s condensed, consolidated financial position at September 30, 2003 and December 31, 2002 and the condensed, consolidated results of operations and cash flows for the three and nine month periods ended September 30, 2003 and 2002.

2.

PROPERTY AND EQUIPMENT

Property and equipment consist of:

	September 30, 2003	December 31, 2002
	$	$

Furniture and fixtures	163,361	163,361
Computer hardware and software	482,409	478,980
Leasehold improvements	59,036	59,036
	704,806	701,377
Accumulated amortization	(365,123)	(245,125)
	339,683	456,252

3.

INVESTMENT IN JOINT VENTURES

Big Sky Network Canada Ltd., a wholly owned subsidiary of China Broadband Corp., participated in both the Shekou joint venture and the Chengdu joint venture.   The total investment in the Chengdu joint venture was written off in 2001 and the Shekou joint venture was sold on September 13, 2002.

Prior to its sale, the Shekou joint venture was accounted for using the equity method.  Included in the Company’s statement of operations is its share of the equity method loss related to the Shekou joint venture for the three and nine months ended September 30, 2002 of $263,324 and $123,504, respectively.  The equity loss is recorded to September 13, 2002.

The Chengdu joint venture is accounted for on an equity basis.  The loss in Chengdu joint venture, $54,414 (2002 - $57,600) for the three months ended September 30, 2003 and $140,662 (2002 - $187,700) for the nine months ended September 30, 2003, has not been recognized into income as a result of the write down of the entire investment in Chengdu joint venture in 2001.

4.

STOCK OPTION PLAN

Under the Stock Option Plan, the Company has reserved 8,000,000 common shares for issuance under options granted to eligible persons.  As at September 30, 2003, 7,310,000 have been granted with 690,000 available for granting.

Under the Plan, options to purchase common shares may be granted to employees, directors and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company.  These options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Board of Directors.

Option activity under the Plan is as follows:

2003
Number of
Options

Balance – December 31, 2002	6,810,000

Granted	1,100,000
Expired	-
Cancelled	(600,000)

Balance, September 30, 2003	7,310,000

Options available for granting	690,000

Option Plan Total	8,000,000

Additional information regarding options outstanding as of September 30, 2003 is as follows:

Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$1.00	475,000	1.9	$1.00
$0.82	300,000	3.1	$0.82
$0.15	300,000	4.9	$0.15
$0.05	6,235,000	4.0	$0.05
	7,310,000	3.9	$0.15

On September 4, 2003 the board of directors approved the issuance of 300,000 options to three new directors.  These options were priced at fair market value on the date of the grant with an exercise price of $0.15 per share.  One third of the options vested immediately upon issuance with one third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on September 4, 2008.

For the three months ended September 30, 2003, $153,585 compensation expense has been recognized (2002 - $141,327) in the consolidated financial statements for employee and non-employee stock option grants.  For the nine months ended September 30, 2003, $411,634 compensation expense has been recognized (2002 - $441,227).  For the three months ended September 30, 2003, $60,011 compensation expense has been recognized (2002 - $Nil) in the consolidated financial statements for employee stock option grants.  For the nine months ended September 30, 2003, $141,134 compensation expense has been recognized (2002 - $Nil) for employee stock option grants.

The Company applies the intrinsic value method allowed by Accounting Practices Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans is measured at each reporting period as the difference between the quoted market price and the exercise price; the cost is recognized over the period the employee performs related services.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three Months ended September 30,		Nine Months ended September 30,
	2003	2002	2003	2002
	$	$	$	$
Net loss, as reported	(549,296)	(375,178)	(1,436,249)	(1,662,023)
Add: Stock-based employee compensation
Expense included in reported net loss,
net of related tax effects	60,011	0	141,134	0
Deduct: Total stock-based employee
Compensation expense determined under
fair value based method for all awards,
net of related tax effects	(34,064)	(32,181)	(79,134)	(228,369)

Proforma net loss	(523,349)	(407,359)	(1,374,249)	(1,890,392)

Loss per share:
Basic and diluted – as reported	(0.02)	(0.02)	(0.06)	(0.08)
Basic and diluted – pro forma	(0.02)	(0.02)	(0.06)	(0.09)

5.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002, the Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of common shares instead of cash. The Alternative Compensation Plan was approved by the shareholders at the Annual General Meeting on June 14, 2002.  The Plan allowed for a maximum compensation of 2,000,000 shares, and this maximum was reached in the third quarter of 2002 with the associated expense totaling $163,463.  Although the expense has been accrued, the shares are not issued until requested by the beneficiaries.

On August 26, 2003, the Board of Directors approved the issuance of 682,802 common shares with an accrued value of $60,443 under the Alternative Compensation Plan to Precise Details, Inc., a company controlled by Thomas Milne, the Company’s Chief Financial Officer and a director.  These shares were issued to settle debt owed to Precise Details, Inc. for the services of Mr. Milne.

6.

RELATED PARTY TRANSACTIONS

On July 11, 2003, the Company’s Chief Executive Officer, Mr. Matthew Heysel, through his privately held corporation, MH Financial Management Ltd., entered into a Stock Option Agreement with two of the Company’s shareholders.  Under this agreement, MH Financial Management Ltd. has the option to purchase 1,620,000 shares of the Company’s common stock held by two shareholders at a price of $0.10 per share.  The option to purchase is valid for eighteen months from the date of the agreement.  As well, an irrevocable proxy has been delivered to MH Financial Management Ltd. granting it the power to vote the shares at all annual and special meetings of the Company’s shareholders until the expiry date of the agreement or the purchase of the shares, whichever occurs first.

7.

LEGAL COSTS

During the nine months ended September 30, 2003, the Company received $20,439 in legal costs which had been awarded to it by the Court of Queen’s Bench of Alberta due to The Orbiter Fund Ltd., The Viator Fund Ltd., Lancer Offshore Inc. and Lancer Partners Limited Partnership (collectively, the "Plaintiffs") choosing to discontinue an action which had been filed in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 0101-07232) on March 29, 2001, naming Matthew Heysel, CEO, and China Broadband Corp. as defendants.

8.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS 149").  SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").  In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") and (4) amends certain other existing pronouncements.  SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has not had a material impact on the Company’s business, results of operations and financial condition.

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150").  SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in the balance sheets.  Previously, many of those financial instruments were classified as equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  The adoption of SFAS 150 has not had a material impact on the Company’s business, results of operations and financial condition.

Effective January 1, 2003, the Company adopted the provisions of SFAS 145: Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and technical corrections, which required the Company to reclassify an extraordinary item relating to extinguishment of debt to operating income.  The extraordinary item in the amount of $1,422,225 was reclassified to general and administration expenses in the cumulative period from inception February 1, 2000 to September 30, 2003 on the condensed, consolidated statement of operations and deficit.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures the Company must make about the Company's obligations under certain guarantees that the Company has issued. It also requires the Company to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Company has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. Adoption of these provisions has not had a material impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 «Consolidation of Variable Interest Entities» (“FIN 46”).  FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements.  The Company must adopt and apply FIN 46(R) for reporting periods ending after December 15, 2004.  It is not expected to have a material impact on the Company’s results of operations or financial position.

9.

SUBSEQUENT EVENTS

a)

In the third quarter of 2003, management assessed the prospects for its Internet business and the possibility of that business generating sufficient cash flow to support the Company’s overhead.  Management determined that the operating model that was in place was unsustainable by the Company’s present Internet business and decideded to re-focus the Company with an oil and gas exploration and production division, while continuing in the Internet business in China.  On October 27, 2003, China Energy entered into a share exchange agreement with Big Sky Energy Kazakhstan Ltd.  BSEK is a company that is incorporated in Alberta, Canada and which holds, as its major asset, a 90% partnership interest in KoZhaN LLP, a limited liability partnership incorporated in the Republic of Kazakhstan.  KoZhaN holds licences to explore, develop and produce hydrocarbons from three blocks of land in the Republic of Kazakhstan.  We agreed to acquire 100% of the issued and outstanding equity share capital of BSEK in exchange for the issuance to the shareholders of BSEK of China Energy common shares.  The number of  China Energy common shares to be issued was to be based on the fair value of the net assets of BSEK, divided by the 30-day average closing bid price of China Energy common shares on the NASD OTC exchange, up to a maximum of 8,000,000 common shares.  Management determined BSEK’s net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation of KoZhaN’s major asset. On January 12, 2004, the transaction was completed and we issued 8,000,000 of our common shares at a deemed price of $0.286 per share (for a total deemed value of $2,288,000) to the shareholders of BSEK in exchange for their shares.  In addition, pursuant to the terms of the share exchange agreement, China Energy was required to advance $500,000 to BSEK as an unsecured short-term loan for use by BSEK in furthering its oil and gas business.  The $500,000 was advanced in October 2003 and in December 2003, we forwarded an additional $625,000 to BSEK as an unsecured short-term loan.  On January 14, 2004, BSEK repaid $250,000 against the initial $500,000 loan.  On January 20, 2004, we extended repayment terms on both loans to June 1, 2004 and set the interest rate at 5% per annum.

BSEK was controlled by Big Sky Energy Canada Ltd., a British Virgin Islands corporation, Mr. Matthew Heysel, Mr. Daming Yang and Mr. Glenn Van Doorne.  Big Sky Energy Canada Ltd. was the largest shareholder of BSEK.

Mr. Matthew Heysel, who is a shareholder, Chairman and Chief Executive Officer of the Company, is Chairman and Chief Executive Officer of BSEK and is also the Chairman and Chief Executive Officer of Big Sky Energy Canada Ltd.

Mr. Daming Yang, who is a shareholder, director and President of the Company, is the President and a director of BSEK and is also the President and a director of Big Sky Energy Canada Ltd.

Mr. Kai Yang, who is a major shareholder of the Company and Mr. Daming Yang’s brother, is the sole shareholder of Big Sky Energy Canada Ltd.

b)

On October 31, 2003, the board of directors of the Company approved a private placement of 8,000,000 common shares of the Company’s common stock at $0.25 per share.  Under the terms of the private placement the Company has until December 30, 2003 to close on the funds and must file a registration statement with the U.S. Securities and Exchange Commission within 90 days of the first closing.  Should the Company fail to file a registration statement in the allotted time frame, it is required to issue to each purchaser of the private placement an additional 0.2 common share for each share purchased by the purchaser under the private placement.  The private placement closed on January 26, 2004.

c)

On October 7, 2003 BSEK entered into an agreement with Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd., a wholly-owned subsidiary of Sino-pec (“Shengli”), pursuant to which Shengli would subscribe for 10,000,000 common shares of BSEK at a subscription price of $2,300,000.  This transaction will give Shengli 50% ownership in BSEK.  These funds will be used to pay a $1,000,000 signature bonus to the Kazakhstan government, $300,000 for historical costs and $1,000,000 to initiate oil production.

The payment schedule of the signature fees and historical costs will be as follows:

-$250,000 before November 25, 2003;

-$500,000 before December 28, 2003;

-$150,000 before January 20, 2004;

-$150,000 within 15 days of BSEK’s board of directors approving a working plan; and

-$250,000 when daily production reaches 50 tonnes per day or accumulative production reaches 10,000 tonnes total.

d)

On November 7, 2003, MH Financial Management Ltd., a corporation controlled by our Chairman and Chief Executive Officer, Mr. Matthew Heysel, entered into a Option Purchase Agreement with a third party whereby MH Financial Management Ltd. transferred all its rights in a Stock Option Agreement with two of China Broadband Corp.’s shareholders under which MH Financial Management Ltd. had the right to purchase 1,620,000 shares at a price of $0.10 per share until January 11, 2005 to a third party for a total cost of $1.00 and future consideration to be determined by the parties at a future date which will be disclosed at that time.

e)

On December 29, 2003, the Company changed its name to China Energy Ventures Corp.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Big Sky Energy Kazakhstan Ltd.:

We have audited the accompanying consolidated balance sheet of Big Sky Energy Kazakhstan Ltd. (a development stage enterprise) (the “Successor”) as of September 30, 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from August 11, 2003 (date of inception of the Successor) to September 30, 2003, and for the period from April 28, 2001 (date of inception of the Predecessor) to September 30, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The Predecessor’s financial statements as of December 31, 2002 and 2001, and for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and the period from April 28, 2001 (date of inception of the Predecessor) to August 11, 2003 (not separately presented herein) were audited by other auditors whose report, dated December 23, 2003, expressed an unqualified opinion on those statements.  The financial statements for the period April 28, 2001 (date of inception of the Predecessor) to August 11, 2003 (not separately presented herein)  reflects a net loss of $93,713.  The other auditors’ report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Big Sky Energy Kazakhstan Ltd. as of September 30, 2003 and the results of its operations and its cash flows for the period from August 11, 2003 (date of inception of the Successor) to September 30, 2003, and for the period from April 28, 2001 (date of inception of the Predecessor) to September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage as of September 30, 2003.  As discussed in Note 2 to the financial statements, successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, obtaining regulatory approval, and achieving a level of sales adequate to support the Company’s cost structure.

/s/ Deloitte & Touche LLP

Chartered Accountants

February 6, 2004

Calgary, Canada

INDEPENDENT AUDITORS’ REPORT

To the Partners of KoZhaN LLP:

We have audited the accompanying balance sheets of KoZhaN LLP (a development stage enterprise) (the “Predecessor”) as of December 31, 2002 and 2001, and the related statements of operations, changes in partners’ deficit, and cash flows for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 (date of inception) to December 31, 2001, and the period from April 28, 2001 (date of inception) to August 11, 2003 (not separately presented herein).  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of KoZhaN LLP as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 (date of inception) to December 31, 2001, and the period from April 28, 2001 (date of inception ) to August 11, 2003 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the development stage as of December 31, 2002.  As discussed in Note 2 to the financial statements, successful completion of the Partnership’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, obtaining regulatory approval, and achieving a level of sales adequate to support the Partnership’s cost structure.

/s/ Deloitte & Touche

TOO Deloitte & Touche

December 23, 2003

Almaty, Kazakhstan

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

						Cumulative
		Period from			Period from	Period from
		August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
		(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
		to September	to August 11,	December	to December	of Predecessor)
		30, 2003	2003	31, 2002	31, 2001	to September
	Note	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	30, 2003
EXPENSES
General and administrative expenses	5	$19,739	$63,599	$5,705	$292	$89,335

OPERATING LOSS		19,739	63,599	5,705	292	89,335

OTHER INCOME
Foreign exchange gain/(loss), net		15,275	(226)	3,583	6	18,638

(LOSS) BEFORE TAXATION		(4,464)	(63,825)	(2,122)	(286)	(70,697)

INCOME TAX (EXPENSE)/RECOVERY	6	6,749	(27,480)	--	--	(20,731)

NET INCOME/(LOSS)		$2,285	$(91,305)	$(2,122)	$(286)	$(91,428)

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(in US Dollars)

		As at	As at	As at
		September 30,	December 31,	December 31,
		2003	2002	2001
	Note	(Successor)	(Predecessor)	(Predecessor)
ASSETS
CURRENT ASSETS:
Cash		$12,287	$4,116	$--
Receivable from the partners		695	--	--
Employee and other receivables		863	3,611	--
Total current assets		13,845	7,727	--

NON-CURRENT ASSETS
Oil and gas properties	7	3,016,358	133,353	1,310
Intangible assets, net		477	482	--
Total non-current assets		3,016,835	133,835	1,310

TOTAL ASSETS		$3,030,680	$141,562	$1,310

LIABILITIES AND SHAREHOLDERS’
EQUITY/PARTNERS’ DEFICIT
CURRENT LIABILITIES
Obligations on social sphere
development	8	$1,430,000	$--	$--
Signature bonuses and penalty payable	9	1,077,397	--	--
Related party payables	14	350,000	--	--
Deferred tax liability	6	17,660	--	--
Other payables and accruals	10	13,790	41,577	1,596
Total current liabilities		2,888,847	41,577	1,596

NON-CURRENT LIABILITIES
Loans	11	--	97,000	--
Interest payable		--	4,861	--
Deferred tax liability	6	139,547	--	--
Total non-current liabilities		139,547	101,861	--

COMMITMENTS AND CONTINGENCIES	16

SHAREHOLDERS’ EQUITY/PARTNERS’ DEFICIT
Paid charter capital	12	--	532	--
Common stock
No par value, shares authorized:
Unlimited number of Class “A”;
No par value, shares authorized:
Unlimited number of Class “B”
without voting rights;
Shares issued and outstanding:
10,000,000 Class “A” shares	13	1	--	--
Retained earnings (accumulated
deficit)		2,285	(2,408)	(286)
Total shareholders’ equity/partners’
deficit		2,286	(1,876)	(286)

TOTAL LIABILITIES AND SHAREHOLDERS’
EQUITY/PARTNERS’ DEFICIT		$3,030,680	$141,562	$1,310

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT/SHAREHOLDERS’ EQUITY

(in US Dollars)

PERIOD FROM APRIL 28, 2001 (Inception date of Predecessor) TO AUGUST 11, 2003

	Authorized	Unpaid		Total
	charter	charter	Accumulated	Partners’
	capital	capital	deficit	deficit

Balances at April 28, 2001	$532	$(532)	$--	$--
Net loss for the period	--	--	(286)	(286)

Balances at December 31, 2001	$532	$(532)	$(286)	$(286)

Contribution to the charter capital	--	532	--	532
Net loss for the period	--	--	(2,122)	(2,122)

Balances at December 31, 2002	$532	$--	$(2,408)	$(1,876)

Increase in authorized charter capital	153	(153)	--	--
Net loss for the period	--	--	(91,305)	(91,305)

Balances at August 11, 2003	$685	$(153)	$(93,713)	$(93,181)

PERIOD FROM AUGUST 11, 2003 (Inception date of Successor) TO SEPTEMBER 30, 2003

		Issued		Total
		share	Retained	Shareholders’
		capital	earnings	equity

Balances at August 11, 2003		$1	$--	$1
Net income for the period		--	2,285	2,285

Balances at September 30, 2003		$1	$2,285	$2,286

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

					Cumulative
	Period from			Period from	Period from
	August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to September	to August 11,	December	to December	of Predecessor)
	30, 2003	2003	31, 2002	31, 2001	to September
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) for the period	$2,285	$(91,305)	$(2,122)	$(286)	$(91,428)
Adjustments for:
Penalty accrued on signature bonuses	19,178	58,219	--	--	77,397
Foreign exchange (gain)/loss, net	(27,610)	(2,772)	(3,944)	286	(34,040)
Deferred income tax expense/(recovery)	(6,749)	27,480	--	--	20,731
Changes in operating assets and liabilities
(Increase)/decrease in receivables	967	1,087	(3,611)	--	(1,557)
(Decrease)/increase in payables	11,426	1,449	(3,745)	--	9,130

Net cash used in operating activities	(503)	(5,842)	(13,422)	--	(19,767)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of oil and gas properties	--	(40,662)	(79,512)	--	(120,174)
Cash acquired in purchase of net assets of
KoZhaN LLP	12,790	--	--	--	--
Purchase of intangible assets	--	--	(482)	--	(482)

Net cash provided by (used in) investing
activities	12,790	(40,662)	(79,994)	--	(120,656)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans	--	55,178	97,000	--	152,178
Contributions to charter capital	--	--	532	--	532

Net cash provided by financing activities	--	55,178	97,532	--	152,710

INCREASE/(DECREASE) IN CASH	12,287	8,674	4,116	--	12,287

CASH AT BEGINNING OF PERIOD	--	4,116	--	--	--

CASH AT END OF PERIOD	$12,287	$12,790	$4,116	$--	$12,287

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in US Dollars)

1.

DESCRIPTION OF BUSINESS

Big Sky Energy Kazakhstan Ltd., referred to herein as BSEK or the Sucessor, was incorporated under the Business Corporations Act Alberta on July 29, 2003 for the purpose of acquiring oil and gas operations in the Republic of Kazakhstan.  BSEK commenced operations when it acquired a 90% partnership interest in KoZhaN LLP on August 11, 2003.

KoZhaN LLP, referred to herein as the Partnership or the Predecessor, was initially registered as a limited liability partnership under the laws of the Republic of Kazakhstan on April 28, 2001. The main activities of the Partnership are the acquisition of oil and gas properties and their exploration and development in the Atyrau region, Republic of Kazakhstan. On February 17, 2003, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore and produce hydrocarbons in the Morskoye, Karatal and Dauletali oilfields in Atyrau region, Republic of Kazakhstan (the “Subsurface Use Contracts”). From that date and up to September 30, 2003, no major exploration activities had been carried out.  On September 24, 2003, the Partnership was re-registered to present the new ownership status.  As at December 31, 2002 and 2001 the Partnership employed 1 employee.

Legal Name	KoZhaN LLP
Legal Address	1/1 Dzandosov Str., 480008, Almaty, Republic of Kazakhstan
Legal Registration Number	39658-1910- TOO (ИУ)
Ownership status	Private

2.

BASIS OF PRESENTATION

The accompanying consolidated financial statements for the period from August 11, 2003 to September 30, 2003 and as at September 30, 2003 reflect the activities of BSEK and its subsidiary, the Partnership, from the date of BSEK’s acquisition of its 90% partnership interest in the Partnership (collectively, the “Company”).  The financial statements for the period from April 28, 2001 to December 31, 2001 and for the year ended December 31, 2002 and as at December 31, 2001 and 2002 and the period January 1, 2003 to August 11, 2003 are for the Partnership, BSEK’s predecessor enterprise.

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”). BSEK maintains accounting records and prepares its financial statements in United States Dollars.  The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements of the Partnership differ from the financial statements prepared for statutory purposes in Kazakhstan in that they reflect certain adjustments, not recorded in the accounting books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

Use of estimates – The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and contingent liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates.

Development stage enterprise – The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern and there is no indication that the Company intends to or has to be liquidated or significantly decrease its activity in the near future. The ability of the Company to pay its debts when they are due depends on the continued financial support from its shareholders and partners.

At present, the Company’s oil and gas operations are in acquisition and exploration phase, and therefore, the Company is in a development stage. These phases are expected to last until the Company finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Company are recoverable.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash – Cash includes cash on hand and in banks.

Oil and gas properties – The Company follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for acquisition of rights to explore and develop the Morskoye, Karatal and Dauletali oilfields, including but not limited to payment for geological information, payment to participate in tender, signature bonuses, obligations on social sphere development, are capitalized and classified as a right to subsurface use. Payroll and related costs incurred during the acquisition and exploration phases and directly related to oil and gas operations are capitalized as part of oil and gas properties.

Impairment of long-lived assets – The Company will be reviewing its long lived assets, including oil and gas properties, after discovery of proved reserves and start of development phase, for possible impairment by comparing their carrying values with the undiscounted future net before-tax cash flows. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties the Company will perform the impairment test on an individual field basis. Unproved properties will be reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Borrowing costs – The Statement of Financial Accounting Standards No. 34 “Capitalization of Interest Cost” provides guidelines for the capitalization of borrowing costs as part of the historical cost of acquiring assets.

Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Intangible assets – Computer software, and licenses used in the operations, are recorded at the cost of acquisition.

Amortization is calculated on a straight-line basis using the following estimated useful lives:

Software	3 years
Other intangible assets	7 years

Accounts payable and other liabilities – Accounts payable and other liabilities are stated at their historical cost, which is the amount of cash expected for their repayment in the normal course of business.

Provisions – Provisions are recognized when the Company has a present obligation, as a result of a past event, to incur such costs and when a reliable estimate can be made of the amount of these costs.

Borrowings – Interest bearing loans are recorded at the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and are included as accrued expenses to the extent that they are not settled in the period in which they arise.

Foreign currency translation – In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" the financial statements of the Partnership have been translated into United States Dollars (USD) from Kazakhstan tenge (tenge). The Partnership maintains its accounting records in tenge. A majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in USD. Accordingly, the Partnership has determined that the USD is its functional currency.

Partnership long-lived assets and equity are translated using historic exchange rates. Partnership monetary assets and liabilities are translated using the exchange rate of 148.93, 155.85 and 150.20 tenge/USD, as at September 30, 2003, December 31, 2002 and 2001 respectively.  Partnership expenses are translated at the weighted-average rate of 150.46, 150.83, 153.27 and 147.22 and tenge/USD for the period from August 11, 2003 to September 30, 2003, period from January 1, 2003 to August 11, 2003, year ended December 31, 2002, and the period from April 28, 2001 (inception date) to December 31, 2001, respectively.  Gains and losses arising from these translations are reported in the statement of operations.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into USD for the purpose of these financial statements does not indicate that the Partnership could realize or settle in USD the reported values of the assets and liabilities. Likewise, it does not indicate that the Partnership could return or distribute the reported USD values of capital and retained earnings to the partners.

Expenses – Expenses are recorded in the period in which they are incurred, rather than settled.

Income Taxes – Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”.  Tax on the income or loss for the period comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

Employee Benefits

Pension payments

The Partnership pays into an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries. These amounts are expensed when they are incurred. Pension fund payments are withheld from employees’ salaries and capitalized as part of oil and gas properties or included with general and administrative expenses in the statement of operations. As at September 30, 2003, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Social tax

The Partnership makes payments of mandatory social tax in the amount of 21% of employee salaries. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties or included with general and administrative expenses in the statement of operations.

Related parties – The following are considered to be related parties:

-	BSEK and the Partnership’s shareholders, partners, directors and officers;
-	Enterprises in which shareholders, partners, officers or directors of BSEK or the Partnership and their immediate families have control or significant influence.

4.

BUSINESS COMBINATION

On August 11, 2003, BSEK acquired a 90% partnership interest in KoZhaN LLP, which holds the licences to explore and develop for oil and gas in three fields in the Republic of Kazakhstan.  As consideration for the purchase, the Company agreed to make lump sum payments to the sellers of this interest based on the Partnership achieving specified levels of crude oil production from the oil and gas properties owned by the Partnership at the time, as well as to make quarterly production payments to the sellers (See note 16 (g)).  The Partnership has not yet commenced production operations and has not made any commercial sales of oil.  Consequently, the likelihood of the Company paying the lump sum payments and the quarterly production payments is currently indeterminable and no amount has been recorded in these financial statements in respect of these contingent payments.  If the Company is able to initiate production operations in the future, the likelihood of making the lump sum payments will be re-evaluated, and if management determines that payment is likely, the estimated total lump sum payment amount will be recorded as a cost of acquiring oil and gas properties and as a liability at that time.  The future payment of quarterly production payments, if any, will be recorded as royalty expenses as incurred, to be deducted in the determination of net income.

The acquisition has been accounted for using the purchase method and the results of operations of the Partnership are reflected in the financial statements from the date of acquisition.  Pursuant to the purchase agreement, BSEK assigned the following values to the assets and liabilities of the Partnership:

Oil and gas properties	$2,988,737
Intangible assets	488
Current assets, including cash of $12,790	15,314
Current liabilities	(2,515,993)
Non-current liabilities	(138,546)
Net assets acquired	$350,000

Consideration, recorded as a current liability	$350,000

5.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expenses comprised the following:

					Cumulative
	Period from			Period from	Period from
	August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to September	to August 11,	December 31,	to December	of Predecessor)
	30, 2003	2003	2002	31, 2001	to September
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	30, 2003

Penalty on signature
bonuses’ payment	$19,178	$58,219	$--	$--	$77,397
Business trips	118	2,517	2,682	--	5,317
Bank fees	366	940	1,629	--	2,935
Other expenses	77	1,923	1,394	292	3,686

Total	$19,739	$63,599	$5,705	$292	$89,335

6.

INCOME TAX EXPENSE

BSEK and the Partnership provide for taxes based on their statutory financial statements that are maintained in accordance with the statutory regulations of Canada and the Republic of Kazakhstan, respectively.  Permanent tax differences arise due to the fact that certain expenses are not deductible for corporate income tax purposes under the regulations of the respective countries (see reconciliation of tax rate below).

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

Income tax expense in the statements of operations consist of:

					Cumulative
	Period from			Period from	Period from
	August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to September	to August 11,	December 31,	to December	of Predecessor)
	30, 2003	2003	2002	31, 2001	to September
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	30, 2003

Current tax expenses	$--	$--	$--	$--	$--
Deferred tax expense/
(recovery)	(6,749)	27,480	--	--	20,731

Total	($6,749)	$27,480	$--	$--	$20,731

The deferred tax liability comprised of the following:

	As at	As at	As at
	September 30,	December 31,	December 31,
	2003	2002	2001
	(Successor)	(Predecessor)	(Predecessor)
Temporary differences
Foreign exchange gain on obligations on
social sphere development	$45,705	$--	$--
Foreign exchange gain on signature bonus
payable	13,160	--	--
Foreign exchange gain on loans outstanding	5,265	--	--
Oil and gas property values	411,123	--	--

Total temporary differences	475,253	--	--
Other
Impact of rate differences in offshore
jurisdictions	(21,161)	--	--

	$454,092	$--	$--

Statutory tax rate	34.62%	30%	30%

Total	$157,207	$--	$--

Current portion	$17,660	$--	$--
Non-current portion	$139,547	--	--

Total	$157,207	$--	$--

Below is a reconciliation of actual income tax and income tax at statutory tax rates:

	Period from				Cumulative
	August 11,			Period from	Period from
	2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to September	to August 11,	December 31	to December	of Predecessor)
	30, 2003	2003	2002	31, 2001	to September
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	30, 2003
Net loss before
taxation	($4,464)	($63,825)	($2,122)	($286)	($70,697)

Statutory tax rate	34.62%	30%	30%	30%

Income tax recovery at
statutory rate	($1,545)	($19,148)	($637)	($86)	($21,416)
Permanent differences:
Penalty on
signature bonuses	6,639	17,337	--	--	23,976
Rate differences
in offshore
jurisdictions	(88)	--	--	--	(88)
Other	(5,006)	1,811	637	86	(2,472)
Temporary differences	(6,749)	27,480	--	--	20,731

Total	($6,749)	$27,480	$--	$--	$20,731

7.

OIL AND GAS PROPERTIES

Oil and gas properties comprised of the following:

	As at	As at	As at
	September 30,	December 31,	December 31,
	2003	2002	2001
	(Successor)	(Predecessor)	(Predecessor)

Subsurface use rights	$3,016,358	$133,353	$1,310

Interest accrued on loans payable has been recorded as a cost of oil and gas properties as follows: period from January 1, 2003 to August 11, 2003 - $15,758; year ended December 31, 2002 - $4,861; and period from April 28, 2001 (inception date) to December 31, 2001 – Nil.  Effective August 11, 2003, the lender assigned its interest in the loan to BSEK and thereafter the interest expense has been eliminated on consolidation.

8.

OBLIGATIONS ON SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Partnership is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $1,430,000 for all three oilfields during the exploration phase.  Throughout the period from April 28, 2001 to September 30, 2003, the Company had not made any payments. At September 30, 2003, the obligation has been accrued as a cost of oil and gas properties.

As the Subsurface Use Contracts do not establish payment date for these contributions and the Government may require their payment at any given point of time in the future, the related amounts were classified as current liabilities.

9.

SIGNATURE BONUSES AND PENALTY PAYABLE

The Partnership entered into the Subsurface Use Contracts on February 17, 2003.  In accordance with the Subsurface Use Contracts, the Partnership was committed to pay signature bonuses in the total amount of $1,000,000 for acquiring subsurface use rights for all three fields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts and have been accrued as a cost of oil and gas properties.

Prior to September 30, 2003, the Company had not made any payments for signature bonuses. Penalties accrued on delaying their payment as at September 30, 2003 amounted to $77,397 (December 31, 2002 and 2001 – Nil). These amounts were included as general and administrative expenses in the statements of operations to which they relate.  In October 2003 and January 2004, signature bonuses in the amount of $1,000,000 for the subsurface use rights for the Morskoye, Karatal and Dauletaly fields were paid to the Government of the Republic of Kazakhstan.

10.

OTHER PAYABLES AND ACCRUALS

Other payables and accruals comprised of the following:

	As at	As at	As at
	September 30,	December 31,	December 31,
	2003	2002	2001
	(Successor)	(Predecessor)	(Predecessor)

Salaries payable	$13,522	$915	$--
Other payable to employee	47	--	1,596
Other payable	221	--	--
Payable for geological information purchased	--	40,662	--

Total	$13,790	$41,577	$1,596

11.

LOANS

The loans comprised of:

	As at	As at	As at
	September 30,	December 31,	December 31,
	2003	2002	2001
	(Successor)	(Predecessor)	(Predecessor)

IbrizOil Inc.	$--	$97,000	$--

	$--	$97,000	$--

As a result of BSEK granting the over-riding royalty to IbrizOil Inc. (“IbrizOil”) (see note 16(f)), IbrizOil assigned its loan to the Partnership in the amount of $152,178, plus interest accrued of $20,619.  The maturity date of the loan is at the request of the lender, after the Partnership starts the production phase in the oilfields.  At September 30, 2003, the loan and accrued interest have been eliminated on consolidation.

The annual interest rate on the above loan is 17.65%.  Interest accrued on the IbrizOil loan amounted to $4,861 for the year ended December 31, 2002 and $15,758 for the period January 1, 2003 to August 11, 2003.  No payment of interest was made on this loan.

12.

CHARTER CAPITAL – KoZhaN LLP

As at December 31, 2002 and 2001, charter capital comprised of the following:

	Participation	December 31,	December 31,
	Share %	2002	2001

Mukashev Bolat Raimkhanovich	20.0	$106.40	$106.40
Kaschapov Garifolla Sapayevich	20.0	106.40	106.40
Kaikenov Kadyr Karkabatovich	20.0	106.40	106.40
Asanova Turgan Nurtayevna	20.0	106.40	106.40
Faskhutdinov Ruslan Rakhimzhanovich	20.0	106.40	106.40

Authorized charter capital	100.0	532.00	532.00

Unpaid charter capital		--	(532.00)

Paid charter capital		$532.00	$--

Charter capital was contributed in cash by all partners on April 22, 2002.

13.

COMMON STOCK – BIG SKY ENERGY KAZAKHSTAN LTD.

Issued: Class A common shares

	Number	Stated
	of Shares	Capital
	(Successor)	(Successor)

Balance at August 11, 2003	10,000,000	$1

Balance at September 30, 2003	10,000,000	$1

No warrants or stock options to acquire shares have been issued and none are outstanding.

14.

RELATED PARTY TRANSACTIONS

In consideration for BSEK being granted the right to negotiate to acquire the interest in the Partnership and in consideration for the assignment of the loan described below, BSEK granted an over-riding royalty interest in the net income of the Partnership to a company controlled by one of the shareholders of BSEK, IbrizOil (see note 16(f)).  In conjunction with this transaction, IbrizOil assigned a loan receivable from the Partnership to BSEK, in the amount of $152,178 plus interest accrued.

At September 30, 2003, the Company owed an amount of $350,000 to Big Sky Energy Canada Ltd., a company controlled by one of the shareholders of BSEK, arising from costs totaling $300,000 that were incurred by that company in connection with BSEK’s acquisition of the Partnership interest and in respect of a payment of $50,000 to the President of the Partnership as re-imbursement for costs incurred by him before August 11, 2003, in connection with the purchase by BSEK of the Partnership interest.  The amount of $350,000 has been treated as consideration in the allocation of the purchase price to the assets and liabilities of BSEK.

15.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at September 30, 2003 and December 31, 2002 and 2001, the fair value, the related method of determining fair value and the carrying value of the Company’s financial instruments were as follows. The fair value of current assets and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments. Exposure to market, credit and currency risks arise in the normal course of the Company’s business. Derivative financial instruments are not used to reduce exposure to above risks.

Concentration of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.   Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Company’s only potential interest rate risk related to the loans payable which are eliminated on consolidation after August 11, 2003.

Foreign currency risk – The Company undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Company does not hedge its foreign currency risk.

16.

COMMITMENTS AND CONTINGENCIES

Financial Commitments and Contingencies

As the Company has not yet commenced production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable and no amounts have been recorded as provisions in these financial statements:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts, the Company is obliged to reimburse to the Government its historical costs incurred during preparation of certain geological information on the Morskoye, Karatal and Dauletali oilfields. The total amount to be reimbursed is $3,756,422. The amount is expected  to be settled by equal quarterly installments during the 20 years after the Company starts the production phase on these oilfields.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Company is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Company is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Contracts.

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Company is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of operating costs.  The Company is also obliged to provide the Government for approval the program on liquidation of consequences of its activities under the Contracts, including budget of liquidation costs, not later than 2 years before the end of the exploration phase and start of the production phase. As the Company has not carried out major exploration activities on oilfields, no provision for the liquidation fund was recorded in these financial statements.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Company may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoye, Karatal and Dauletali oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletali oilfields were made by the Company with a significant delay. Management believes that the obligation for the penalty is possible, but not probable, and thus an amount of $3,944 at September 30, 2003 has not been recognized as a provision in these financial statements.

f)

Commitment to pay over-riding royalty – Arising from the acquisition of its interest in the Partnership, BSEK is committed to pay an over-riding royalty amounting to 4.5% of the Partnership’s revenue net of royalties, lifting and transportation costs, to a company controlled by one of the shareholders of the Company.

g)

Commitment to make payments based on production – Arising from BSEK’s acquisition of the partnership interest, the Company is committed to make the following payments to the non-controlling partners of the Partnership, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by the Partnership of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by the Partnership.  Each sale shall not be of less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by the Partnership of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
	-	$400,000 after the receipt by the Partnership of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
	-	$500,000 after the receipt by the Partnership of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
-

A quarterly payment per barrel of oil produced, saved, marketed and sold by the Partnership (“Production Payment”), such production shall be calculated after deducting the government’s share of production, if any. The Production Payment shall equal $0.35 per barrel if the price of oil is equal to or less than $14.00, $0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00, $1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00, or $1.50 per barrel if the price of oil is greater than $22.00.  The price of oil shall be determined as a quarterly average based on a calendar year and calculated based on the actual value of oil realized by sale net of transportation and tariff costs;

-

Upon awarding of a new tender for subsoil use rights, the Partnership shall pay a $0.05 bonus of total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

h)

Investment commitments – In accordance with the Subsurface Use Contracts, the Company is obliged to invest a minimum of $69,000,000, of which the amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.

i)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Company is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these Contracts or even cancel them if the Company is in material breach of obligations and commitments under the Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Company is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

c)

Operating environment – The Company’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Company’s assets and operations could be at risk due to negative changes in the political and business environment.

d)

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax inspectorate. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

e)

Environmental matters – The Company believes it is currently in compliance with all existing Republic of Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Company is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Company to modernize technology to meet more stringent standards.

17.

SUBSEQUENT EVENTS

On October 7, 2003, BSEK entered into an agreement with the Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd., a wholly owned subsidiary of Sino-pec (“Shengli”) that provides for the issue from BSEK’s treasury of 10,000,000 common shares (50% of the share capital after issuance) at a total subscription amount of $2,300,000.  This agreement was subsequently amended on November 6, 2003 to provide for the payment of the subscription amount over time.  In December 2003, Shengli made an advance payment of $250,000 against the subscription amount.  In February 2004, Shengli signed the subscription agreement for the purchase of 10,000,000 BSEK common shares and entered into an escrow agreement that provides for the 10,000,000 shares to be held in escrow by an agent of BSEK until the subscription amount has been fully paid to that agent.  If payment of $2,050,000 is not received by the escrow agent by the later of March 1, 2004 or the date on which the Partnership spuds its first well in the Morskoye field, which is expected to occur in the second quarter of 2004, BSEK shall have the right to cancel the subscription agreement and to repay all subscription amounts received out of production net-revenue from the well or wells on the site at a rate of 50% of such net-revenue.

On October 27, 2003, the shareholders of BSEK entered into an agreement with China Energy Ventures Corp. (“China Energy”) to exchange 100% of the BSEK common shares held by them (excludes all the shares to be issued to Shengli) for shares of China Energy.  This transaction was completed on January 12, 2004 and BSEK became a wholly-owned subsidiary of China Energy at that date until completion of the transaction with Shengli.

18.

NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 143 «Accounting for Asset Retirement Obligations»

In August 2001, the Financial Accounting Standards Board («FASB») issued Statement of Financial Accounting Standards («SFAS») No. 143, «Accounting for Asset Retirement Obligations». SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of operations.

SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, and management has determined that it does not have a material impact on the Company’s results of operations or financial position, but may have an impact if the Company commences oil and gas production operations.

FIN 46R «Consolidation of Variable Interest Entities»

In January 2003, the FASB issued FASB Interpretation No. 46 «Consolidation of Variable Interest Entities» (“FIN 46”).  FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements.  The Company must adopt and apply FIN 46 (R) for reporting periods ending after December 15, 2004.  It is not expected to have a material impact on the Company’s results of operations or financial position.

China Energy Ventures Corp.

(formerly China Broadband Corp.)

Unaudited Pro Forma Condensed Consolidated Financial Statements

September 30, 2003

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2003 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are based on the historical consolidated financial statements of China Energy Ventures Corp. (formerly China Broadband Corp.) (“China Energy”) and Big Sky Energy Kazakhstan Ltd. (including its predecessor entity, KoZhaN LLP) (collectively “BSEK”).  The acquisition of BSEK has been accounted for using the purchase method of accounting.  The Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2003 has been prepared assuming the acquisition was completed on September 30, 2003.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 have been prepared assuming the acquisition of BSEK was completed on January 1, 2002.

The Unaudited Pro Forma Condensed Consolidated financial statements are presented for informational purposes only.  The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Condensed Consolidated Statements of Operations do not purport to represent what China Energy’s actual financial position or results of operations would have been had the acquisition of BSEK occurred as of such dates, or to project China Energy’s financial position or results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto.  In addition, the allocations of purchase price to the assets and liabilities of BSEK are preliminary and the final allocations may differ from the amounts reflected herein.  The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Consolidated Statements of Operations should be read in conjunction with China Energy’s consolidated financial statements and notes thereto, and the historical consolidated financial statements of BSEK.

China Energy Ventures Corp.

(formerly China Broadband Corp.)

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at September 30, 2003

(in US Dollars)

	China	Big Sky
	Energy	Energy
	Ventures	Kazakhstan			Pro Forma
	Corp.	Ltd.	Adjustments	Note	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$724,333	$12,287			$736,620
Interest and other receivables	108,660	1,558			110,218
Prepaid expenses	70,491	--			70,491
	903,484	13,845			917,329

Capital assets	339,683	--			339,683
Oil and gas properties	--	3,016,835	3,523,043	1	6,539,878
	$1,243,167	$3,030,680	$3,523,043		$7,796,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Obligations on social sphere
development	--	1,430,000			1,430,000
Signature bonuses and penalty payable	--	1,077,397			1,077,397
Accounts payable and accrued liabilities	74,933	13,790			88,723
Related party payables	--	350,000			350,000
Deferred tax liability	--	17,660			17,660
	74,933	2,888,847			2,963,780
Deferred tax liability	--	139,547	1,237,329	1	1,376,876
	74,933	3,028,394	1,237,329		4,340,656

Shareholders’ Equity
Common Stock	81,616	1	7,999	1	89,616
Additional paid in capital	23,244,685	--	2,280,000	1	25,524,685
Deferred compensation	(458,493)	--			(458,493)
(Accumulated deficit)/retained earnings	(21,699,574)	2,285	(2,285)	1	(21,699,574)
	1,168,234	2,286	2,285,714		3,456,234

	$1,243,167	$3,030,680	$3,523,043		$7,796,890

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

China Energy Ventures Corp.

(formerly China Broadband Corp.)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine months ended September 30, 2003

 (in US Dollars)

	China	Big Sky
	Energy	Energy
	Ventures	Kazakhstan			Pro Forma
	Corp.	Ltd.	Adjustments	Note	Consolidated

REVENUE
Internet Services	$138,984	$--			$138,984
Cost of Sales	(111,433)	--			(111,433)

GENERAL AND ADMINISTRATIVE EXPENSE	(1,350,780)	(83,338)			(1,434,118)
AMORTIZATION	(119,998)	--			(119,998)
	(1,443,227)	(83,338)			(1,526,565)

INTEREST INCOME AND FOREIGN EXCHANGE
GAIN	6,978	15,049			22,027
LOSS BEFORE TAXATION	(1,436,249)	(68,289)			(1,504,538)

INCOME TAX EXPENSE	--	(20,731)			(20,731)

NET LOSS	($1,436,249)	($89,020)			($1,525,269)

LOSS PER SHARE
Basic and diluted	($0.06)				($0.05)

SHARES USED IN COMPUTATION	22,601,340		8,000,000	1	30,601,340

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

China Energy Ventures Corp.

(formerly China Broadband Corp.)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2002

 (in US Dollars)

	China	Big Sky
	Energy	Energy
	Ventures	Kazakhstan			Pro Forma
	Corp.	Ltd.	Adjustments	Note	Consolidated

REVENUE
Internet Services	$141,942	$--			$141,942
Cost of Sales	(120,392)	--			(120,392)

GENERAL AND ADMINISTRATIVE EXPENSE	(2,004,663)	(5,705)			(2,010,368)
AMORTIZATION	(213,162)	--			(213,162)
IMPARMENT OF ASSETS	(400,000)	--			(400,000)
	(2,596,275)	(5,705)			(2,601,980)

LOSS IN SHEKOU JOINT VENTURE	(123,504)	--			(123,504)
GAIN ON SALE OF SHEKOU JOINT VENTURE	125,798	--			125,798
INTEREST INCOME AND FOREIGN EXCHANGE
GAIN	2,501	3,583			6,084

NET LOSS	($2,591,480)	($2,122)			($2,593,602)

LOSS PER SHARE
Basic and diluted	($0.12)				($0.09)

SHARES USED IN COMPUTATION	21,774,775		8,000,000	1	29,774,775

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

China Energy Ventures Corp.

(formerly China Broadband Corp.)

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

 (in US Dollars)

The pro forma adjustments to the condensed consolidated balance sheet as at September 30, 2003, are as follows:

1.

To record the acquisition of BSEK as defined in the Share Exchange Agreement dated October 27, 2003.  BSEK’s assets primarily consist of a 90% partnership interest in KoZhaN LLP (“KoZhaN”).  KoZhaN is a limited liability partnership registered in the Republic of Kazakhstan, which holds licences to explore, develop and produce hydrocarbons in three fields in the Republic of Kazakhstan.  Consideration for the acquisition was provided through the issuance from treasury of 8,000,000 shares of China Energy common stock at a deemed price of $0.286 per share, for total consideration of $2,288,000.  No fees or costs were incurred in connection with the acquisition.  The following values have been assigned to the assets and liabilities acquired:

Oil and gas properties	$6,539,878
Current assets	13,845
Current liabilities	(2,888,847)
Deferred tax liability	(1,376,876)
Net assets acquired	$2,288,000

Consideration: 8,000,000 common shares issued	$2,288,000

No pro forma adjustments are required to the condensed consolidated statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002, other than to include the 8,000,000 shares issued from treasury to acquire BSEK in the calculation of loss per share.

Dealer Prospectus Delivery Requirements

Until 90 days from the effective date of the registration statement in which this prospectus is included, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.